Exhibit 1

WESTPAC

GROUP

INTERIM
RESULTS
2013

INCORPORATING
THE REQUIREMENTS
OF APPENDIX 4D

Westpac Banking Corporation ABN 33 007 457 141.

RESULTS ANNOUNCEMENT TO THE MARKET

ASX APPENDIX 4D

RESULTS FOR ANNOUNCEMENT TO THE MARKET1

REPORT FOR THE HALF YEAR ENDED 31 MARCH 20132

Revenue from ordinary activities[3,4] ($m)	up	4%	to	$9,170
Profit from ordinary activities after tax attributable to equity holders[4] ($m)	up	11%	to	$3,304
Net profit for the period attributable to equity holders[4] ($m)	up	11%	to	$3,304

Dividend Distributions (cents per ordinary share)	Amount per security		Franked amount per security
Interim Dividend	86		86
Special Dividend	10		10

Record date for determining entitlements to the dividend	17 May 2013 (Sydney)
	16 May 2013 (New York)

1     This document comprises the Westpac Group interim results and is provided to the Australian Securities Exchange under Listing Rule 4.2A.

2     This report should be read in conjunction with the Westpac Group Annual Report 2012 and any public announcements made in the period by the Westpac Group in accordance with the continuous disclosure requirements of the Corporations Act 2001 and ASX Listing Rules.

3     Comprises reported interest income, interest expense and non-interest income.

4     All comparisons are with the reported results for the six months ended 31 March 2012.

RESULTS ANNOUNCEMENT TO THE MARKET

PRESS RELEASE, OUTLOOK

AND KEY INFORMATION

MEDIA

RELEASE

3 May 2013

WESTPAC GROUP DELIVERS A STRONG RESULT

■	Cash earnings $3,525 million, up 10% on 1H12 and 4% on 2H12
■	Cash earnings[1] per share of 113.9 cents, up 8% on 1H12 and 3% on 2H12
■	Statutory net profit $3,304 million, up 11% on 1H12 and 10% on 2H12
■	Core earnings $5,555 million, up 6% on 1H12 and up 2% on 2H12
■	Fully franked interim dividend of 86 cents per share (cps), up 4cps on 1H12 and 2cps on 2H12
■	Fully franked special dividend of 10cps
■	Customer deposits up 12% and lending up 3% on 1H12
■	Net interest margin 2.19%, up 2 basis points (bps) on 1H12
■	Expense to income ratio improved 51bps to 40.6% on 1H12
■	Common equity tier 1 ratio (Basel III) up 100bps from 1H12, to 8.7%; above preferred range
■	Improved asset quality; stressed exposures to total committed exposures down 32bps on 1H12
■	Cash return on equity (ROE) of 16.1%, up 102bps on 1H12

Westpac Group today announced cash earnings of $3,525 million for the six months to 31 March 2013, up 10% compared to the same period last year.

Westpac Group Chief Executive Officer Gail Kelly said: “This result shows the strength of the Westpac Group. We are clearly seeing the benefits of consistency and discipline in the execution of our strategy.

“Momentum continued to build over the period, with all our Australian businesses producing double-digit cash earnings growth compared to the same period last year.

“We lead the sector in efficiency, with an expense to income ratio of 40.6%. At the same time we have strengthened the balance sheet with increased capital, an improved funding profile and superior asset quality.

“The operating environment continues to be challenging, with subdued lending growth. However, in line with our strategy, we are actively targeting opportunities in higher growth areas where conditions are more favourable such as deposits, wealth, trade finance and natural resources. We are being disciplined in our approach, balancing growth, productivity, returns and strength. We are particularly pleased with the improvement in ROE, which now stands at 16.1%.

“The momentum in our business has enabled us to increase our fully franked interim dividend by 5% or 4cps compared to the previous corresponding period. Reflecting the confidence we have in our capital position, we are also paying a fully franked special dividend of 10cps to our shareholders, who are mainly Australians holding shares directly or through their superannuation.”

1      All comparisons in this release refer to First Half 2013 against First Half 2012 unless stated otherwise. References are on a cash earnings basis unless stated otherwise. For an explanation of cash earnings and reconciliation to reported results refer to pages 5-6 of the Group’s Interim Results Announcement for the Half Year ended 31 March 2013.

RESULTS ANNOUNCEMENT TO THE MARKET

PRESS RELEASE, OUTLOOK

AND KEY INFORMATION

Other key aspects of the 1H13 result (compared with 1H12) are:

■             Net interest income increased $222 million to $6,445 million, with a 3% rise in average interest- earning assets and a 2bp increase in margins;

■             Lending increased $15 billion, or 3%, primarily driven by Australian housing loans;

■             Customer deposits increased $40 billion to $360 billion, up 12%;

■             Non-interest income was up $247 million or 9%, with wealth management and insurance income rising $133 million reflecting the combination of improved cross-sell and stronger markets supporting higher funds under management (FUM) and funds under administration (FUA) balances. Trading income increased $114 million, supported by good demand for interest rate hedging products; and

■             Impairment charges were $170 million lower, principally due to improved asset quality in the mid-to-large corporate portfolio, with reduced impairment charges in Westpac Institutional Bank (WIB) and St.George. The Group further topped up the economic overlay by $28 million to $391 million in the half.

Continued delivery of strategic priorities

Strength

■             Asset quality improved during the period, with stressed assets to total committed exposures declining a further 32bps. The Group’s funding mix has also improved, including a further 5.8 percentage point rise in the customer deposit to loan ratio to 69.0%.

■             The Group’s liquidity position is strong, with liquid assets of $111 billion, sufficient to cover all short term debt outstandings.

■             The Group’s common equity ratio under Basel III has increased by 100bps (on a pro forma basis at March 2012) to 8.74%. This level is above the Group’s preferred range of 8.0% to 8.5% and equates to 11.4% on a fully harmonised Basel III basis. It demonstrates the strength of the Group’s capital position.  As a result, the Board has determined to purchase shares to satisfy the dividend reinvestment plan and, recognising the strength of the Group’s capital position and franking credit balance, has declared a 10cps fully franked special dividend.

Return

■             The Group increased its cash return on equity to 16.1% during the period, a solid result in a lower growth environment.

■             The net interest margin of 2.19% was up 2bps on 1H12 (1bp on 2H12). Asset repricing was offset by higher funding costs1. Average funding costs continued to increase, reflecting higher deposit costs and a strengthening in the composition of Westpac’s funding base.

■             Customer return on credit risk-weighted assets was up 8bps to 4.0%.

Growth

■             Customer deposits grew above system, increasing $40 billion (12%) to $360 billion (3% on 2H12), fully funding loan growth during the period. Deposit growth was strongest in the household segment.

■             Lending increased $15 billion, up 3% on 1H12 (1% on 2H12), reflecting modest system growth and a disciplined approach to pricing. The growth was primarily from consumer lending (including mortgages) and from growth in target segments such as trade finance, natural resources and Bank of Melbourne in Victoria.

1  Funding costs represent the rate paid on wholesale funding and deposits less market benchmark rates.

RESULTS ANNOUNCEMENT TO THE MARKET

PRESS RELEASE, OUTLOOK

AND KEY INFORMATION

■             Strong flows have been achieved in the sale of risk management products, particularly with businesses looking to lock in lower interest rates. In wealth management, the Group’s sector-leading cross-sell, as well as strong markets, led to increased FUM and FUA balances. Asian revenues have seen strong gains from a low base.

Productivity

■             A range of initiatives, including the Group’s broader productivity and simplification program as well as the previously announced supplier strategy, has led to $121 million in new cost savings during the six month period ($228 million for the year).

■             The program is delivering significant improvements in customer experience and convenience. This includes reducing the time taken to replace lost or stolen cards (down from 20 minutes by phone to two minutes online), increasing the number of savings and transaction accounts opened on mobile (now 5% of all account openings), reducing the online application process for BT Super for Life (from 10 minutes to 60 seconds) and increasing usage of 24/7 self-service banking in Bank Now branches (10% of deposits in our new format Bank Now branches are self-service, up from 3%). This is also freeing up capacity in our contact centres and branches to better serve customers.

■             Efficiency gains have enabled the Group to maintain its investment program and our Strategic Investment Priorities program is nearing completion. In technology, the Group’s focus has been on improving customer channels including upgrading Westpac’s digital banking capability. The Group now has 3.5 million online customers, 40 per cent of whom use their mobile phones to undertake transactions.

■             The Group’s expense to income ratio improved 51bps to 40.6% and leads the sector.

Divisional performance

Cash earnings by division ($million)	1H13	2H12	1H12	% change 1H12-1H13	% change 2H12-1H13
Australian Financial Services	2,176	2,122	1,876	16	3
Westpac Retail & Business Banking	1,116	1,113	1,001	11	-
St.George Banking Group	715	657	574	25	9
BT Financial Group	345	352	301	15	(2)
Westpac Institutional Bank	813	739	734	11	10
Westpac New Zealand (NZ$)	370	361	346	7	2

Australian Financial Services

Westpac Retail & Business Banking delivered a sound performance during the half, with cash earnings up 11% on 1H12 reflecting good revenue growth and well managed expenses, partially offset by a small rise in impairment charges. The division improved key customer indicators, including solid deposit growth, higher customer numbers, a 162bps rise in products per customer and a further improvement in wealth and insurance cross-sell.

St.George Banking Group built on the momentum achieved in 2012, with cash earnings up 25% on 1H12. All of the division’s brands - St.George, Bank of Melbourne, BankSA and RAMS - contributed positively to the result. Growth in lending and deposits was solid across the brands but particularly in Bank of Melbourne. Asset quality has significantly improved contributing to lower impairment charges.

BT Financial Group benefited from strong flows onto platforms, growth in superannuation, stronger financial planning revenue and a further rise in insurance premiums. Cash earnings were up 15%

v

RESULTS ANNOUNCEMENT TO THE MARKET

PRESS RELEASE, OUTLOOK

AND KEY INFORMATION

on 1H12. Cash earnings were 2% lower than 2H12, with stronger funds management and funds administration earnings offset by seasonally higher insurance claims.

Westpac Institutional Bank

WIB delivered a strong increase in cash earnings of 11% on 1H12, with improved customer flows supporting markets income, and a write-back of provisions reducing impairment charges. Supporting this growth in earnings has been higher debt markets income and increased revenue from Asia. While loan growth was solid, increased competition and an increase in liquidity in markets globally contributed to lower margins. The decline in impairment charges reflects the high quality of the portfolio.

Westpac New Zealand (in NZ$)

Westpac New Zealand increased cash earnings by 7% on 1H12, a solid result in a challenging market. Balance sheet growth was modest, with lending up 3%. Deposits rose 14%. Strong wealth and insurance cross-sell, and significantly lower impairment charges contributed to the performance.

Outlook

Australian economic conditions have softened in the first six months of the year with economic growth slowing to around 2.5%. Unemployment has remained relatively low, while inflation has been benign. There have been some promising signs of improving consumer confidence and conditions in the housing market have firmed. However, business confidence and the investment outlook remain subdued.

Conditions in the global economy continue to be uncertain. The US economy has only shown tentative signs of improvement and Europe remains generally in recession. Growth in Asia has improved modestly. An important feature of the global economic environment has been the expansionary monetary policies that are being deployed by the major central banks.

For banking, the industry continues to undergo structural change. In particular, credit growth is expected to remain relatively modest, regulatory demands and costs continue to increase and there is a significant shift in customer behaviour as the market responds to digital innovation.

In this changing environment Westpac continues to focus on its strategy of:

■	Maintaining a strong and safe company with robust capital, a solid funding mix and sector-leading asset quality;

■	Targeting higher growth areas including the prime of life (over 45 years old) segment and the wealth, Asian, trade finance, natural resources, health and education sectors;

■	Continuing to deepen customer relationships, with a particular focus on transactional banking, wealth and SME;

■	Maintaining the Group’s efficiency leadership through its productivity programs; and

■	Driving a ‘one team’ approach to deliver better outcomes for the Group’s people, customers and shareholders.

Mrs Kelly said: “We are focused on managing our business in a disciplined way in the current environment. We remain committed to deepening our relationships with customers, simplifying the organisation and delivering strong returns for shareholders.”

For further information

Paul Marriage Westpac Media Relations Ph: 02 8219 8512 Mob: 0401 751 860	Andrew Bowden Westpac Investor Relations Ph: 02 8253 4008 Mob: 0438 284 863

RESULTS ANNOUNCEMENT TO THE MARKET

PRESS RELEASE, OUTLOOK

AND KEY INFORMATION

KEY INFORMATION

Reported Results

				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Net interest income	6,292	6,317	6,185	-	2
Non-interest income	2,878	2,834	2,647	2	9
Net operating income before operating expenses and impairment charges	9,170	9,151	8,832	-	4
Operating expenses	(3,909)	(4,013)	(3,896)	3	-
Net profit before impairment charges and income tax expense	5,261	5,138	4,936	2	7
Impairment charges	(438)	(604)	(608)	27	28
Profit before income tax	4,823	4,534	4,328	6	11
Income tax expense	(1,484)	(1,499)	(1,327)	1	(12)
Net profit for the period	3,339	3,035	3,001	10	11
Profit attributable to non-controlling interests	(35)	(32)	(34)	(9)	(3)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WESTPAC BANKING CORPORATION	3,304	3,003	2,967	10	11

Key Financial Data – Reported Results

					% Mov’t	% Mov’t
	Reference Page	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Shareholder Value
Earnings per ordinary share (cents)	101	107.0	98.1	97.8	9	9
Weighted average ordinary shares (millions)[1]	101	3,083	3,054	3,031	1	2
Fully franked dividends per ordinary share (cents)	100	86	84	82	2	5
Fully franked special dividend per ordinary share (cents)	100	10	-	-	n/a	n/a
Return on average ordinary equity		15.12%	13.99%	14.04%	113bps	108bps
Average ordinary equity ($m)		43,831	42,932	42,278	2	4
Average total equity ($m)		45,799	44,887	44,251	2	3
Net tangible asset per ordinary share ($)		10.71	10.47	10.12	2	6

Productivity and efficiency
Expense to income ratio		42.6%	43.9%	44.1%	122bps	148bps

Business performance
Interest spread		1.88%	1.89%	1.86%	(1bps)	2bps
Benefit of net non-interest bearing assets, liabilities and equity		0.25%	0.28%	0.30%	(3bps)	(5bps)
Net interest margin		2.13%	2.17%	2.16%	(4bps)	(3bps)
Average interest-earning assets ($m)		591,539	581,846	573,644	2	3

Credit Ratings

	Long	Short
Ratings Agency	Term	Term
Fitch Ratings	AA-	F1+
Moody’s Investors Service	Aa2	P-1
Standard & Poor’s	AA-	A-1+

Financial Calendar

Ex-dividend date for interim and special dividends	13 May 2013
Record date for interim and special dividends (Sydney)	17 May 2013
Interim and special dividends payable	2 July 2013
Final results announcement	4 November 2013
Ex-dividend date for final dividend	8 November 2013
Record date for final dividend (Sydney)	14 November 2013
Final dividend payable	19 December 2013

1      Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period less Westpac shares held by the Group (“Treasury shares”).

RESULTS ANNOUNCEMENT TO THE MARKET

PRESS RELEASE, OUTLOOK

AND KEY INFORMATION

Key Balance Sheet Metrics

					% Mov’t	% Mov’t
	Reference Page	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Capital adequacy ratio (%)
Common equity Tier 1
- APRA Basel II	41	n/a	8.38%	7.96%	n/a	n/a
- APRA Basel III[1]	41	8.74%	8.16%	n/a	58bps	n/a
- Internationally fully harmonised Basel III		11.40%	10.63%	n/a	77bps	n/a
Credit risk weighted assets (RWA) ($b)	110	253.7	245.1	238.8	4	6
Total RWA($b)	41	308.0	297.9	300.0	3	3

Balance sheet
Net loans and advances ($b)	17	521.1	514.4	506.1	1	3
Total assets ($b)	89	677.5	675.0	653.9	-	4
Customer deposits ($b)	18	359.6	347.7	319.9	3	12
Total liabilities ($b)	89	630.3	628.7	609.1	-	3
Total equity ($b)	92	47.2	46.2	44.9	2	5
Deposit to loan ratio (%)	39	69.0%	67.6%	63.2%	142bps	large

Asset quality
Total impaired assets to gross loans	106	0.82%	0.85%	0.88%	3bps	6bps
Total impaired assets to equity and total provisions	106	8.3%	8.7%	9.1%	40bps	80bps
Total impairment provisions to total impaired assets	106	40.2%	37.4%	37.8%	280bps	240bps
Total stressed exposures as a % of total committed exposures		1.94%	2.17%	2.26%	23bps	32bps
Total provisions to gross loans		80bps	82bps	86bps	(2bps)	(6bps)
Collectively assessed provisions to performing non-housing loans[2]		151bps	155bps	164bps	(4bps)	(13bps)
Mortgages 90 days past due		0.57%	0.51%	0.55%	(6bps)	(2bps)
Other consumer loans 90 days past due		1.30%	1.11%	1.33%	(19bps)	3bps
Collectively assessed provisions to credit RWA[1]		106bps	108bps	116bps	(2bps)	(10bps)

Other Information
Total committed exposures (TCE) ($b)		768.4	758.3	744.6	1	3
Share price - closing[3] ($)		30.76	24.85	21.89	24	41

1               Prior periods have been restated on a pro forma Basel III basis.

2               Non-housing loans have been determined on a loan purpose basis.

3               Closing share price is as at 28 March 2013 for Half Year 2013, 28 September 2012 for Half Year 2012 and 30 March 2012 for Half Year 2012.

RESULTS ANNOUNCEMENT TO THE MARKET

PRESS RELEASE, OUTLOOK

AND KEY INFORMATION

Cash Earnings1

				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Net interest income	6,445	6,340	6,223	2	4
Non-interest income	2,910	2,850	2,663	2	9
Net operating income	9,355	9,190	8,886	2	5
Operating expenses	(3,800)	(3,724)	(3,655)	(2)	(4)
Core earnings	5,555	5,466	5,231	2	6
Impairment charges	(438)	(604)	(608)	27	28
Operating profit before income tax	5,117	4,862	4,623	5	11
Income tax expense	(1,556)	(1,425)	(1,393)	(9)	(12)
Net profit	3,561	3,437	3,230	4	10
Net profit attributable to non-controlling interests	(36)	(34)	(35)	(6)	(3)
Cash Earnings	3,525	3,403	3,195	4	10
Effective tax rate	30.4%	29.3%	30.1%	(110bps)	(30bps)

Key Financial Data – Cash Earnings

					% Mov’t	% Mov’t
	Reference Page	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Shareholder Value
Cash Earnings per ordinary share (cents)	128	113.9	111.0	105.0	3	8
Economic profit ($m)	142	2,070	1,869	1,687	11	23
Weighted average ordinary shares (millions) - Cash Earnings[2]	128	3,096	3,067	3,044	1	2
Dividend payout ratio - Cash Earnings[3]		75.7%	76.0%	78.4%	(30bps)	(270bps)
Cash Earnings return on average ordinary equity		16.13%	15.85%	15.11%	28bps	102bps
Cash Earnings return on average tangible ordinary equity		21.23%	21.06%	20.22%	17bps	101bps
Average ordinary equity ($m)		43,831	42,932	42,278	2	4
Average tangible ordinary equity ($m)[4]		33,298	32,319	31,607	3	5

Productivity and efficiency
Expense to income ratio - Cash Earnings		40.6%	40.5%	41.1%	(10bps)	51bps
Total banking expense to income ratio - Cash Earnings		39.0%	39.4%	39.7%	45bps	68bps
Full time equivalent employees (FTE)	27	36,000	35,675	36,407	1	(1)
Revenue per FTE ($ ‘000’s)		260	255	240	2	8

Business performance
Interest spread	122	1.94%	1.90%	1.87%	4bps	7bps
Benefit of net non-interest bearing assets, liabilities and equity	122	0.25%	0.28%	0.30%	(3bps)	(5bps)
Net interest margin	20	2.19%	2.18%	2.17%	1bps	2bps
Average interest-earning assets ($m)	122	591,539	581,846	573,644	2	3
Customer return on credit RWA[5]		3.98%	3.89%	3.90%	9bps	8bps

Impairment Charges
Impairment charges to average loans annualised		17bps	24bps	24bps	7bps	7bps
Net write-offs to average loans annualised		21bps	34bps	29bps	13bps	8bps

1               The calculation of Cash Earnings is discussed in Section 1.4.

2               Weighted average ordinary shares – Cash Earnings – weighted average number of fully paid ordinary shares listed on the ASX for the relevant period.

3               Excludes special dividend.

4               Average tangible ordinary equity is calculated as average ordinary equity less average goodwill and other intangible assets (excluding capitalised software).

5               Prior periods have been restated on a pro forma Basel III basis.

RESULTS ANNOUNCEMENT TO THE MARKET

PRESS RELEASE AND OUTLOOK

AND KEY INFORMATION

INTERIM 2013 RESULT

01	GROUP RESULTS			1
	1.1	Reported Results		1
	1.2	Reported Balance Sheet		2
	1.3	Key Financial Data		3
	1.4	Cash Earnings Results		4
	1.5	Market Share and System Multiple Metrics		7
02	REVIEW OF GROUP OPERATIONS			9
	2.1	Performance Overview		10
	2.2	Review of Earnings		17
	2.3	Credit Quality		33
	2.4	Balance Sheet and Funding		36
	2.5	Capital and Dividends		41
	2.6	Other Significant Developments		46
	2.7	Sustainability Performance		52
03	DIVISIONAL RESULTS			56
	3.1	Australian Financial Services		57
		3.1.1	Westpac Retail & Business Banking	58
		3.1.2	St.George Banking Group	62
		3.1.3	BT Financial Group (Australia)	66
	3.2	Westpac Institutional Bank		76
	3.3	Westpac New Zealand		79
	3.4	Westpac Pacific		83
	3.5	Group Businesses		85
04	INTERIM 2013 REPORTED FINANCIAL INFORMATION			87
	4.1	Consolidated Income Statement		88
	4.2	Consolidated Balance Sheet		89
	4.3	Consolidated Cash Flow Statement		90
	4.4	Consolidated Statement of Comprehensive Income		91
	4.5	Consolidated Statement of Changes in Equity		92
	4.6	Notes to Interim 2013 Reported Financial Information		93
	4.7	Statement in Relation to the Review of the Financial Statements		120
05	INTERIM 2013 CASH EARNINGS FINANCIAL INFORMATION			121
	5.1	Interim 2013 Cash Earnings Financial Information		121
06	OTHER INFORMATION			129
	6.1	Exchange Rates		129
	6.2	Disclosure Regarding Forward-Looking Statements		130
	6.3	Financial Calendar and Share Registry Details		131
07	SEGMENT RESULT			133
	7.1	Half Year Segment Reported Results		133
	7.2	Westpac New Zealand Division Performance (A$ Equivalent to Section 3.3)		136

x

RESULTS ANNOUNCEMENT TO THE MARKET

PRESS RELEASE AND OUTLOOK

AND KEY INFORMATION

08	GROUP RECONCILIATIONS		137
	8.1	Group Half Year Earnings Reconciliation	137
09	ECONOMIC PROFIT		142
10	GLOSSARY		143

In this announcement references to ‘Westpac’, ‘WBC’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities, unless the context requires just Westpac Banking Corporation.

In this announcement references to ‘St.George’ refer to the division and its brands namely: ‘St.George Bank’, ‘Bank of Melbourne’, ‘BankSA’, and ‘RAMS’ unless it clearly means the St.George Bank brand.

All references to $ in this document are to Australian dollars unless otherwise stated.

INTERIM RESULTS 2013

GROUP RESULTS

REPORTED RESULTS

1.0        GROUP RESULTS

1.1        Reported Results

Reported net profit attributable to owners of Westpac Banking Corporation (WBC) is prepared in accordance with the requirements of Australian Accounting Standards (A-IFRS) and regulations applicable to Australian Authorised Deposit-taking Institutions (ADIs).

				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Net interest income	6,292	6,317	6,185	-	2
Non-interest income	2,878	2,834	2,647	2	9
Net operating income before operating expenses and impairment charges	9,170	9,151	8,832	-	4
Operating expenses	(3,909)	(4,013)	(3,896)	3	-
Net profit before impairment charges and income tax expense	5,261	5,138	4,936	2	7
Impairment charges	(438)	(604)	(608)	27	28
Profit before income tax	4,823	4,534	4,328	6	11
Income tax expense	(1,484)	(1,499)	(1,327)	1	(12)
Net profit for the period	3,339	3,035	3,001	10	11
Profit attributable to non-controlling interests	(35)	(32)	(34)	(9)	(3)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WESTPAC BANKING CORPORATION	3,304	3,003	2,967	10	11

Net profit attributable to owners for First Half 2013 was $3,304 million, an increase of $337 million or 11% compared to First Half 2012. Features of this result were a 4% increase in net operating income, flat operating expenses, and a 28% decrease in impairment charges. Net profit before impairment charges and income tax expense was $5,261 million, 7% higher than First Half 2012.

Net interest income increased $107 million or 2% reflecting strong growth in customer deposits of 12%, modest loan growth of 3% and slightly lower margins from costs relating to the buyback of certain Government guaranteed debt and fair value hedging impacts.  Excluding these impacts, margins increased and this is discussed further in Section 2.2.1.

Non-interest income increased $231 million or 9% compared to First Half 2012 reflecting good growth in Wealth, Insurance and Markets non-interest income.  This is discussed further in Section 2.2.2.

Operating expenses grew a modest $13 million compared to First Half 2012 reflecting costs associated with prior period investments, including higher software amortisation expense, with increases in salaries and other operating costs more than offset by lower restructuring costs. Operating expenses are discussed further in Section 2.2.3.

Impairment charges decreased 28% reflecting continued improvements in asset quality and a reduction in stressed assets.  Continuing improvement in loss experience provided a benefit to impairment charges which was partially offset by an increase in impairment provisions for sectors in the economy impacted by structural change. Impairment charges are discussed further in Section 2.2.4.

The effective tax rate was 30.8% in First Half 2013 compared to 30.7% in First Half 2012. The First Half 2013 effective tax rate included the impact of distributions relating to recent Tier 1 hybrids not being tax deductible.

INTERIM RESULTS 2013

GROUP RESULTS

REPORTED RESULTS

1.2       Reported Balance Sheet

	As at	As at	As at	% Mov’t	% Mov’t
$m	31 March 2013	30 Sept 2012	31 March 2012	Mar 13 - Sept 12	Mar 13 - Mar 12
Assets
Cash and balances with central banks	6,600	12,523	11,462	(47)	(42)
Receivables due from other financial institutions	12,580	10,228	6,662	23	89
Trading securities, other financial assets designated at fair value and available-for-sale securities	76,664	71,739	69,175	7	11
Derivative financial instruments	29,323	35,489	30,641	(17)	(4)
Loans	521,130	514,445	506,124	1	3
Life insurance assets	8,508	8,240	8,147	3	4
Other assets	22,704	22,301	21,721	2	5
Total assets	677,509	674,965	653,932	-	4
Liabilities
Payables due to other financial institutions	8,043	7,564	9,019	6	(11)
Deposits	403,406	394,991	377,458	2	7
Trading liabilities and other financial liabilities designated at fair value	8,833	9,964	6,205	(11)	42
Derivative financial instruments	34,081	38,935	31,358	(12)	9
Debt issues and acceptances	144,303	147,847	157,576	(2)	(8)
Life insurance liabilities	7,407	7,208	7,196	3	3
Loan capital	10,880	9,537	8,356	14	30
Other liabilities	13,362	12,700	11,889	5	12
Total liabilities	630,315	628,746	609,057	-	3
Equity
Total equity attributable to owners of Westpac Banking Corporation	45,217	44,249	42,898	2	5
Non-controlling interests	1,977	1,970	1,977	-	-
Total equity	47,194	46,219	44,875	2	5

INTERIM RESULTS 2013

GROUP RESULTS

REPORTED RESULTS

1.3        Key Financial Data

				% Mov’t	% Mov’t
	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Shareholder Value
Earnings per ordinary share (cents)	107.0	98.1	97.8	9	9
Weighted average ordinary shares (millions)[1]	3,083	3,054	3,031	1	2
Fully franked dividends per ordinary share (cents)	86	84	82	2	5
Fully franked special dividend per ordinary share (cents)	10	-	-	n/a	n/a
Return on average ordinary equity	15.12%	13.99%	14.04%	113bps	108bps
Average ordinary equity ($m)	43,831	42,932	42,278	2	4
Average total equity ($m)	45,799	44,887	44,251	2	3
Net tangible asset per ordinary share ($)	10.71	10.47	10.12	2	6

Productivity and efficiency
Expense to income ratio	42.6%	43.9%	44.1%	122bps	148bps

Business performance
Interest spread	1.88%	1.89%	1.86%	(1bps)	2bps
Benefit of net non-interest bearing assets, liabilities and equity	0.25%	0.28%	0.30%	(3bps)	(5bps)
Net interest margin	2.13%	2.17%	2.16%	(4bps)	(3bps)
Average interest-earning assets ($m)	591,539	581,846	573,644	2	3

				% Mov’t	% Mov’t
	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Capital adequacy ratio (%)
Common equity Tier 1
- APRA Basel II	n/a	8.38%	7.96%	n/a	n/a
- APRA Basel III[2]	8.74%	8.16%	n/a	58bps	n/a
- Internationally fully harmonised Basel III	11.40%	10.63%	n/a	77bps	n/a
Credit RWA($b)	253.7	245.1	238.8	4	6
Total RWA ($b)	308.0	297.9	300.0	3	3

				% Mov’t	% Mov’t
	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Asset quality
Total impaired assets to gross loans	0.82%	0.85%	0.88%	3bps	6bps
Total impaired assets to equity and total provisions	8.3%	8.7%	9.1%	40bps	80bps
Total impairment provisions to total impaired assets	40.2%	37.4%	37.8%	280bps	240bps
Total stressed exposures as a % of total committed exposures	1.94%	2.17%	2.26%	23bps	32bps
Total provisions to gross loans	80bps	82bps	86bps	(2bps)	(6bps)
Collectively assessed provisions to performing non-housing loans[3]	151bps	155bps	164bps	(4bps)	(13bps)
Mortgages 90 days past due	0.57%	0.51%	0.55%	(6bps)	(2bps)
Other consumer loans 90 days past due	1.30%	1.11%	1.33%	(19bps)	3bps
Collectively assessed provisions to credit RWA[2]	106bps	108bps	116bps	(2bps)	(10bps)

1      Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period less Westpac shares held by the Group (“Treasury shares”).

2      Prior periods have been restated on a pro forma Basel III basis.

3      Non-housing loans have been determined on a loan purpose basis.

INTERIM RESULTS 2013

GROUP RESULTS

REPORTED RESULTS

1.4        Cash Earnings Results

Throughout this results announcement, reporting and commentary of financial performance for First Half 2013, Second Half 2012 and First Half 2012 will refer to “Cash Earnings results”, unless otherwise stated.

				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Net interest income	6,445	6,340	6,223	2	4
Non-interest income	2,910	2,850	2,663	2	9
Net operating income	9,355	9,190	8,886	2	5
Operating expenses	(3,800)	(3,724)	(3,655)	(2)	(4)
Core earnings	5,555	5,466	5,231	2	6
Impairment charges	(438)	(604)	(608)	27	28
Operating profit before income tax	5,117	4,862	4,623	5	11
Income tax expense	(1,556)	(1,425)	(1,393)	(9)	(12)
Net profit	3,561	3,437	3,230	4	10
Net profit attributable to non-controlling interests	(36)	(34)	(35)	(6)	(3)
Cash Earnings	3,525	3,403	3,195	4	10
Effective tax rate	30.4%	29.3%	30.1%	110bps	30bps

1.4.1     Key Financial Information

				% Mov’t	% Mov’t
	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Shareholder Value
Cash Earnings per ordinary share (cents)	113.9	111.0	105.0	3	8
Economic profit ($m)	2,070	1,869	1,687	11	23
Weighted average ordinary shares (millions) - Cash Earnings[1]	3,096	3,067	3,044	1	2
Dividend payout ratio - Cash Earnings[2]	75.7%	76.0%	78.4%	(30bps)	(270bps)
Cash Earnings return on average ordinary equity	16.13%	15.85%	15.11%	28bps	102bps
Cash Earnings return on average tangible ordinary equity	21.23%	21.06%	20.22%	17bps	101bps
Average ordinary equity ($m)	43,831	42,932	42,278	2	4
Average tangible ordinary equity ($m)[3]	33,298	32,319	31,607	3	5

Productivity and efficiency
Expense to income ratio - Cash Earnings	40.6%	40.5%	41.1%	(10bps)	51bps
Total banking expense to income ratio - Cash Earnings	39.0%	39.4%	39.7%	45bps	68bps
Full time equivalent employees (FTE)	36,000	35,675	36,407	1	(1)
Revenue per FTE ($ ‘000’s)	260	255	240	2	8

Business performance
Interest spread	1.94%	1.90%	1.87%	4bps	7bps
Benefit of net non-interest bearing assets, liabilities and equity	0.25%	0.28%	0.30%	(3bps)	(5bps)
Net interest margin	2.19%	2.18%	2.17%	1bps	2bps
Average interest-earning assets ($m)	591,539	581,846	573,644	2	3
Customer return on credit RWA[4]	3.98%	3.89%	3.90%	9bps	8bps

Impairment Charges
Impairment charges to average loans annualised	17bps	24bps	24bps	7bps	7bps
Net write-offs to average loans annualised	21bps	34bps	29bps	13bps	8bps

1      Weighted average ordinary shares – Cash Earnings – weighted average number of fully paid ordinary shares listed on the ASX for the relevant period.

2      Excludes special dividend.

3      Average tangible ordinary equity is calculated as average ordinary equity less average goodwill and other intangible assets (excluding capitalised software).

4      Prior periods have been restated on a pro forma Basel III basis.

INTERIM RESULTS 2013

GROUP RESULTS

REPORTED RESULTS

Cash Earnings Policy

In assessing financial performance, including divisional results, Westpac Group uses a measure of performance referred to as “Cash Earnings”1. Cash Earnings is not a measure of cash flow or net profit determined on a cash accounting basis, as it includes non-cash items reflected in net profit determined in accordance with A-IFRS. The specific adjustments outlined below include both cash and non-cash items. Cash Earnings, as calculated by Westpac, is viewed as a measure of the level of profit that is generated by ongoing operations and is expected to be available over the long term for distribution to shareholders.

Management believes this allows the Group to more effectively assess performance for the current period against prior periods and to compare performance across business divisions and across peer companies.

Three categories of adjustments are made to reported results to determine Cash Earnings:

■      Material items that key decision makers at the Westpac Group believe do not reflect ongoing operations;

■                 Items that are not considered when dividends are recommended, such as the amortisation of intangibles, impact of Treasury shares and economic hedging impacts; and

■                 Accounting reclassifications between individual line items that do not impact reported results, such as policyholder tax recoveries2.

Reconciliation of Reported Results to Cash Earnings

				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
NET PROFIT ATTRIBUTABLE TO OWNERS OF WESTPAC BANKING CORPORATION	3,304	3,003	2,967	10	11
TPS revaluations	8	3	24	167	(67)
Treasury shares	29	15	12	93	142
Ineffective hedges	(23)	1	(8)	large	(188)
Fair value (gain)/loss on economic hedges	57	(13)	20	large	185
Buyback of government guaranteed debt	43	-	(5)	-	large
Fair value amortisation of financial instruments	32	28	18	14	78
Amortisation of intangible assets	75	77	74	(3)	1
Supplier program	-	46	93	(100)	(100)
Litigation provision	-	78	-	(100)	-
TOFA tax consolidation adjustment	-	165	-	(100)	-
Total Cash Earnings adjustments (post-tax)	221	400	228	(45)	(3)
Cash Earnings	3,525	3,403	3,195	4	10

Outlined below are the Cash Earnings adjustments to the reported result:

■                 TPS revaluations – Adjustment for movements in economic hedges, including associated tax effects impacting the Foreign Currency Translation Reserve, relating to hybrid instruments classified as non-controlling interests. The adjustment is required as these hybrid instruments are not fair valued, however, the hedges are fair valued and therefore there is a mismatch in the timing of income recognition in the Reported Results. The mismatch is added back to reported results in deriving Cash Earnings as it does not affect the Group’s profits over time;

■                 Treasury shares – Under A-IFRS, Westpac shares held by the Group in the managed funds and life business are deemed to be Treasury shares and the results of holding these shares are not permitted to be recognised as income in the reported results. In deriving Cash Earnings, these results are included to ensure there is no asymmetrical impact on the Group’s profits because the Treasury shares support policyholder liabilities and equity derivative transactions which are re-valued in determining income;

■                 Ineffective hedges – The gain/(loss) on ineffective hedges is reversed in deriving Cash Earnings for the period because the gain or loss arising from the fair value movement in these hedges reverses over time and does not affect the Group’s profits over time;

1               Cash Earnings adjustments are explained on pages 5 and 6.

2               Policyholder tax recoveries – Income and tax amounts that are grossed up to comply with the A-IFRS accounting standard covering Life Insurance Business (policyholder tax recoveries) are reversed in deriving income and taxation expense on a Cash Earnings basis.

INTERIM RESULTS 2013

GROUP RESULTS

REPORTED RESULTS

■                 Fair value gain/(loss) on economic hedges (which do not qualify for hedge accounting under A-IFRS) comprises:

-   The unrealised fair value gain/(loss) on foreign exchange hedges of future New Zealand earnings impacting non-interest income is reversed in deriving Cash Earnings as they may create a material timing difference on Reported Earnings but do not affect the Group’s Cash Earnings during the life of the hedge;

-   The unrealised fair value gain/(loss) on foreign exchange hedges of fees payable for the use of the Government guarantee on foreign denominated wholesale funding is reversed in deriving Cash Earnings as they may create a material timing difference on reported earnings but do not affect the Group’s Cash Earnings during the life of the hedge; and

-   The unrealised fair value gain/(loss) on hedges of accrual accounted term funding transactions are reversed in deriving Cash Earnings as they may create a material timing difference on reported earnings but do not affect the Group’s Cash Earnings during the life of the hedge.

■                 Gain/(loss) on buyback of Government guaranteed debt – The Group has bought back certain Government guaranteed debt issues which reduces Government guarantee fees (70 basis points) paid. In undertaking the buybacks, a cost was incurred reflecting the difference between current interest rates and the rate at which the debt was initially issued. In the reported result the cost incurred is recognised at the time of the buyback. In Cash Earnings, the cost incurred is being amortised over the original term of the debt that was bought back consistent with a 70 basis point saving being effectively spread over the remaining life of the issue. The Cash Earnings adjustment gives effect to the timing difference between Reported Earnings and Cash Earnings;

■                 The accounting for the merger with St.George resulted in the recognition of fair value adjustments on the St.George retail bank loans, deposits, wholesale funding and associated hedges, with these fair value adjustments being amortised over the life of the underlying transactions. The amortisation of these adjustments is considered to be a timing difference relating to non-cash flow items that do not affect cash distributions available to shareholders and therefore, have been treated as a Cash Earnings adjustment;

■                 Amortisation of intangible assets comprises:

-   The acquisition of J O Hambro Capital Management (JOHCM) by BT Investment Management (BTIM) during First Half 2012 resulted in the recognition of management contract intangible assets.  These intangible items are amortised over their useful lives, ranging between five and twenty years.  The amortisation of intangible assets (excluding capitalised software) is a Cash Earnings adjustment because it is a non-cash flow item and does not affect cash distributions available to shareholders; and

-   The merger with St.George resulted in the recognition of core deposit intangibles and customer relationships intangible assets that are amortised over their useful lives, ranging between five and nine years. The amortisation of intangible assets (excluding capitalised software) is a Cash Earnings adjustment because it is a non-cash flow item and does not affect cash distributions available to shareholders.

■                 Supplier program – In Full Year 2012, the Group incurred and provisioned for non-recurring expenses as part of its program to increase the use of global specialists in certain technology and back office operations.  These expenses included costs associated with streamlining and better documenting systems and processes, technology costs to enable infrastructure and enhance interaction with suppliers, and costs associated with restructuring the workforce.  Given these significant expenses were not considered in determining dividends they were treated as Cash Earnings adjustments;

■                 Litigation provision – In Full Year 2012 the Group recognised a provision of $111 million ($78 million after tax) with respect to the Bell litigation. This has been treated as a Cash Earnings adjustment due to its size, the historical nature of the proceedings and as it did not reflect ongoing operations; and

■                 Tax on Financial Arrangements (TOFA) tax consolidation adjustment – In Full Year 2012, new taxation legislation was introduced that included retrospective amendments to the income tax law as it applies to TOFA and tax consolidated groups. The amendments had an adverse application to certain liabilities that were consolidated as part of the merger with St.George. This gave rise to an additional income tax expense of $165 million for the 2012 financial year. Consistent with other tax adjustments relating to the merger with St.George this adjustment was treated as a Cash Earnings adjustment due to its size and because it did not reflect ongoing operations.

INTERIM RESULTS 2013

GROUP RESULTS

REPORTED RESULTS

1.5        Market Share and System Multiple Metrics

1.5.1     Market Share

Australia	Half Year March 13	Half Year Sept 12	Half Year March 12
Banking System (APRA)[1]
Housing credit[2]	25%	25%	25%
Cards	22%	22%	22%
Household deposits	23%	23%	22%
Business deposits	21%	21%	21%

Financial System (RBA)[3]
Housing credit[2]	23%	24%	24%
Business credit	18%	18%	19%
Retail deposits[4]	22%	21%	21%

New Zealand[5,6]	Half Year March 13	Half Year Sept 12	Half Year March 12
Consumer lending	20%	20%	20%
Deposits	21%	21%	21%
Business lending	17%	17%	17%

Australian Wealth Management[7]	Half Year March 13	Half Year Sept 12	Half Year March 12
Platforms (includes Wrap and Corporate Super)	20%	21%	21%
Retail (excludes Cash)	19%	19%	20%
Corporate Super	14%	14%	13%
Funds Management - BTIM	5%	5%	5%
Wholesale - BTIM/Advance Asset Management	2%	2%	2%

Australian Life Insurance[8]	Half Year March 13	Half Year Sept 12	Half Year March 12
Life Insurance - inflows	8%	8%	7%
Life Insurance - new business	10%	9%	8%

1               Source: Australian Prudential Regulation Authority (APRA).

2               Includes securitised loans.

3               Source: Reserve Bank of Australia (RBA).

4               Retail deposits as measured by the RBA financial system include financial corporations deposits.

5               New Zealand comprises New Zealand banking operations.

6               Source: Reserve Bank of New Zealand (RBNZ).

7               Market Share Funds under Management/Funds under Administration based on published market share statistics from Plan for Life and Morningstar as at 31 December 2012 (for First Half 2013), as at 30 June 2012 (for Second Half 2012), and as at 31 December 2011 (for First Half 2012) and represents the addition of St.George Wealth and BT Wealth business market share at these times.

8               Source: Life Insurance – Plan for Life 31 December 2012 (for First Half 2013), 30 June 2012 (for Second Half 2012), 31 December 2011 (for First Half 2012).

INTERIM RESULTS 2013

GROUP RESULTS

REPORTED RESULTS

1.5.2     System Multiples

Australia	Half Year March 13	Half Year Sept 12	Half Year March 12
Banking System (APRA)[1]
Housing credit[2]	0.7	0.7	0.7
Cards[3]	0.6	n/a	1.2
Household deposits	1.2	1.2	1.1
Business deposits[3]	n/a	1.3	4.2

Financial System (RBA)[4]
Housing credit[2]	0.8	0.8	0.8
Business credit[3]	n/a	0.3	1.4
Retail deposits[5]	1.1	1.2	1.6

New Zealand[6,7,8]	Half Year March 13	Half Year Sept 12	Half Year March 12
Consumer lending	0.6	0.6	1.9
Deposits	1.2	1.7	0.8

1          Source: APRA.

2          Includes securitised loans.

3          n/a indicates that system growth or Westpac growth was negative, and as such system growth multiples cannot be calculated.

4          Source: RBA.

5          Retail deposits as measured by the RBA financial system include financial corporations deposits.

6          New Zealand comprises New Zealand banking operations.

7          Source: RBNZ.

8          System multiple calculated as a six month rolling average.

INTERIM RESULTS 2013

REVIEW OF GROUP

OPERATIONS

2.0                           REVIEW OF GROUP OPERATIONS

INTERIM RESULTS 2013

REVIEW OF GROUP

OPERATIONS

2.1                           Performance Overview

Overview

The Westpac Group built upon its strong 2012 performance with First Half 2013 Cash Earnings of $3,525 million, a 10% rise on First Half 2012 and a 4% rise over Second Half 2012.  The result was driven by sound revenue growth, well managed expenses and an improvement in asset quality that contributed to a significant decline in impairment charges.

Cash Earnings of $3,525 million for First Half 2013 translated to Cash Earnings per share of 113.9 cents, up 8% over the prior corresponding period and up 3% on the prior period.  The Cash Earnings return on equity for First Half 2013 was 16.1%, just over 1 percentage point higher than First Half 2012.

In other measures of shareholder value, net tangible assets per share increased 6% to $10.71.  Economic profit, measuring the shareholder value created above the Group’s cost of capital increased a very strong 23% over First Half 2012 and 11% over Second Half 2012. The rise reflects average ordinary equity increasing less than Cash Earnings and increased income tax paid in Australia which led to a rise in franking credits generated.

The Group has continued to execute well on its strategic priorities which has helped deliver balanced outcomes across our Strength/Return/Growth/Productivity agenda.

Strength

Westpac’s strong financial performance for First Half 2013 has been achieved while continuing to strengthen the balance sheet across all dimensions.  In regard to Capital, the Group is now fully reporting under the Basel III capital adequacy framework, with our common equity ratio increasing 58 basis points to 8.74% from pro forma Basel III as at 30 September 2012.  This level is above the Group’s preferred range of 8.0% to 8.5%.

Asset quality continued to improve over First Half 2013 with stressed assets to total committed exposures declining a further 23 basis points.  Improved asset quality, combined with an increase in provision benefits, contributed to a decline in impairment charges for First Half 2013.

The Group’s funding mix has also improved with a further 1.4 percentage points added to the Group’s deposit to loan ratio which has reached 69.0%. New wholesale term borrowing had an average maturity of 4.5 years.

Return

Given the lower credit growth environment, the management of margins has become even more important.  In First Half 2013 the net interest margin of 2.19% was modestly higher compared to both First Half 2012 and Second Half 2012 (up 2 and 1 basis points respectively).  The net interest margin excluding Treasury and Markets was 2.06%, up 3 basis points over the prior half and down 1 basis point compared to the prior corresponding period.  The customer return on credit risk weighted assets was 9 basis points higher than Second Half 2012.

Funding costs continued to rise reflecting both strengthening in the composition of Westpac’s funding base and the continuing rise in deposit costs relative to market rates. These costs were offset by the repricing of assets.

Across other areas of the business, the Group benefited from some repricing across both general and life insurance. A small decline in funds under management (FUM) margins occurred, and although competition has increased across platforms, funds under administration (FUA) margins overall were little changed.

To further embed Westpac’s customer focused strategy, and improve returns, the Group is progressively embedding the MyBank approach across all brands.  Already proven successful in New Zealand, the MyBank model seeks to increase the number of customers who hold a number of products with the bank including an active transaction account as well as having at least two other financial services needs met.

Growth

The Group’s focus on customer deposits has seen household deposit balances continue to grow above system and fully fund loan growth over both the year and the prior half.  Customer deposits increased 12% since March 2012 and 3% since September 2012.  Deposit growth was strongest in the household segment while product preferences shifted over the period with more funds directed to at-call savings accounts with term deposit balances declining.  Low system growth combined with a disciplined approach to loan pricing and run-off of stressed business loans has led to relatively modest loan growth in First Half 2013.  Lending at 31 March 2013 was 3% higher than March 2012 and up 1% since September 2012.  Growth in consumer lending (including mortgages) has been sound, whilst soft demand and the run-down in stressed facilities has seen business lending lower.  While overall loan growth has been modest, the Group has achieved solid increases in target segments including Asian trade finance and natural resource lending.

INTERIM RESULTS 2013

REVIEW OF GROUP

OPERATIONS

A key feature of the Group’s first half performance has been the very strong coordination across the Group that has contributed to robust benchmarking and best practice sharing as well as optimised portfolio management.  This is particularly true in Australian Financial Services (AFS) where Westpac RBB, St.George and BT Financial Group (BTFG) are collectively delivering better outcomes than the businesses could achieve independently.  This is clearly evident in wealth management with the Group further extending its lead in banking and wealth integration with wealth penetration rising a further 95 basis points1 from First Half 2012.  The Group’s strong cross-sell has continued to drive healthy funds flows and combined with improved markets has led to an uplift in FUM and FUA balances.  Good increases in both life and general insurance gross written premiums have also been achieved.

Coordination between AFS and Westpac Institutional Bank (WIB) has also been strong helping to improve the sale of financial risk management products, including to businesses looking to lock in lower interest rates.  Credit card related income was also solid over First Half 2013.

From an investment perspective, Westpac has continued to invest in selected growth areas including:

¡                 Launch of a new small business banking model ‘Business Connect’ in St.George to capture the needs of SME customers looking for a more convenient banking alternative;

¡                 Continuing to invest in the Bank of Melbourne growth agenda opening 9 branches over the half and achieving key project milestones including deposit growth of 12% and mortgage growth of 9%;

¡                 Further investment in Asia including opening a branch in Mumbai, and adding around 70 FTE to our Asian operations over the half.  The Group also recently gained a licence to act as a market maker for direct trading of Australian dollar/Chinese yuan on the Chinese Foreign Exchange Trading System, reflecting our strong capability and commitment to the region; and

¡                 Commenced the development of a new Wealth technology platform to extend the Group’s lead in wealth management and further integrate banking and wealth.

Productivity

Productivity has remained a key focus for the Group and $121 million in new efficiency savings were realised in First Half 2013.  These efficiency gains have been principally due to the Group’s previously announced supplier program and ongoing productivity programs across our businesses.  The Group’s expense to income ratio has remained low at 40.6% in First Half 2013 and remains significantly better than Australian peers.

Efficiency gains have enabled the Group to maintain its investment program which includes upgrading Westpac’s online and mobile banking infrastructure, migrating our data and technology into our new data centre and the development of an upgraded wealth platform to further extend the Group’s comparative advantage in this space.  Increased regulation has seen spending on regulatory compliance projects increasing in the half up to $128 million.

Key productivity achievements over First Half 2013 included:

¡            Delivery of $82 million in productivity and cost management savings from the Group’s broader productivity and simplification programs;

¡            Realising a further $16 million in savings from the creation of AFS and Group Services;

¡            Nearing completion of a new supplier model improving both the quality and efficiency of managing certain processes and systems, and delivering over  $23 million in efficiency gains;

¡            Simplifying product offerings with an 8% decline in the number of business banking products for sale;

¡           Reducing the time taken to report and order a replacement lost or stolen card from 20 minutes to 2 minutes;

¡            Maintaining leadership in online and mobile banking customer experience with the introduction of a range of new and unique mobile applications including St.George’s Money Meter and the first Australian banking application on the Windows 8 platform. Upgrades to various mobile banking applications were also launched, increasing the ability to open accounts on mobile devices; and

¡            Extending the rollout of new branch layouts in Westpac RBB and St.George, leveraging our successes and experiences in Westpac New Zealand and in Bank of Melbourne.

1  Refer Glossary for wealth penetration metric provider details.

INTERIM RESULTS 2013

REVIEW OF GROUP

OPERATIONS

Dividends

Given the quality of the Group’s performance, the Board has determined an interim dividend of 86 cents, fully franked, up 4 cents or 5% on the First Half 2012 interim dividend and 2 cents higher than the Second Half 2012 dividend.  Dividends for the First Half 2013 represent a payout ratio of 76%.

The strength of the Group’s capital position has also enabled the Board to determine a fully franked special dividend of 10 cents per share.

Following payment of the interim and special dividends, the Group’s franking credit balance remains a strong $590 million.

Divisional Performance

Across the Group, all divisions produced sound financial results and have made good progress on their strategies.  Revenue growth over the prior corresponding period was solid across divisions with AFS up 8% supported by revenue growth in Westpac RBB and St.George of 6% and 7% respectively while the Group’s strong position in wealth has contributed to a 12% uplift in revenue in BTFG.  WIB increased revenue 4%, while New Zealand’s revenue growth was 6%. St.George and WIB were the strongest contributors to the earnings result where the health of their lending portfolios has led to lower impairment charges.

AFS Cash Earnings of $2,176 million in First Half 2013 was up 16% over the prior corresponding period and 3% higher than the very strong Second Half 2012 performance.

Westpac RBB delivered a sound performance for the half with Cash Earnings of $1,116 million up 11% on First Half 2012 and up marginally compared to the strong Second Half 2012 performance.  The result was supported by good revenue growth and well managed expenses partially offset by a small rise in impairment charges.  Core earnings growth was strong, rising 11% compared to First Half 2012 and by 4% compared to Second Half 2012.  Deposit growth has continued to be sound while loan growth was more modest with revenue growth supported by improved margins and stronger cards related income.  Asset quality has remained sound with the small rise in impairment charges due principally to a slowing in the rate of portfolio improvement which has led to a lower amount of collective provision benefits.  The division has achieved further improvement in key customer metrics including higher customer numbers, a 150 basis point rise in products per customer and a further 50 basis point improvement in wealth and insurance cross sell over First Half 2012.

Momentum in St.George Banking Group improved in the 2012 financial year and has continued into 2013.  Cash Earnings in First Half 2013 increased 25% over First Half 2012 and by 9% compared to Second Half 2012.  All of the division’s brands, St.George, Bank of Melbourne, BankSA and RAMS positively contributed to the result.  The division has benefited from strong growth in Bank of Melbourne in Victoria and from the reinvigoration of the St.George and BankSA brands and this has contributed to solid consumer loan growth and deposit growth.  Business lending was lower, principally reflecting low system growth and the active management and refinance of stressed assets.  Margins were up 4 basis points over the half and up 12 basis points over the prior corresponding period.  Expenses increased 3% over the prior period with productivity gains helping to offset increased investment, including the Bank of Melbourne rollout. Reflecting the continued improvement in asset quality, particularly in the commercial portfolio, impairment charges were significantly lower, down 37% compared to Second Half 2012.

BTFG, Westpac’s wealth and insurance division, continued to deliver good momentum with strong flows onto platforms, good growth in superannuation, stronger financial planning revenue and a further rise in insurance premium revenue.  Cash Earnings in First Half 2013 were 15% higher than the prior corresponding period although they were 2% lower than Second Half 2012, principally reflecting seasonally higher general insurance claims.  The result was supported by further expansion in banking and wealth/insurance cross sell, and an improvement in equity markets over First Half 2013.

WIB delivered a strong uplift in Cash Earnings in First Half 2013, rising 11% over the prior corresponding period and 10% compared to the Second Half 2012. The result was supported by particularly good revenue growth in Debt Markets and a significant increase in provision write-backs following an improvement in asset quality and the work-out and exit of some stressed and impaired exposures.  While loan growth was solid, increased competition and an increase in liquidity in markets globally has contributed to lower margins.  In First Half 2013 the Division also benefited from gains on the realisation of investments in the Hastings funds.

New Zealand continued to benefit from its strategy of deepening relationships with Cash Earnings of NZ$370 million up 7% over First Half 2012 and 2% higher than Second Half 2012.  Deposit growth was particularly strong, up 14% over the year while wealth cross sell has also continued to improve with FUM growth of 28%.  Competition has intensified in New Zealand over the half, while mortgage growth has been centred around higher loan-to-valuation ratio (LVR) mortgage lending.  The division remained disciplined in responding to this and, as a result, loan growth was modest and underlying margins reduced 9 basis points.  Margins were down 33 basis points over

INTERIM RESULTS 2013

REVIEW OF GROUP

OPERATIONS

the year with most of the decline reflecting the impact of liquid assets transferred to the division1 in the First Half 2013.  Impairment charges were down 32% over First Half 2012 and 28% lower than Second Half 2012 as a result of further improvements in asset quality.

Asset Quality

Asset quality has continued to improve in First Half 2013 with stressed assets to total committed exposures declining 23 basis points to 1.94%.  Stressed assets are now 39% lower than their peak in 2010.  The decline has been due to the continued work-out and refinance of stressed facilities combined with a reduction in the emergence of new stressed assets.  Impaired assets have also declined with new and increased impaired assets in the half 16% lower.

Consumer asset quality continued to be sound with both mortgage and personal lending delinquencies remaining low.  Some rise in delinquencies was experienced over the half with mortgage 90+ day delinquencies up 6 basis points since 30 September 2012 although this is consistent with normal seasonal trends. Australian mortgage properties in possession as at 31 March 2013 were 248, 14% lower compared to 30 September 2012.

Provisioning cover has remained strong with individually assessed provisions to impaired assets at 40%, up from 37% at 30 September 2012.  Improving asset quality has contributed to a reduction in collective provision balances over the half, principally from a reduction in assets considered ‘stressed’ but continuing to perform.  Despite this decline in stress, some sectors of the economy remain more vulnerable to changing conditions which required a further top up to the Group’s economic overlay of a net $28 million in the half.

The general reserve for credit loss (GRCL) adjustment was $83 million at 31 March 2013 down from $131 million at 30 September 2012 mostly reflecting the Group’s strong provision cover and top-up to the economic overlay.

Capital, Funding and Liquidity

From January 2013 Westpac is reporting under APRA’s Basel III methodology and all ratios have been calculated on that basis with prior period numbers reported on a comparable basis.

The Group’s Tier 1 capital ratio was 10.8% as at 31 March 2013, 103 basis points above the level as at 30 September 20121 and 144 basis points above the level recorded as at 31 March 20122.  The ratio was boosted by good organic capital growth, mostly current period earnings, the issuance of Westpac Capital Notes (which qualify as additional Tier 1 Capital) and a modest decrease in risk weighted assets.

The Group’s common equity Tier 1 ratio was 8.7%, which is comfortably above the Group’s preferred range of 8.0% to 8.5%.  Given the strength of the Group’s capital position, the Group has commenced purchasing shares in relation to employee incentives and also expects to satisfy the dividend reinvestment plan, in full, by arranging for the purchase of shares.

In First Half 2013, the Group raised $13 billion in term wholesale funding with an average duration of 4.5 years.  Given the continuing strength of customer deposit growth, term funding raised was principally directed to funding maturities and to repurchase certain expensive Government Guaranteed funding maturing in 2014.  Around $3.4 billion was bought back and cancelled over the half reducing the Group’s 2014 funding requirement.

Given the above, the Group’s stable funding ratio remained at 83%.

Liquid assets remain at a robust $111 billion and are sufficient to cover all outstanding short term debt.

Financial Performance Summary

First Half 2013 – Second Half 2012

Cash Earnings in First Half 2013 of $3,525 million was 4% higher compared to Second Half 2012. The increase was due to a 2% uplift in core earnings and a 27% decline in impairment charges.  The $89 million rise in core earnings (up 2%) was due to a 2% rise in operating income matched by a 2% rise in expenses.

Net interest income increased 2% with average interest-earning assets rising 2% and net interest margins rising by 1 basis point to 2.19%.  Margins excluding Treasury and Markets income increased 3 basis points with repricing of assets through the period designed to offset higher average funding costs.  The rise in funding costs reflects continuing competition and growth in high interest deposit accounts and a strengthening of the Group’s funding position.

1 During the period liquid assets previously reported in Group Business Unit have transferred to the New Zealand business.

2 Based on pro forma Basel III Tier 1 capital ratio.

INTERIM RESULTS 2013

REVIEW OF GROUP

OPERATIONS

Loan growth of 1% was mostly due to a rise in Australian housing lending and a further pick up in trade finance, particularly in Asia.  Australian business lending was lower with a rise in institutional lending offset by a fall in commercial loans.  Much of the decline in commercial lending was in stressed categories, which have been worked out or refinanced.  New Zealand lending was little changed over the last six months.  Australian customer deposit growth was solid in First Half 2013 rising 3%.  The $11.9 billion rise in customer deposits more than fully covered the $6.7 billion rise in lending.  As a result, the Group customer deposit to loan ratio increased a further 1.4 percentage points over the last six months to 69.0%.

Non-interest income reflected improved cards income, good customer flows lifting trading income, and continued improvement in wealth and insurance cross sell.  These gains were partially offset by seasonally higher insurance claims and a $66 million reduction in revenue associated with the exit of one of the listed Hastings funds.

Expenses continued to be well managed over the prior period rising 2% with $121 million in productivity savings assisting to offset increased investment costs including higher software amortisation, the expansion of the Bank of Melbourne network, increased investment in mobile technologies and expansion in Asia.

A further improvement in asset quality contributed to a $166 million reduction in impairment charges.  The decline was driven by a reduction in overall stressed assets, a decline in new and increased impaired assets, and the benefit from our reduced loss experience in the portfolios.

The effective tax rate was higher at 30.4% up from 29.3%.

First Half 2013 – First Half 2012

Cash Earnings in First Half 2013 were $330 million higher than First Half 2012, a rise of 10%.  The strong increase was due to core earnings growth of 6% combined with a 28% reduction in impairment charges.  The result over the year was well supported across all divisions with Cash Earnings increases ranging from 11% in Westpac RBB and WIB to 25% in St.George.

Net interest income was 4% higher over the prior corresponding period with a 3% rise in average interest-earning assets and a 2 basis points rise in margins.  Margins excluding Treasury and Markets were 1 basis point lower over the prior corresponding period with the repricing of assets more than fully offset by higher funding costs and the costs associated with strengthening the Group’s funding and liquidity position.

Lending increased 3% over the year with Australian mortgages continuing to be the main source of growth.  Australian business lending was flat and overseas lending was boosted by Asian trade finance.  Customer deposits rose a very strong $39.7 billion over the past year, more than two and half times the $15.0 billion rise in lending; this boosted the deposit to loan ratio 5.8 percentage points.

Non-interest income was particularly strong over the prior corresponding half with a significant uplift in wealth and insurance earnings and improved customer flows lifting trading income.  Expenses rose 4% with productivity savings assisting to partially offset increased investment costs and higher compliance spending.

A further improvement in the health of the credit portfolio has contributed to a $170 million reduction in impairment charges with the largest reductions recorded in St.George and WIB.

interim RESULTS 2013

REVIEW OF GROUP

OPERATIONS

Divisional Cash Earnings Summary

Six months to 31 March 2013 $m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand	Westpac Pacific	Group Businesses	Group
Net interest income	2,783	1,577	205	4,565	821	633	75	351	6,445
Non-interest income	618	268	900	1,786	826	179	70	49	2,910
Net operating income	3,401	1,845	1,105	6,351	1,647	812	145	400	9,355
Operating expenses	(1,565)	(699)	(598)	(2,862)	(527)	(344)	(48)	(19)	(3,800)
Core earnings	1,836	1,146	507	3,489	1,120	468	97	381	5,555
Impairment charges	(244)	(122)	-	(366)	43	(54)	(2)	(59)	(438)
Operating profit before income tax	1,592	1,024	507	3,123	1,163	414	95	322	5,117
Income tax expense	(476)	(309)	(154)	(939)	(350)	(115)	(26)	(126)	(1,556)
Net profit	1,116	715	353	2,184	813	299	69	196	3,561
Net profit attributable to non-controlling interests	-	-	(8)	(8)	-	(1)	(5)	(22)	(36)
Cash Earnings	1,116	715	345	2,176	813	298	64	174	3,525

Six months to 30 September 2012 $m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand	Westpac Pacific	Group Businesses	Group
Net interest income	2,687	1,522	215	4,424	825	623	76	392	6,340
Non-interest income	603	285	874	1,762	781	171	74	62	2,850
Net operating income	3,290	1,807	1,089	6,186	1,606	794	150	454	9,190
Operating expenses	(1,530)	(678)	(588)	(2,796)	(507)	(332)	(45)	(44)	(3,724)
Core earnings	1,760	1,129	501	3,390	1,099	462	105	410	5,466
Impairment charges	(211)	(193)	5	(399)	(62)	(72)	(21)	(50)	(604)
Operating profit before income tax	1,549	936	506	2,991	1,037	390	84	360	4,862
Income tax expense	(436)	(279)	(150)	(865)	(298)	(107)	(27)	(128)	(1,425)
Net profit	1,113	657	356	2,126	739	283	57	232	3,437
Net profit attributable to non-controlling interests	-	-	(4)	(4)	-	(2)	(5)	(23)	(34)
Cash Earnings	1,113	657	352	2,122	739	281	52	209	3,403

Six months to 31 March 2012 $m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand	Westpac Pacific	Group Businesses	Group
Net interest income	2,617	1,444	209	4,270	881	601	72	399	6,223
Non-interest income	581	280	776	1,637	703	165	77	81	2,663
Net operating income	3,198	1,724	985	5,907	1,584	766	149	480	8,886
Operating expenses	(1,549)	(663)	(545)	(2,757)	(480)	(321)	(48)	(49)	(3,655)
Core earnings	1,649	1,061	440	3,150	1,104	445	101	431	5,231
Impairment charges	(218)	(240)	(6)	(464)	(65)	(76)	(10)	7	(608)
Operating profit before income tax	1,431	821	434	2,686	1,039	369	91	438	4,623
Income tax expense	(430)	(247)	(129)	(806)	(305)	(101)	(31)	(150)	(1,393)
Net profit	1,001	574	305	1,880	734	268	60	288	3,230
Net profit attributable to non-controlling interests	-	-	(4)	(4)	-	(1)	(5)	(25)	(35)
Cash Earnings	1,001	574	301	1,876	734	267	55	263	3,195

Movement March 2013 - Sept 2012%	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand	Westpac Pacific	Group Businesses	Group
Net interest income	4%	4%	(5%)	3%	-	2%	(1%)	(10%)	2%
Non-interest income	2%	(6%)	3%	1%	6%	5%	(5%)	(21%)	2%
Net operating income	3%	2%	1%	3%	3%	2%	(3%)	(12%)	2%
Operating expenses	(2%)	(3%)	(2%)	(2%)	(4%)	(4%)	(7%)	57%	(2%)
Core earnings	4%	2%	1%	3%	2%	1%	(8%)	(7%)	2%
Impairment charges	(16%)	37%	(100%)	8%	169%	25%	90%	(18%)	27%
Operating profit before income tax	3%	9%	-	4%	12%	6%	13%	(11%)	5%
Income tax expense	(9%)	(11%)	(3%)	(9%)	(17%)	(7%)	4%	2%	(9%)
Net profit	-	9%	(1%)	3%	10%	6%	21%	(16%)	4%
Net profit attributable to non-controlling interests	-	-	(100%)	(100%)	-	50%	-	4%	(6%)
Cash Earnings	-	9%	(2%)	3%	10%	6%	23%	(17%)	4%

Movement March 2013 - March 2012%	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand	Westpac Pacific	Group Businesses	Group
Net interest income	6%	9%	(2%)	7%	(7%)	5%	4%	(12%)	4%
Non-interest income	6%	(4%)	16%	9%	17%	8%	(9%)	(40%)	9%
Net operating income	6%	7%	12%	8%	4%	6%	(3%)	(17%)	5%
Operating expenses	(1%)	(5%)	(10%)	(4%)	(10%)	(7%)	-	61%	(4%)
Core earnings	11%	8%	15%	11%	1%	5%	(4%)	(12%)	6%
Impairment charges	(12%)	49%	100%	21%	166%	29%	80%	large	28%
Operating profit before income tax	11%	25%	17%	16%	12%	12%	4%	(26%)	11%
Income tax expense	(11%)	(25%)	(19%)	(17%)	(15%)	(14%)	16%	16%	(12%)
Net profit	11%	25%	16%	16%	11%	12%	15%	(32%)	10%
Net profit attributable to non-controlling interests	-	-	(100%)	(100%)	-	-	-	12%	(3%)
Cash Earnings	11%	25%	15%	16%	11%	12%	16%	(34%)	10%

INTERIM RESULTS 2013

REVIEW OF GROUP

OPERATIONS

INTERIM RESULTS 2013

REVIEW OF GROUP

OPERATIONS

2.2                           Review of Earnings

2.2.1                  Net Interest Income

First Half 2013 - Second Half 2012

Net interest income was $105 million (2%) higher than Second Half 2012. This result reflected an increase in net interest margin of 1 basis point and growth of $9.7 billion or 2% in average interest-earning assets (AIEA). The majority of AIEA growth reflected loan growth, with growth in liquid assets also contributing.

First Half 2013 – First Half 2012

Net interest income increased by $222 million (4%) compared to First Half 2012. This result reflected an increase in net interest margin of 2 basis points and growth of $17.9 billion or 3% in AIEA. Growth in liquid assets portfolio contributed 0.5% of the 3% growth in AIEA.

Loans1

	As at	As at	As at	% Mov’t	% Mov’t
$m	31 March 2013	30 Sept 2012	31 March 2012	Mar 13 - Sept 12	Mar 13 - Mar 12
Australia	464,681	459,762	453,195	1	3
Housing	321,938	316,342	310,127	2	4
Personal (loans and cards)	17,011	16,390	16,234	4	5
Business	126,718	127,907	127,432	(1)	(1)
Margin lending	2,168	2,279	2,667	(5)	(19)
Other (including provisions)	(3,154)	(3,156)	(3,265)	-	3

New Zealand (NZ$)[2]	60,371	59,902	58,689	1	3
Housing	36,552	35,977	35,543	2	3
Personal (loans and cards)	1,709	1,666	1,666	3	3
Business	22,614	22,728	22,014	(1)	3
Other (including provisions)	(504)	(469)	(534)	(7)	6

Other overseas	8,006	6,924	6,693	16	20

Total loans	521,130	514,445	506,124	1	3

First Half 2013 – Second Half 2012

Total loans as at 31 March 2013 were $6.7 billion or 1% higher than at 30 September 2012. This was consistent with low system growth in Australia and continued disciplined price and risk management strategies.

Key features of total loan growth were:

¡                 Australian housing loans increased $5.6 billion or 2%. Growth was strongest in the St.George brands, with momentum in the Westpac brand improving towards the end of the half;

¡                 Australian personal loans and cards increased $0.6 billion or 4% reflecting growth in personal loans and the St.George Auto Finance portfolio;

¡                 The Australian business loan book was lower over the half, in part due to the work out or refinancing of stressed exposures. Demand for credit by Australian businesses also remained subdued;

¡                 Increased trade finance lending in Asia drove the increase in other overseas loans of $1.1 billion; and

¡                 Modest growth in New Zealand loans, reflecting continued subdued credit growth in the New Zealand economy.

1       Spot loan balances.

2       New Zealand comprises WIB New Zealand, Treasury and our New Zealand retail banking operations and wealth management business.

INTERIM RESULTS 2013

REVIEW OF GROUP

OPERATIONS

First Half 2013 – First Half 2012

Total loans as at 31 March 2013 were $15.0 billion or 3% higher than at 31 March 2012. Australian housing loans were the main driver of growth, increasing $11.8 billion or 4%.

Key features of total loan growth were:

¡                 Australian housing loans grew most strongly in the St.George brands, reflecting the success of campaigns;

¡               Australian personal loans and cards increased $0.8 billion or 5% mainly reflecting growth in the St.George Auto Finance portfolio;

¡                 A small decline in Australian business loans. Demand for credit by Australian businesses has been subdued;

¡                 Increased trade finance lending in Asia, which drove the increase in other overseas loans of $1.3 billion; and

¡                 Modest New Zealand loan growth of NZ$1.7 billion or 3%, reflecting subdued demand for credit and a focus on growth in less than 80% LVR mortgages.

Deposits1

	As at	As at	As at	% Mov’t	% Mov’t
$m	31 March 2013	30 Sept 2012	31 March 2012	Mar 13 - Sept 12	Mar 13 - Mar 12
Australia	340,039	335,953	318,544	1	7
At call	160,885	147,038	134,306	9	20
Term	132,768	139,351	130,172	(5)	2
Certificates of deposit	28,029	32,905	39,212	(15)	(29)
Non-interest bearing	18,357	16,659	14,854	10	24

New Zealand (NZ$)[2]	46,068	43,390	40,836	6	13
At call	17,440	15,930	15,543	9	12
Term	24,335	23,068	20,944	5	16
Certificates of deposit	1,036	1,423	1,412	(27)	(27)
Non-interest bearing	3,257	2,969	2,937	10	11

Other overseas	26,394	24,442	26,737	8	(1)

Total deposits	403,406	394,991	377,458	2	7

Customer and Treasury Deposits1

	As at	As at	As at	% Mov’t	% Mov’t
$m	31 March 2013	30 Sept 2012	31 March 2012	Mar 13 - Sept 12	Mar 13 - Mar 12
Total Customer Deposits	359,610	347,722	319,916	3	12
Australia	312,010	303,048	279,332	3	12
New Zealand (A$)[2]	36,142	33,462	31,064	8	16
Other	11,458	11,212	9,520	2	20

Treasury deposits	43,796	47,269	57,542	(7)	(24)

Total	403,406	394,991	377,458	2	7

1       Spot deposit balances.

2       New Zealand comprises WIB New Zealand, Treasury and our New Zealand retail banking operations and wealth management business.

INTERIM RESULTS 2013

REVIEW OF GROUP

OPERATIONS

First Half 2013 – Second Half 2012

Total deposits as at 31 March 2013 were $8.4 billion or 2% higher than at 30 September 2012.

Growth in total customer deposits of $11.9 billion significantly exceeded total loan growth of $6.7 billion over the same period. This saw the proportion of total loans funded by customer deposits continue to increase with the deposit to loan ratio increasing to 69.0% as at 31 March 2013. The strong growth has seen the Group increase its market share of Australian household deposits.

Treasury deposits were $3.5 billion or 7% lower, reflecting a reduction in short term wholesale funding raised in the form of Certificates of Deposit.

Key features of total deposit growth were:

¡                 The Group’s increasing share in Australian household deposits, which supported total Australian customer deposit growth of $9.0 billion or 3%. Changing preferences have seen customers switch out of term deposits into savings and at call accounts, often with conditional bonus rates of interest;

¡                 Higher balances in mortgage offset accounts drove growth in Australian non-interest bearing deposits;

¡                 Being more selective in competing for business deposits, choosing not to match competitor pricing for some large corporate deposits during the half; and

¡                 Excluding Certificates of Deposit, New Zealand deposits grew NZ$3.1 billion and more than exceeded New Zealand loan growth during the half. Within total deposits, retail deposits growth was 1.2 times system.

First Half 2013 – First Half 2012

Total deposits as at 31 March 2013 were $25.9 billion or 7% higher than 31 March 2012.

Total customer deposits were $39.7 billion or 12% higher than at 31 March 2012. This increase reflects the Group’s objective of enhancing its funding mix and increasing the proportion of lending funded by customer deposits. The Group’s deposit to loan ratio increased from 63.2% as at 31 March 2012 to 69.0% as at 31 March 2013.

Treasury deposits were $13.7 billion or 24% lower due to the Group’s decision to reduce reliance on short term wholesale funding.

Key features of the growth were:

¡                 Increased market share of total Australian bank deposits, with Australian household deposit share particularly strong;

¡                 Australian term deposits increased modestly, with the majority of growth occurring in savings and at call accounts (which increased 20%) reflecting changing customer preferences; and

¡                 Excluding Certificates of Deposit, New Zealand deposits grew NZ$5.6 billion and more than exceeded New Zealand loan growth over the last 12 months. Within total deposits, retail deposits growth was 1.4 times system.

INTERIM RESULTS 2013

REVIEW OF GROUP

OPERATIONS

Margins

				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Net interest income	6,445	6,340	6,223	2	4
Markets net interest income	37	70	40	(47)	(8)
Treasury net interest income[1]	318	351	240	(9)	33
Net interest income excluding Treasury & Markets	6,090	5,919	5,943	3	2
Average interest-earning assets	591,539	581,846	573,644	2	3
Group net interest margin	2.19%	2.18%	2.17%	1bps	2bps
Group net interest margin excluding Treasury & Markets	2.06%	2.03%	2.07%	3bps	(1bps)

First Half 2013 – Second Half 2012

Group net interest margin was 2.19% for First Half 2013, an increase of 1 basis point from Second Half 2012.

Net interest margin excluding the contribution from Treasury and Markets was 2.06%, 3 basis points higher than Second Half 2012. The increase reflected a lag in asset repricing, relative to funding costs, as asset repricing in the First Half 2013 recovered cost of funds increases from both the current and prior reporting periods.

The components of the 3 basis point increase in margin excluding the contribution from Treasury and Markets were:

¡               7 basis point increase from asset spreads. The increase was attributable to repricing across lending portfolios, mostly mortgages, but also in business lending;

¡                 4 basis point decline from customer deposit impacts, reflecting an increase in competition for online and savings products (2 basis points) and lower hedging benefit on low interest transaction accounts (2 basis points);

¡                 Wholesale funding and liquidity costs were little changed in the half. Pricing for new longer term senior issues was similar to the cost of maturing wholesale funding; and

¡                 Capital and other impacts were unchanged with the impact of lower interest rates offset by the benefit from an increase in capital levels.

1 Treasury net interest income excludes capital benefit consistent with calculation of divisional margins.

INTERIM RESULTS 2013

REVIEW OF GROUP

OPERATIONS

Treasury and Markets contribution to the Group net interest margin was 2 basis points lower as Treasury income was moderately lower, following a relatively strong performance in the Second Half 2012, while markets income recorded in net interest income was also lower.

First Half 2013 – First Half 2012

Group net interest margin was 2.19% for First Half 2013, an increase of 2 basis points from First Half 2012.

Net interest margin excluding the contribution from Treasury and Markets was 2.06%, 1 basis point lower than First Half 2012.

The components of the 1 basis point decline in Group margin excluding Treasury and Markets were:

¡                 17 basis point increase from asset repricing across lending portfolios, particularly mortgages, but also business lending portfolios;

¡                 18 basis point decline from higher retail and wholesale funding costs and lower income on capital. This included:

-        13 basis point decline from customer deposits. 10 basis points reflected the impact from continued intense competition for term, online and saving deposits and the impact of replacing short term wholesale funding with deposits. 3 basis points reflected a lower benefit from hedging low interest accounts;

-        3 basis point decline from higher wholesale funding costs. This reflected the full period impact of new subordinated debt and hybrid issues. Average funded liquid assets were slightly higher compared to First Half 2012, however, the impact on margins was less than a basis point; and

-        2 basis point decline from lower returns on capital balances as interest rates reduced over the half.

Treasury and Markets contribution to the Group margin increased 3 basis points reflecting active management of the liquids portfolio and interest rate position.

interim RESULTS 2013

REVIEW OF GROUP

OPERATIONS

2.2.2     Non-Interest Income1

				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Fees and commissions	1,330	1,321	1,309	1	2
Wealth management and insurance income	934	1,008	801	(7)	17
Trading income	520	441	406	18	28
Other income	126	80	147	58	(14)
Non-interest income	2,910	2,850	2,663	2	9

First Half 2013 – Second Half 2012

Non-interest income increased $60 million or 2% compared to Second Half 2012. Improved trading and other income was offset by lower wealth and insurance income, the latter impacted by seasonal insurance claims and lower performance fees.

Fees and commissions

The $9 million increases in fees and commissions was primarily driven by:

¡                 Higher facility fees of $12 million across business and commercial lending; and

¡                 Lower deposit account fees and mortgage fees were partially offset by higher cards interchange income consistent with seasonal spending.

Wealth management and insurance income

Wealth management and insurance income decreased $74 million, or 7%, compared to Second Half 2012 mainly due to lower insurance income including the impact of seasonally higher insurance claims, and lower performance fee income.

Major factors impacting wealth management and insurance income were:

¡               FUM/FUA related income increased $32 million, or 8%, with the benefit from positive net flows and improved investment markets, partially offset by margin compression in Asgard and BT Wrap platforms;

-          Average Group FUM increased $7.7 billion, or 12%, reflecting positive inflows in the BT Wholesale portfolios, and strong investment markets; and

-          Average Group FUA increased $6.1 billion, or 7%, including positive inflows to the BT Wrap Platforms and Corporate Super portfolios, and strong investment markets.

¡                 Life Insurance income was unchanged as premium income growth of 7% was offset by commission payments and higher claims;

¡               General Insurance income decreased $21 million reflecting higher catastrophe claims costs  ($26 million) mostly related to cyclone Oswald;

¡                 Lenders Mortgage Insurance (LMI) income decreased $10 million as a result of lower credit demand and the Group’s decision to reduce underwriting risk in the portfolio in 2009; and

¡                 Lower performance fees of $70 million, with Second Half 2012 benefiting from corporate activity in Hastings listed funds.

1     Refer to Section 4 Note 4 for Reported Results breakdown. Refer to Section 5 Note 4 for Cash Earnings results breakdown. Refer to Section 7 for reconciliation between Reported Results and Cash Earnings. As discussed in Section 1.4, commentary is reflected on a Cash Earnings basis and does not directly align with reported non-interest income as disclosed in Section 4 Note 4.

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	As at	As at	As at	% Mov’t	% Mov’t
$bn	31 March 2013	30 Sept 2012	31 March 2012	Mar 13 - Sept 12	Mar 13 - Mar 12
Funds Under Management (FUM)
BT1	57.2	49.5	48.4	16	18
Advance Asset Management	8.5	7.0	7.2	21	18
Westpac Institutional Bank	7.4	8.2	6.9	(10)	7
New Zealand (A$)	3.3	2.9	2.5	14	32
Group FUM	76.4	67.6	65.0	13	18

Funds Under Administration (FUA)
BT	62.7	56.8	54.8	10	14
Asgard	32.8	31.1	30.8	5	6
New Zealand (A$)	1.0	1.0	1.0	-	-
Group FUA	96.5	88.9	86.6	9	11

				% Mov’t	% Mov’t
$bn	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Average FUM for the Group[2]	72.3	64.6	61.1	12	18
Average FUA for the Group[2]	92.5	86.4	83.4	7	11

Trading

Trading income increased $79 million, or 18%, compared to Second Half 2012 reflecting improved income in Debt Markets. Credit value adjustment (CVA) in First Half 2013, was a benefit of $21 million compared to a charge of $3 million in Second Half 2012.

Other income

Other income increased $46 million compared to Second Half 2012, with the rise mostly reflecting the realisation of gains on investments in Hastings listed funds.

First Half 2013 – First Half 2012

Non-interest income was $247 million, or 9%, higher than First Half 2012 reflecting improved wealth management and insurance income and higher trading income.

Fees and commissions

The $21 million, or 2%, increase in fees and commissions was driven by higher business and commercial lending fees, partly offset by lower mortgage fees.

Wealth management and insurance income

Wealth management and insurance income increased $133 million, or 17%, compared with First Half 2012. The major factors were;

¡                 Increase in FUM/FUA related income of $41 million from improved investment markets, and positive net inflows:

-          Average Group FUM increased $11.2 billion, or 18%, due to strong markets and positive inflows in the BT wholesale portfolios; and

-          Average Group FUA increased $9.1 billion, or 11%, due to strong inflows in the Wrap and corporate super platforms, and strong markets including the S&P ASX 200 average up 12%.

¡                 Higher Advice income of $16 million reflecting a higher number of planners and improved productivity of the planner workforce;

¡                 General Insurance income increased $44 million as a result of the repricing of premiums and lower catastrophe claims;

1  Increase in BT FUM balances includes $3.1 billion from the transfer of Westpac Staff Superannuation Fund during First Half 2013.

2  Average FUM and FUA for the Group for Half Year March 2013, Half Year September 2012 and Half Year March 2012 is based on a six month average.

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¡                 Life Insurance income increased $14 million driven by new business sales, with premium income up 19%;

¡                 Higher performance fees earned in JOHCM of $29 million; and

¡                 LMI income decreased $8 million reflecting lower net earned premiums as a result of the Group’s decision to reduce risk in 2009.

Trading

Trading income was $114 million, or 28%, higher than First Half 2012, reflecting growth in market sales and trading performance in Debt Markets ($43 million), particularly in customer interest rate hedging. CVA adjustment in First Half 2013 was a benefit of $21 million compared to a charge of $36 million in First Half 2012.

Other income

Other income decreased $21 million, or 14%, as a result of lower gains on realisation of investments compared to First Half 2012.

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Markets Income1

				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Net interest income	37	70	40	(47)	(8)
Non-interest income	414	330	303	25	37
Trading income	418	338	310	24	35
Other non-interest income	(4)	(8)	(7)	50	43
Total Markets Income	451	400	343	13	31

First Half 2013 – Second Half 2012

Markets income increased $51 million, or 13%, compared to Second Half 2012. Increased market volatility saw higher levels of customer activity to actively manage their risks, resulting in an increase in customer sales income, especially in Debt Markets. CVA adjustment in First Half 2013, was a benefit of $20 million compared to a charge of $17 million in Second Half 2012.

First Half 2013 – First Half 2012

Markets income increased $108 million, or 31%, compared to First Half 2012. Increased market volatility saw more customers actively managing their risks, resulting in an increase in customer sales income. CVA adjustment in First Half 2013 was a benefit of $20 million compared to a charge of $41 million in First Half 2012.

Markets Value at Risk (VaR)2

Risk taking as measured by VaR remained at a moderate level over the period.

Average VaR for First Half 2013 was $5.4 million compared to $5.3 million for Second Half 2012 and $8.3 million for First Half 2012. The components and range of daily VaR are further outlined in Section 4, Note 19.

1     Markets income includes WIB Markets and Equities Markets income in BTFG.

2     VaR measures the potential for loss using a history of price movements. Therefore, price volatility is a key component of this measure.

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2.2.3     Operating Expenses1

				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Salaries and other staff expenses	(2,136)	(2,050)	(2,056)	(4)	(4)
Equipment and occupancy expenses	(660)	(664)	(614)	1	(7)
Other expenses	(1,004)	(1,010)	(985)	1	(2)
Total expenses	(3,800)	(3,724)	(3,655)	(2)	(4)

First Half 2013 – Second Half 2012

Operating expenses increased $76 million or 2% compared with Second Half 2012. Operating expenses were contained by the delivery of productivity programs and continued cost management ($121 million) partly offsetting CPI increases, wealth performance bonuses and higher investment spend. Recent investment spend has involved a change in the nature of spend with a higher proportion of spend on personnel and a lower spend on non-personnel costs.

Salaries and other staff expenses

Salaries and other staff expenses increased $86 million or 4% compared to Second Half 2012 reflecting the impact of 3% average salary increase applied from January 2013, higher employee costs related to performance bonuses of $29 million in Wealth and WIB businesses and the impact of additional FTE to support investments (mainly Bank of Melbourne, growth in financial planners and the Group’s investment in Asia). The First Half 2013 also included benefits from the delivery of productivity programs.

Equipment and occupancy expenses

Equipment and occupancy costs were $4 million lower compared to Second Half 2012. This was a result of reduced software impairments ($20 million) offsetting higher software amortisation and IT depreciation ($7 million) and increases in rental and other occupancy costs ($11 million). Rental increases were associated with investment in Bank of Melbourne branches and the new Western Sydney data centre.

Other expenses

Total other expenses were $6 million lower compared to Second Half 2012. Operating expenses continued to be well managed with cost management initiatives more than offsetting higher investment spend, including increased technology, licensing and maintenance costs, increased marketing spend associated with AFS and NZ advertising campaigns, and seasonally higher credit card reward program costs ($9 million) due to increased points redemptions.

First Half 2013 – First Half 2012

Operating expenses increased $145 million or 4% compared to First Half 2012.

Salaries and other staff expenses

Salaries and other expenses increased $80 million or 4% compared to First Half 2012 reflecting the impact of average salary increases; higher variable reward costs related to performance bonuses in Wealth and WIB businesses, the impact of additional employees to support investments (mainly Bank of Melbourne, Wealth and the Group’s investment in Asia). These increases have been partly offset by lower restructuring costs in First Half 2013, associated with the creation of Australian Financial Services and Group Services in First Half 2012 and the delivery of benefits from various productivity programs. This can be seen in the 3% reduction in average FTE numbers.

Equipment and occupancy expenses

Equipment and occupancy costs increased $46 million or 7% compared to First Half 2012. This mostly reflected increased software amortisation and impairments ($33 million) and an increase in rental and other property related costs of $13 million, including the impact of an additional 16 Bank of Melbourne branches and the new Western Sydney data centre.

1      Refer to Section 4 Note 5 for Reported Results breakdown.  Refer to Section 5 Note 5 for Cash Earnings breakdown.  Refer to Section 8 for reconciliation between Reported Results and Cash Earnings.  As discussed in Section 1.4, commentary is on a Cash Earnings basis and does not directly align with reported operating expenses as disclosed in Section 4 Note 5.

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Other expenses

Other expenses increased $19 million or 2% compared to First Half 2012, due to higher technology licensing and maintenance costs and increased marketing spend associated with AFS and NZ advertising campaigns. These increases were partly offset by the delivery of cost management benefits in other operating expenses.

Full Time Equivalent Employees (FTE)

	As at	As at	As at	% Mov’t	% Mov’t
Analysis of movement in FTE	31 March 2013	30 Sept 2012	31 March 2012	Mar 13 - Sept 12	Mar 13 - Mar 12
Permanent employees	33,391	33,418	33,756	-	(1)
Temporary employees	2,609	2,257	2,651	16	(2)
FTE	36,000	35,675	36,407	1	(1)
Average FTE	35,968	36,041	37,060	-	(3)

First Half 2013 – Second Half 2012

FTE increased 325 or 1% compared to Second Half 2012 largely due to the impact of higher investment. Recent investments have involved a change in the nature of spend with a higher proportion of spend on personnel and lower spend on non-personnel costs. Significant drivers of the FTE increase relate to regulatory change and compliance programs (273 FTE), the establishment of a broader Asian footprint (132 FTE), Wealth investments (85 FTE) and the continued increase of Bank of Melbourne’s distribution footprint (79 FTE) and roles to support revenue growth (42 FTE). Mitigating these increases were FTE reductions of 296 from delivery of productivity initiatives in First Half 2013.

First Half 2013 – First Half 2012

FTE decreased 407 or 1% compared to First Half 2012. This is a result of productivity initiatives delivered across the Group reducing FTE 1,419, more than offsetting additional FTE required for investment programs. FTE increases were predominantly the result of Wealth investments and volumes (307 FTE), regulatory change and compliance programs (274 FTE), the establishment of a broader Asian footprint (213 FTE) and the continued increase of Bank of Melbourne’s distribution footprint (144 FTE).

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Investments

Strategic Investment Priorities (SIPs)

The Westpac Group remains focused on delivering its Strategic Investment Priorities (SIPs) program, a suite of major investments designed to enhance Westpac’s front end and product systems and strengthen the Group’s technology infrastructure.

The SIPs program involves a number of interrelated programs, which are managed individually but controlled centrally.  The SIPs programs have also been designed to be modular and of a size that can be managed while generating improved capability and capacity, and delivering clear efficiency and revenue benefits.

The program remains on track to deliver to targeted outcomes.

In First Half 2013, $105 million was expensed (including $72 million in amortisation of capitalised expenditure), while $71 million in spend was capitalised.  Amortisation of capitalised expenditure typically commences once capabilities have been delivered and are ready for use by the business.  As a result, amortisation expenses will steadily rise over the next few years.  Projects will typically be amortised over periods between five and eight years.

Investment spend $m	Half Year March 13	Half Year Sept 12	Half Year March 12	Half Year Sept 11	Half Year March 11	Half Year Sept 10	Half Year Mar 10	Total to date
Expensed	20	25	39	59	58	77	100	378
Capitalised software and fixed assets	71	91	148	220	230	248	82	1,090
Total	91	116	187	279	288	325	182	1,468

Impact on expenses $m	Half Year March 13	Half Year Sept 12	Half Year March 12	Half Year Sept 11	Half Year March 11	Half Year Sept 10	Half Year Mar 10	Total to date
Direct expenses - investment	20	25	39	59	58	77	100	378
Operating expenses (net of benefits)	13	5	9	10	9	-	-	46
Amortisation and depreciation	72	65	40	24	11	-	-	212
Total	105	95	88	93	78	77	100	636

Significant benefits and capabilities delivered in First Half 2013 include:

■            New online platform:

-     The first two of six releases of the new online platform were delivered, focusing on infrastructure and the connection and integration of a number of back-end services. Pilot users commenced using the system in November 2012, with new functionality allowing them to make payments, authenticate, view account summaries and transaction details as well as change passwords online.

■            Payments:

-     The program delivered a number of capabilities through enhancements to our low value domestic payments systems. These have enabled the processing of payments files more frequently throughout the day, providing our customers with quicker processing times, quicker responses to issues in processing and better transparency of the status of payments processing.

-     Enhancements were made to our customer facing payments application (Quickservice portal), replacing manual processing of application requests with pre-populated electronic forms. Upgrading from manually intense application processing to electronic application and workflow has significantly reduced the time to meet customer requests from 5-7 days down to 2 days.

■            Infrastructure:

-     Completed the final migration of the St.George Disaster Recovery data centre to the Western Sydney Data Centre and migration of the Westpac Disaster Recovery mainframe from East Chatswood to Western Sydney. The project received external recognition from the Chartered Institute for IT in recognition of Westpac’s commitment to data centre efficiency.

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Compliance program

In First Half 2013, $128 million was spent on projects relating to regulatory change. In the wake of the Global Financial Crisis, a significant number of regulatory changes have been proposed by governments and regulators globally. These changes target objectives including prudential regulation or financial stability, consumer protection and competition, as well as broader public policy aims.

A number of the projects delivering these changes have moved to implementation phase over the past 12 months, including Cooper Superannuation Reforms, Future of Financial Advice Reforms (FoFA), Basel III and elements of US Dodd Frank legislation including clearing of OTC derivatives. The current stages of regulatory change projects have resulted in $69 million of project spend being expensed and $59 million being capitalised in First Half 2013.

Investment spend $m	Half Year March 13	Half Year Sept 12	Half Year March 12
Expensed	69	60	46
Capitalised software and fixed assets	59	58	46
Total	128	118	92

Significant capabilities delivered in First Half 2013 include:

■            Risk-based compliance processes to enable changes to the National Consumer Credit Enhancements Act around collections, reverse mortgages and hardship were implemented prior to the 1 March 2013 compliance date;

■            The ePayments code changes, dealing primarily with mistaken internet payments in and out of customer accounts, were successfully implemented in March 2013, enabling the Group to subscribe to the voluntary ePayments code by the 20 March 2013 compliance date;

■            Upgrade of WIB’s credit risk analytics engine delivering operational and risk benefits; and

■            Completed standardised, simplified and strengthened customer establishment processes to deliver an enhanced customer identification and risk assessment control environment within Westpac.

Capitalised Software

	Half Year	Half Year	Half Year
$m	March 13	Sept 12	March 12
Capitalised Software opening balance	1,551	1,435	1,303
Projects contributing to capitalised software:
SIPs	69	90	130
Banking infrastructure	42	39	61
Compliance	57	58	40
Asia investments	11	17	4
Wealth platform	24	7	-
Other projects	83	105	52
Total Additions	286	316	287
Amortisation expense	(182)	(177)	(152)
Software impairment expense	(3)	(23)	-
Other (including impact of FX translation)	(1)	-	(3)
Closing Balance	1,651	1,551	1,435

Capitalised software balances reflect the changing nature of investment spending by the Group.

■                 The spend on SIPs program is moderating as the program moves towards completion;

■                 Investment in compliance programs continued, reflecting the significant volume of regulatory changes; and

■                 Increasing investment in strategic growth areas and continued investment in banking infrastructure.

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2.2.4                   Impairment Charges

				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Individually assessed provisions (IAPs)
New IAPs	(557)	(727)	(715)	23	22
Write-backs	225	208	260	8	(13)
Recoveries	41	61	43	(33)	(5)
Total IAPs, write-backs and recoveries	(291)	(458)	(412)	36	29
Collectively assessed provisions (CAPs)
Write-offs	(326)	(397)	(359)	18	9
Other changes in CAPs	179	251	163	(29)	10
Total new CAPs	(147)	(146)	(196)	(1)	25
Total impairment charges	(438)	(604)	(608)	27	28

Asset quality has continued to improve over First Half 2013 contributing to a reduction of $166 million in impairment charges compared to Second Half 2012. The main drivers in this reduction were a $167 million reduction in new and increased individually assessed provisions net of write-backs and recoveries, mostly in the WIB and St.George portfolios. Economic overlays were increased by a net $28 million in First Half 2013 while in Second Half 2012 economic overlay provisions increased a net $18 million.

New individually assessed provisions were 23% lower as fewer companies were downgraded from watchlist and substandard categories of stress into impaired and there was a reduction in top-ups to existing impaired asset provisions as security values have been more stable.

First Half 2013 – Second Half 2012

Impairment charges for First Half 2013 were $438 million, down $166 million or 27% compared to Second Half 2012 and represented 17 basis points of average gross loans.

Key movements included:

■                 New individually assessed provisions less write-backs and recoveries were $291 million in First Half 2013, $167 million lower compared to Second Half 2012 principally due to:

-                 WIB having lower new and increased individually assessed provisions as well as larger write-backs. These write-backs were from work-outs and from the refinancing of some facilities to other parties;

-                 Westpac New Zealand new individually assessed provisions of $58 million in First Half 2013 were lower from a reduction in new impaired assets and a fall in provision top-ups which was a feature of Second Half 2012; and

-                 In both Westpac RBB and St.George new individually assessed provisions were lower in First Half 2013 compared to Second Half 2012, particularly in St.George as the level of stressed assets migrating to impaired and the top-up of existing provisions from valuation updates was lower.

■                 New collectively assessed provisions resulted in a charge of $147 million in First Half 2013, $1 million higher than Second Half 2012 principally due to the following:

-                 WIB continued to record a benefit for collectively assessed provisions given improvements in the quality of the portfolio from upgrades and refinancing which reduced required provisions. This benefit was $45 million larger in First Half 2013 compared to Second Half 2012;

-                 Asset quality in the New Zealand business and consumer segments continued to improve and this has also been reflected in a reduction in the rate of companies migrating into impaired. As a result, there were fewer transfers of collectively assessed provisions into individually assessed provisions over First Half 2013 leading to lower individually assessed provisions and a collectively assessed charge of $31 million compared to a benefit of $34 million in Second Half 2012;

-                 Personal lending delinquencies in First Half 2013 increased seasonally in both Westpac RBB and St. George leading to a higher collectively assessed provisioning charge, however, lower direct write-offs particularly in the credit card portfolio partially offset this increase. New collectively assessed provisions were lower in both Westpac RBB and St.George business portfolios reflected the continued improvement in asset quality, and a better loss experience than had been initially estimated in these portfolios; and

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-                 The $28 million net increase in the economic overlay in First Half 2013 was due to increases for sectors impacted by structural changes and the high A$ partially offset by a decrease in overlay provisions in the commercial property segment, from lower stressed assets.  Economic overlays were $391 million at 31 March 2013.

First Half 2013 – First Half 2012

The impairment charge for First Half 2013 was $438 million, down 28% compared to First Half 2012. The decrease was primarily due to lower individually assessed provisions as fewer assets were downgraded to impaired and asset values stabilised requiring fewer top-ups to individually assessed provisions. The First Half 2013 also included a $28 million increase in the economic overlay provisions while there was a small release ($1 million) in the economic overlay in First Half 2012.

Key movements included:

■                 New individually assessed provisions less write-backs and recoveries were $121 million lower compared to First Half 2012 principally due to fewer new impaired assets, particularly in WIB and St.George;

■                 New collectively assessed provisions were $49 million lower compared to First Half 2012 as benefits from improving asset quality and reductions in the stressed portfolio were recognised, particularly in the St.George business and WIB portfolios; and

■                 The consumer portfolio in Westpac RBB saw an increase in collective provisions in First Half 2013 compared to First Half 2012 from the small rise in delinquencies. In St.George the collective provisioning charge was lower.  In Westpac New Zealand the benefit was lower.

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2.2.5                   Tax Expense

First Half 2013 – Second Half 2012

The effective tax rate of 30.4% in First Half 2013, increased compared to Second Half 2012 effective tax rate of 29.3%.  The effective tax rate increase reflected the benefit from a review of the timing of certain leasehold deductions and small reductions in the centrally held provisions in Second Half 2012, which did not repeat in First Half 2013.

First Half 2013 – First Half 2012

The effective tax rate of 30.4% in First Half 2013 increased compared to First Half 2012 effective tax rate of 30.1%.  The effective tax rate increased as First Half 2013 tax expense included the impact of non-deductible distributions on Westpac CPS and Westpac Capital Notes.

2.2.6          Non-Controlling Interests

The non-controlling interests primarily represent distributions on hybrid equity instruments 2003 TPS1 and 2006 TPS1, as well as other non-controlling interests, including the 37% portion of BTIM that Westpac does not own.

Non-controlling interests of $36 million for First Half 2013 were $2 million higher than Second Half 2012 and $1 million higher than First Half 2012.

1          Non-controlling interests include distributions on 2003 Trust Preferred Securities (TPS) and 2006 TPS:

■       There were 750,000 2003 TPS issued in the United States of America at US$1,000 each on 13 August 2003, with non-cumulative semi-annual distributions (31 March and 30 September) in arrears at the annual rate of 5.819% up to but excluding 30 September 2013. From, and including, 30 September 2013 the 2003 TPS will pay non-cumulative quarterly distributions (31 December, 31 March, 30 June and 30 September) payable in arrears at a floating rate of LIBOR plus 2.05% per year; and

■       Westpac TPS Trust issued 7,627,375 2006 TPS in Australia at $100 each on 21 June 2006. The 2006 TPS are preferred units in the Westpac TPS Trust, with non-cumulative floating rate distributions which are expected to be fully franked. Westpac TPS Trust also issued one ordinary unit with an issue price of $100 to Westpac. Westpac, as holder of the ordinary unit, is entitled to any residual income or assets of the Westpac TPS Trust not distributed to holders of 2006 TPS. The 2006 TPS are scheduled to pay quarterly distributions (30 September, 31 December, 31 March and 30 June) in arrears, subject to certain conditions being satisfied. The distribution rate on 2006 TPS, until 30 June 2016 (the step-up date) is calculated as the Australian 90 day bank bill rate plus 1% per annum (the initial margin), together multiplied by one minus the Australian corporate tax rate (30% during all periods). After the step-up date, the initial margin will increase by a one time step-up of 1% per annum.

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2.3                              Credit Quality

Asset quality has improved further over First Half 2013, with a reduction in stressed assets, a decline in the emergence of new problem facilities, and the additional resolution and work-out of impaired facilities.

Stressed assets as a proportion of total committed exposures were 1.94% at 31 March 2013, down from 2.17% at 30 September 2012 and 2.26% at 31 March 2012.  The level of stressed assets is now substantially below the peak of 3.2% recorded in 2010. The 23 basis point improvement in the proportion of stressed assets has been principally due to a fall in watchlist and substandard facilities with that ratio declining 21 basis points to 1.03% (see 2.3.1 Credit Quality Key Metrics) with the remaining 2 basis points due to falling impaired assets.

The reduction in impaired assets reflects a declining trend in the emergence of new and increased impaired assets.

The improvement in asset quality has been most prevalent in the small business, commercial and institutional portfolios, a combination of businesses maintaining conservative balance sheets and the active work-out of stressed assets.

The consumer portfolio also remains sound with low unemployment and interest rates contributing to the performance of the portfolio.  While overall quality remains sound there has been an increase in consumer delinquencies over Second Half 2012 consistent with normal seasonal trends.

Portfolio segments

The institutional and commercial segment continues to perform well as customers remain cautious and continue to improve their balance sheets.  Stressed assets reduced further, with the work-out of a number of impaired facilities, while watchlist assets also fell as a number of facilities were refinanced or upgraded out of stress.

The commercial property segment continues to be the sector under the most stress although the trends in the portfolio remain positive. In particular, the proportion of the property portfolio identified as stressed has declined from 7.7% at 30 September 2012 to 6.4% at 31 March 2013. The improvement in the portfolio in part reflects some liquidity returning to the property market which has supported property sales and assisted in the work out of existing stressed facilities.  Asset sales combined with sound cash flows has led to some upgrades and reduced the incidence of new property stress.  Consistent with the increased market liquidity, property valuations have also stabilised reducing the need for individual provision top-ups for existing stressed facilities.

Within the institutional portfolio there was only one new large (>$50 million) problem facility that emerged during First Half 2013.

The small and medium business portfolio has performed well and the number of facilities in work-out has reduced over the last six months.  Nevertheless, some stress is emerging in sectors impacted by the high Australian dollar and weak consumer spending along with sectors undergoing structural change such as the retail, trade and manufacturing segments.

In the consumer sector, 90+ day mortgage delinquencies increased 6 basis points since 30 September 2012 to 0.57% which is 2 basis points higher compared to 31 March 2012.  Much of this increase is consistent with normal seasonal trends as delinquencies rise following the increase in pre-Christmas spending.  Early cycle delinquencies were also impacted by timing which saw 31 March 2013 fall in the middle of the Easter holidays.  This occurrence reduced the number of usual month end payments being processed prior to the closing of the Group’s accounts.

In Australia, areas that are being closely monitored include:

■                 The seasoning of the larger volumes of mortgages written in 2007, 2008 and 2009 which are approaching their peak delinquency ageing. All portfolio vintages are performing in line with historical trends; and

■                 Higher delinquencies recorded in Queensland and low doc lending.

Low doc lending represents around 5% of the portfolio and has a much higher delinquency profile, with delinquencies two to three times the portfolio average. However, because of the more conservative underwriting standards, including not writing loans with an LVR greater than 80%, realised low doc losses are consistent with the rest of the portfolio.

Queensland delinquencies continue to be around 58% higher than the portfolio average reflecting the more challenging conditions in that State.

Australian properties in possession were modest at 248. The level has fallen over First Half 2013 as clearance rates improved and properties moving into possession slowed. Realised mortgage losses were $52 million for First Half 2013 equivalent to 3 basis points.

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Asset quality in New Zealand has also improved with similar trends to Australia although the recovery in the Auckland housing market has been stronger than that experienced over much of Australia and this has supported the performance of the mortgage portfolio.  As a result, mortgage 90+ day delinquencies have improved 1 basis point over the six months to 31 March 2013, against the normal seasonal trend. Other consumer delinquencies in New Zealand were up 13 basis points since 30 September  2012 in line with normal seasonal trends.

Provisioning

Westpac has maintained strong provisioning coverage with:

■                 The ratio of impaired asset provisions to total impaired assets at 40%; and

■                 The ratio of collectively assessed provisions to credit risk weighted assets at 1.06% This ratio has eased from 1.08% at 30 September 2012 but remains strong as provisions have moderated in line with reducing stress.

Total impairment provisions were $4,199 million with individually assessed provisions of $1,505 million and collectively assessed provisions of $2,694 million. Individually assessed provisions were slightly higher over the half, as the new individually assessed provisions were higher than the write-offs and write-backs to provisions as facilities were worked out.

Reflecting the improvement in asset quality, collectively assessed provision balances were a little lower over the half.  Movements in the collectively assessed provision can principally be traced back to:

■                 The reduction in watchlist and substandard exposures.  Although continuing to perform, these exposures carry materially higher provision levels than other performing exposures as their probability of default is much higher;

■                 The loss experience in the portfolio over time has been less than originally modelled, particularly in commercial and institutional portfolios.  This improved experience led to a reduction in provisions required for existing portfolios with the decrease partially offset by a rise in provisions associated with increased consumer portfolio delinquencies. The net decrease was $71 million; and

■                 A net $28 million increase in the economic overlay of $391 million.  In the half, the composition of the overlay changed with further reduction of provisions in the commercial property segment offset by increases in the economic overlay for some sectors of the economy seeing emerging signs of stress. These sectors are being impacted by structural changes in the economy and the high A$.

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2.3.1          Credit Quality Key Metrics

Stressed Exposures by Credit Grade as a % of total committed exposures	Half Year March 13	Half Year Sept 12	Half Year March 12
Impaired	0.56%	0.58%	0.60%
90 days past due, well secured	0.35%	0.35%	0.40%
Watchlist and substandard	1.03%	1.24%	1.26%
Total Stressed Exposures	1.94%	2.17%	2.26%

Business and Institutional Impaired Assets to total committed exposures	Half Year March 13	Half Year Sept 12	Half Year March 12
Business impaired assets to business total committed exposures:
Business Australia	2.13%	2.09%	2.24%
Business New Zealand	2.62%	3.17%	3.33%
Institutional	0.43%	0.45%	0.39%

Other consumer loans 90 days past due	Half Year March 13	Half Year Sept 12	Half Year March 12
90 days past due:
Group	1.30%	1.11%	1.33%
Australia	1.32%	1.13%	1.35%
New Zealand	0.96%	0.83%	0.99%

Mortgages 90 days past due	Half Year March 13	Half Year Sept 12	Half Year March 12
90 days past due:
Group	0.57%	0.51%	0.55%
Australia	0.58%	0.52%	0.54%
New Zealand	0.39%	0.40%	0.55%

Other	Half Year March 13	Half Year Sept 12	Half Year March 12
Total impaired assets to gross loans	0.82%	0.85%	0.88%
Total impaired asset provisions to total impaired assets	40.2%	37.4%	37.8%
Total provisions to gross loans	80bps	82bps	86bps
Collectively assessed provisions to performing non-housing loans[1]	151bps	155bps	164bps
Collectively assessed provisions to RWA[2]	87bps	90bps	94bps
Collectively assessed provisions to credit RWA[2]	106bps	108bps	116bps

Other	Half Year March 13	Half Year Sept 12	Half Year March 12
Impairment charges to average loans annualised	17bps	24bps	24bps
Net write-offs to average loans annualised	21bps	34bps	29bps

1                Non-housing loans have been determined on a loan purpose basis.

2                Prior periods have been restated on a pro forma Basel III basis.

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2.4                              Balance Sheet and Funding

2.4.1                   Balance Sheet

	As at	As at	As at	% Mov’t	% Mov’t
$m	31 March 2013	30 Sept 2012	31 March 2012	Mar 13 - Sept 12	Mar 13 - Mar 12
Assets
Cash and balances with central banks	6,600	12,523	11,462	(47)	(42)
Receivables due from other financial institutions	12,580	10,228	6,662	23	89
Trading securities, other financial assets designated at fair value and available-for-sale securities	76,664	71,739	69,175	7	11
Derivative financial instruments	29,323	35,489	30,641	(17)	(4)
Loans	521,130	514,445	506,124	1	3
Life insurance assets	8,508	8,240	8,147	3	4
Other assets	22,704	22,301	21,721	2	5
Total assets	677,509	674,965	653,932	-	4
Liabilities
Payables due to other financial institutions	8,043	7,564	9,019	6	(11)
Deposits	403,406	394,991	377,458	2	7
Trading liabilities and other financial liabilities designated at fair value	8,833	9,964	6,205	(11)	42
Derivative financial instruments	34,081	38,935	31,358	(12)	9
Debt issues and acceptances	144,303	147,847	157,576	(2)	(8)
Life insurance liabilities	7,407	7,208	7,196	3	3
Loan capital	10,880	9,537	8,356	14	30
Other liabilities	13,362	12,700	11,889	5	12
Total liabilities	630,315	628,746	609,057	-	3
Equity
Total equity attributable to owners of Westpac Banking Corporation	45,217	44,249	42,898	2	5
Non-controlling interests	1,977	1,970	1,977	-	-
Total equity	47,194	46,219	44,875	2	5

First Half 2013 – Second Half 2012

Significant movements during the half included:

Assets

■                 Cash and balances with central banks decreased $5.9 billion primarily due to less liquid assets held in this form (more were held in the form of securities);

■                 Receivables due from other financial institutions increased $2.4 billion mainly due to higher collateral posted with counterparties as a result of derivative movements;

■                 Trading securities, other financial assets designated at fair value and available-for-sale securities increased $4.9 billion primarily reflecting higher liquid assets of $4.5 billion;

■                 Derivative assets decreased $6.2 billion primarily due to movements in interest rates during the half; and

■                 Loans grew $6.7 billion or 1%, with the majority of the increase being in Australian housing loans. Refer to Section 2.2.1 Loans for further information on movements.

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Liabilities

■	Deposits increased $8.4 billion. Refer to Section 2.2.1 Deposits for further information on movements;

■	Trading liabilities and other financial liabilities designated at fair value decreased $1.1 billion due to lower market inventory in WIB;

■	Derivative liabilities decreased $4.9 billion primarily due to movements in interest rates during the half;

■	Debt issues and acceptances declined $3.5 billion reflecting lower reliance on wholesale funding; and

■	Loan capital increased $1.3 billion due to the issuance of Westpac Capital Notes ($1.4 billion) on 8 March 2013.

Equity

The $1.0 billion increase in equity was primarily due to an increase in retained profits net of the payment of the 2012 final dividend and shares issued to satisfy the DRP.

First Half 2013 – First Half 2012

Significant movements during the year included:

Assets

■	Cash and balances with central banks decreased $4.9 billion due to less liquid assets held in this form;

■	Receivables due from other financial institutions increased $5.9 billion mainly due to higher collateral posted with counterparties;

■

Trading securities, other financial assets designated at fair value and available-for-sale securities increased $7.5 billion reflecting higher liquid assets ($3.8 billion) and increased market inventory in WIB ($3.7 billion);

■	Derivative assets decreased $1.3 billion, primarily due to movements in Australian interest rates; and

■	Loans grew $15.0 billion or 3%, with the majority of the increase being in Australian housing loans. Refer to Section 2.2.1 Loans for further information on movements.

Liabilities

■	Deposits increased $25.9 billion. Refer to Section 2.2.1 Deposits for further information on movements;

■	Trading liabilities and other financial liabilities designated at fair value increased $2.6 billion primarily due to increased market inventory in WIB;

■	Derivative liabilities increased $2.7 billion primarily due to foreign exchange and interest rate movements;

■	Debt issues and acceptances decreased $13.3 billion primarily due to a reduction in short term wholesale funding outstandings and the impact of the appreciation in the Australian dollar; and

■	Loan capital increased $2.5 billion due to the issuance of Westpac Capital Notes ($1.4 billion) on 8 March 2013 and issuance of subordinated debt during Second Half 2012.

Equity

The $2.3 billion increase in equity was due to an increase in retained profits net of the payment of dividends and shares issued to satisfy the DRP.

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2.4.2                   Funding and Liquidity Risk Management

The Group has a robust liquidity risk management framework to ensure its ability to meet cash flow obligations under a wide range of market conditions, including name-specific and market-wide stress scenarios.

Liquidity risk is the risk that the Group is not able to fund increases in assets or meet its payment obligations as they become due, without incurring unacceptable losses. This could potentially arise as a result of mismatched cash flows generated by the Group’s banking business. This risk is not specific to the Westpac Group, but inherent in all banks through their role as intermediaries between depositors and borrowers.

The regulatory environment for funding and liquidity risk management is changing in response to the global financial crisis and reform measures announced by the members of the Basel Committee on Banking Supervision (BCBS) in 2010.  A description of the BCBS liquidity reforms, and the status of APRA’s proposals for implementation of the Basel III liquidity framework in Australia, is set out in section 2.6

As detailed in section 2.6, APRA is expected to release an updated approach to implementing the liquidity reforms, including a response to the BCBS revisions from January 2013, in coming weeks.  A number of important details regarding the RBA’s Committed Liquidity Facility (CLF) are also yet to be finalised. As such, the potential impact on the composition and size of the Group’s liquid asset portfolio, and the full impact on the Group’s liquidity risk management framework, are yet to be confirmed. Final details, subject to consultation periods, are expected through the remainder of 2013 and into 2014.

Westpac’s liquid asset portfolio provides a source of reserve liquidity as eligible collateral under the Central Bank repurchase agreement facility and proposed CLF. Unencumbered liquid assets of $111 billion at 31 March 2013 were comprised of:

■                 $36 billion of cash and balances on deposit at Central Banks, along with Government and semi-Government bonds;

■                 $30 billion of repo-eligible private securities and Government guaranteed bonds; and

■                 $45 billion of self-originated AAA rated mortgage backed securities, which in extraordinary circumstances are eligible for repurchase with the RBA or the RBNZ.

As at 31 March 2013, the Group held sufficient liquid assets to cover all wholesale debt maturities within the next 16 months, excluding expected amortisation.

The Group monitors the composition and stability of its funding base to ensure it remains appropriately within the Group’s funding risk appetite. This includes a target stable funding ratio (SFR)1 greater than 75%.  Stable funding includes customer deposits, wholesale term funding (including securitisation) with residual contractual maturity greater than 12 months, and equity.  Westpac’s funding strategy aims to fund all new lending through these stable funding sources.

The Group maintained its strong funding profile over the half, with customer deposit growth funding lending growth and buy back of Government guaranteed debt.  Long term wholesale debt was issued to refinance maturities. As a result, the Group’s SFR at 31 March 2013 was unchanged from 30 September 2012 at 83%.

The majority of the Group’s funding comes from customer deposits, which increased 123 basis points to 59% of total funding. A continued focus on customer deposit gathering across the organisation has seen the Group’s deposit to loan ratio improve significantly over recent periods and over the six months to 31 March 2013, this ratio increased a further 142 basis points to 69%.

Stable sources make up an additional 24% of the Group’s funding, comprising wholesale funding with a residual maturity greater than 12 months (15%), securitisation (2%) and equity (7%).

Short term wholesale funding represents 17% of the Group’s total funding, comprising short-term debt with a residual maturity less than 12 months (13%) and long term debt with a residual maturity less than 12 months (4%).

The first half of the year saw a significant improvement in wholesale market conditions and credit spreads, due in part to improved market sentiment and quantitative easing undertaken by central banks, most recently in Japan, leading to increased liquidity in financial markets.  The Group responded to these conditions by issuing $12.5 billion in long term wholesale debt in a range of currencies, tenors and markets, across senior unsecured, secured and covered bond formats and including $1.4 billion in Tier 1 hybrid capital issued in the domestic market in March 2013.  New long term issuance, excluding securitisation, had a weighted average maturity of 4.5 years.

1                Stable funding ratio is total stable funding divided by total funding. Total funding includes customer deposits, total wholesale funding (short and long term) and equity.

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Term debt issued in the half included $2.1 billion in residential mortgage-backed securities (RMBS) and $1.2 billion in auto-backed securities (Auto ABS). The Auto ABS, issued in December 2012, was a first for a major Australian bank. The previous Auto ABS transaction issued in 2008 was sponsored by St.George prior to the merger with Westpac. These transactions provide important additional diversity to Westpac’s funding and investor base and recognise the quality of the underlying assets.

The Group also took advantage of improved conditions in First Half 2013 to buy-back approximately $3.4 billion in Government-guaranteed debt, reducing its 2014 refinancing requirements.

The Group is well positioned, having raised a further $1.4 billion since 31 March 2013 and has approximately $13 billion in term maturities for the remainder of the 2013 financial year.

The table below illustrates the Group’s funding on a residual maturity basis.  Further analysis of the funding view of the balance sheet is provided in Section 4 Note 22.

Funding by residual maturity

	As at 31 March 2013		As at 30 Sept 2012		As at 31 March 2012
	$m	Ratio %	$m	Ratio %	$m	Ratio %
Customer Deposits	359,610	59	347,722	58	319,916	54
Wholesale funding - residual maturity
Securitisation	11,470	2	10,079	2	10,489	2
Greater than 12 months	90,726	15	97,212	16	96,997	16
Equity[1]	45,428	7	44,081	7	42,986	7
Stable Funding Ratio (SFR)	507,234	83	499,094	83	470,388	79
Less than 6 months	64,241	11	67,810	11	86,008	15
6 to 12 months	15,281	2	13,991	2	13,254	2
Long term to short term scroll[2]	23,111	4	21,333	4	23,755	4
Short term wholesale funding	102,633	17	103,134	17	123,017	21
Total funding[3]	609,867	100	602,228	100	593,405	100

Deposits to Net Loans Ratio

	As at 31 March 2013		As at 30 Sept 2012		As at 31 March 2012

	$m	Ratio %	$m	Ratio %	$m	Ratio %
Customer deposits	359,610		347,722		319,916
Net loans	521,130	69.0	514,445	67.6	506,124	63.2

1                Equity less FX translation, Available-for-Sale Securities and Cash Flow Hedging Reserves.

2                Scroll represents wholesale funding with an original maturity greater than 12 months that now has a residual maturity less than 12 months.

3                Including Equity as described in footnote 1. Hybrids in the amount of $1.4 billion have been included in wholesale funding.

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Funding view of the balance sheet1

	As at 31 March 2013
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total

Total assets	111,073	-	-	495,177	71,259	677,509
Total liabilities	-	(359,610)	(202,853)	-	(67,852)	(630,315)
Total equity	-	-	(1,977)	(45,428)	211	(47,194)

Total	111,073	(359,610)	(204,830)	449,749	3,618	-
Net loans[2]	45,500	-	-	475,630	-	521,130

	As at 30 September 2012
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total

Total assets	110,174	-	-	490,618	74,173	674,965
Total liabilities	-	(347,722)	(208,455)	-	(72,569)	(628,746)
Total equity	-	-	(1,970)	(44,081)	(168)	(46,219)

Total	110,174	(347,722)	(210,425)	446,537	1,436	-
Net loans[2]	43,108	-	-	471,337	-	514,445

	As at 31 March 2012
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total

Total assets	101,255	-	-	489,309	63,368	653,932
Total liabilities	(236)	(319,916)	(228,526)	-	(60,379)	(609,057)
Total equity	-	-	(1,977)	(42,986)	88	(44,875)

Total	101,019	(319,916)	(230,503)	446,323	3,077	-
Net loans[2]	35,557	-	-	470,567	-	506,124

1           Refer to Section 4 Note 22 for a detailed analysis of the funding view of the balance sheet. Liquid assets are defined as assets that are eligible for re-purchase agreements with the Reserve Bank of Australia and the Reserve Bank of New Zealand.

2           Liquid assets in net loans include internally securitised assets that are eligible for re-purchase agreements with the Reserve Bank of Australia and the Reserve Bank of New Zealand.

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2.5        Capital and Dividends

	Basel III		Basel 2.5
		As at	As at	As at
	Preferred	31 March	30 Sept	31 March
	Ranges	2013	2012	2012
Regulatory Capital Structure
Common equity capital ratio (CET1)	8.0% - 8.5%	8.7%	8.4%	8.0%
Additional Tier 1 capital		2.1%	1.9%	1.8%
Tier 2 capital		1.7%	1.4%	1.0%
Total regulatory capital ratio	11.5% - 12.0%	12.5%	11.7%	10.8%
Risk weighted assets (RWA) $m		307,976	297,901	300,046

Basel III

On 1 January 2013, APRA’s new prudential standards for capital came into effect.  These standards adopt the BCBS reforms, commonly known as Basel III, to the Australian financial system.  APRA has applied national discretions under the framework and, as such, capital ratios calculated under APRA’s standards are not directly comparable to those calculated under BCBS standards.

In transitioning to APRA’s Basel III standards the following significant changes to the calculation of capital ratios have occurred:

■                 Investments in wealth and insurance subsidiaries, and regulatory expected loss adjustments, both previously deducted from Tier 1 and Tier 2 capital on a 50/50 basis; and equity investments, previously subject to thresholds, are now 100% deductions against common equity;

■                 Two changes to the measurement of RWA were implemented: a new charge for the risk of mark-to-market losses when the credit quality of a derivative counterparty is downgraded; and an increased RWA factor for exposure to Bank counterparties reflecting a changed regulatory view on the degree of correlation among these exposures under stressed conditions;

■                 Future expected dividend payments, previously deducted from capital on an accrual basis, are now deducted when declared; and

■                 New qualifying criteria for Tier 1 and Tier 2 capital instruments have been introduced.  Instruments issued before 1 January 2013 are subject to a transitional arrangement that progressively reduces their contribution to regulatory capital over time.

The chart below outlines the impact on the Common Equity Tier 1 ratio of the changes from 30 September 2012, along with other factors impacting capital levels over the 6 months to 31 March 2013.

Common Equity Tier 1 Ratio Movement for First Half 2013

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The Basel III Common Equity Tier 1 capital ratio of 8.74% at 31 March 2013 is 58 basis points higher than the 30 September 2012 pro forma Basel III Common Equity Tier 1 capital ratio.

The key drivers of the increase in the Common Equity Tier 1 ratio over the period included:

■                 First Half 2013 Cash Earnings of $3.5 billion (114 basis point increase);

■                 Dividends paid, net of DRP for the 2012 final dividend (67 basis point decrease); and

■                 The recognition of the 2013 net component of St George merger tax adjustments (8 basis point increase).

RWA movements had little impact on the ratio because RWA increases from interest rate risk in the banking book (IRRBB) and other assets were offset by decreases in credit and market risk RWA.

Tier 1 and Total Regulatory Capital Movement for the First Half 2013

Compared to 30 September 2012 Basel 2.5 ratios, both Tier 1 and total regulatory capital were higher as new issuance was partly offset by the impact of increased RWA on transition to Basel III and from the impact of transitional adjustments to the Tier 1 and Tier 2 capital base. Key movements in Tier 1 and Tier 2 capital were:

■                 The issuance of $1.4 billion of Tier 1 capital (44 basis point increase in Tier 1) in the form of Westpac Capital Notes; and

■                 Transitional adjustments applied to capital instruments issued before 1 January 2013 decreased Tier 1 Capital by $0.5 billion and total regulatory capital by $1.1 billion.

	Loans			RWA
	(per Section 4)			Basel III	Basel 2.5
	As at	As at	% Mov’t	As at	As at	% Mov’t
$m	31 March 2013	30 Sept 2012	Mar 13 - Sept 12	31 March 2013	30 Sept 2012	Mar 13 - Sept 12
Business purposes
On balance sheet	152,001	152,021	-	113,500	115,697	(2)
Off-balance sheet		-	-	54,494	55,574	(2)
Mark-to-market related credit risk		-	-	8,475	-	large
Total business purposes	152,001	152,021	-	176,469	171,271	3
Consumer purposes
On balance sheet[1]	372,984	366,258	2	69,680	67,134	4
Off-balance sheet[1]	-	-	-	7,585	6,694	13
Total consumer purposes	372,984	366,258	2	77,265	73,828	5
Provision for impairment	(3,855)	(3,834)	(1)	-	-	-
Total credit risk	521,130	514,445	1	253,734	245,099	4
(% of total RWA)				82%	82%

Total on balance sheet credit risk				183,180	182,831	-
Total off-balance sheet credit risk				70,554	62,268	13

Equity risk				-	1,263	(100)
Market risk				10,555	12,087	(13)
Operational risk				26,761	26,757	-
IRRBB				13,744	10,234	34
Other assets				3,182	2,461	29
Total non-credit				54,242	52,802	3
(% of total RWA)				18%	18%
Total	521,130	514,445	1	307,976	297,901	3

Basel III pro forma adjustments added $10.7 billion to reported RWA for 30 September 2012, with an $12.0 billion increase in credit RWA offsetting the removal of $1.3 billion RWA for equity risk since equity investments are now treated as a 100% deduction from capital.  Following this adjustment, Westpac’s risk weighted assets have remained relatively flat between 30 September 2012 ($308.6 billion) and 31 March 2013 ($308.0 billion).

1  Westpac Pacific’s RWA are classified as consumer. RWA in Westpac Pacific are calculated using the standardised approach.

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Excluding the Basel III transitional impact, movements in RWA included:

■                 Credit risk RWA declined 1% or $3.3 billion.  Lower business lending RWA mostly reflecting the benefit of reduced stressed assets, more than offset growth in RWA in Australian mortgages;

■                 IRRBB increased $3.5 billion reflecting a smaller embedded gain and slightly increased risk exposure;

■                 Lower market risk RWA of $1.5 billion from a reduced exposure to interest rate risk; and

■                 Other assets increased RWA $0.7 billion.

Westpac Preferred Range

Westpac’s preferred range for the Common Equity Tier 1 capital ratio calculated according to APRA’s Basel III prudential standards is 8.0% - 8.5%.  This range takes the following into consideration:

■                 Regulatory minimums and capital conservation buffer;

■                 Stress testing to maintain an appropriate buffer in a downturn; and

■                 Quarterly volatility of capital ratios under Basel III associated with dividend payments.

At 31 March 2013 the Group’s Common Equity Tier 1 capital ratio of 8.74% was above its preferred range.

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Capital Deduction for Regulatory Expected Credit Loss

For capital adequacy purposes APRA requires the amount of regulatory expected credit losses in excess of eligible provisions to be deducted from capital. The following table shows how the deduction is calculated from 1 January 2013. Under Basel III, there are two changes. The deferred tax assets associated with certain provisions are no longer required to be considered when calculating the deduction for regulatory expected loss; and the capital deduction is 100% from Tier 1 Capital, previously it was 50% deducted from Tier 1 capital and 50% deducted from Tier 2 capital.

	Basel III	Basel 2.5
	As at	As at	As at
$m	31 March 2013	30 Sept 2012	31 March 2012
Provisions associated with eligible portfolios
Total provisions for impairment charges (Section 4 Note 11)	4,199	4,241	4,391
plus general reserve for credit losses adjustment	83	131	119
plus provisions associated with partial write-offs	622	706	699
less ineligible provisions[1]	(139)	(150)	(152)
less certain deferred tax assets[2]	-	(708)	(731)
Total eligible provisions	4,765	4,220	4,326
Regulatory expected downturn loss[3]	5,617	5,758	5,944
Capital deduction in provisions for regulatory expected downturn loss	(852)	(1,538)	(1,618)
Deducted from Capital as follows:
Tier 1 reduction	(852)	(769)	(809)
Tier 2 reduction	-	(769)	(809)

After adjusting for the change in treatment of certain deferred tax assets, the capital deduction for regulatory expected downturn loss has decreased marginally as the reduction in total eligible provisions of $132 million was only slightly less than the reduction in regulatory expected loss of $141 million.

■                 The reduction in total eligible provisions was from improving asset quality reducing total provisions for impairment charges and the general reserve for credit losses adjustment.

■                 The reduction in regulatory expected loss was also reduced by the improving asset quality, partially offset by higher early cycle delinquencies in the secured and unsecured consumer portfolios.

[1]	Provisions associated with portfolios subject to the Basel standardised approach to credit risk are not eligible.
[2]	Under Basel III now grouped with other deferred tax assets and deducted from common equity Tier 1 capital.
[3]

Regulatory expected loss is calculated for portfolios subject to the Basel advanced IRB approach to credit risk. The comparison between regulatory expected loss and eligible provisions is performed separately for defaulted and non-defaulted exposures.

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Dividends

Dividend per ordinary share (cents per share)	As at	As at	As at
	31 March 2013	30 Sept 2012	31 March 2012
Interim (fully franked)	86	-	82
Special (fully franked)	10	-	-
Final (fully franked)	-	84	-
Total ordinary and special dividends	96	84	82

The Directors have determined a fully franked interim dividend of 86 cents per share, an increase of 2 cents per share or 2% over the 2012 final dividend.  The interim dividend represents a payout ratio of 76% on a Cash Earnings basis.

In addition to the interim dividend, the directors have determined a fully franked special dividend of 10 cents per share.

The Group’s ability to continue to frank dividends remains very strong, with our adjusted franking account balance after allowing for the reduction in franking credits for the 2013 interim and special dividends, at $590 million as at 31 March 2013.

The Group has continued to apply New Zealand imputation credits to the interim dividend of 8 cents (NZ) per share.  The special dividend will have NZ imputation credits attached of approximately 0.9 cents (NZ) per share.  New Zealand imputation credits can be utilised by shareholders that are New Zealand tax payers.

Dividend Reinvestment Plan (DRP)

The Group expects to satisfy the DRP for the 2013 interim and special dividends in full, by arranging for the purchase of shares. The Market Price will be set over the 20 trading days commencing 21 May 2013 and will not include a discount.

Common Equity Capital Activity during First Half 2013

Westpac issued ordinary shares to satisfy the DRP for 2012 final dividend and for some employee share plans.

Additional Tier 1 Capital

As at 31 March 2013, Westpac had $6.4 billion of Additional Tier 1 capital instruments on issue.

In March 2013, Westpac raised $1.4 billion of hybrid Tier 1 capital through the issue of 13,835,690 Westpac Capital Notes at $100 each.  The issue contributed 44 basis points to Westpac’s Tier 1 ratio as at 31 March 2013.

There were no redemptions of Tier 1 capital instruments during the period.

Exchange Rate Risk on Future NZ$ Earnings

Westpac’s policy in relation to the hedging of the future earnings of our New Zealand retail business is to manage the economic risk where Westpac believes there is a strong likelihood of significant adverse movements to the A$/NZ$ exchange rate.  Westpac manages these flows over a time horizon under which up to 100% of the expected earnings for the following twelve months and 50% of the expected earnings for the subsequent twelve months can be hedged.  Westpac has hedges in place for forecast 2013 NZ earnings for the remainder of 2013 at an average rate of $1.24.

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2.6                              Other Significant Developments

Corporate significant developments

Westpac Capital Notes

On 8 March 2013, Westpac issued approximately $1.4 billion of new Tier 1 hybrid securities known as Westpac Capital Notes, which qualify as Additional Tier 1 Capital of Westpac under APRA’s Basel III capital adequacy framework.

Litigation

■                 Exception fees – Westpac has been served with two separate class action proceedings in Australia by customers seeking to recover exception fees paid by those customers. The first set of proceedings was commenced by customers of the Westpac brand; the second by customers of the St.George Bank and BankSA brands. Westpac has agreed with the plaintiffs to put the proceedings against Westpac, St.George and BankSA on hold until at least June 2013, pending further developments in similar litigation commenced against another Australian bank.

■                 Bell litigation – Westpac was one of 20 defendant banks named in proceedings concerning the Bell Group of companies. The proceedings were brought by the liquidators of several Bell Group companies who challenged the defendant banks’ entitlement to receive the proceeds of realisation of Bell Group assets in the early 1990s. Judgment was delivered on 28 October 2008 and final orders were handed down on 30 April 2009.

Westpac, along with the other defendant banks, was found liable to repay its share of the monies received from the Bell Group plus interest. The defendant banks appealed the decision. Judgment was handed down by the Court of Appeal of the Supreme Court of Western Australia on 17 August 2012. By a majority decision, the defendant banks were unsuccessful in the appeal and the amount of interest payable was increased. Westpac considers that appropriate provisioning has been made for this matter. The defendant banks have been granted special leave to appeal to the High Court of Australia, however, the outcome and timing of the appeal are uncertain. Westpac is also entitled to lodge a claim as an unsecured creditor in the liquidation of the Bell Group.

Tax developments

On 14 November 2012 in Mills v Commissioner of Taxation [2012] HCA 51, the High Court unanimously upheld a taxpayer’s appeal against a decision of the Full Federal Court which had held that a hybrid stapled security that was part of a funding transaction, was subject to the Australian tax anti-avoidance rules. The High Court concluded that the purpose of issuing the hybrids was to raise Tier 1 Capital, and whilst the instruments were structured in a way to deliver franking credits to investors, that purpose was merely incidental to the purpose of raising Tier 1 Capital. Westpac is considering the impact this decision may have on potential future hybrid transactions.

Changes to accounting standards

In a continuing response to the global financial crisis, governments, regulators and accounting standard setters are working to revise certain accounting standards. The objective is to achieve convergence towards a single set of high-quality, global and independent accounting standards. The specific areas that have been targeted include accounting for financial instruments, provisioning for loan impairment charges, off-balance sheet exposures, the impairment and valuation of financial assets, consolidation and lease accounting. The Group expects that there will be a number of new standards issued in coming years that will require changes to our current accounting approaches.

Other significant developments

Basel Committee on Banking Supervision

Regulatory reforms and significant developments arising in relation to changes initiated by the Basel Committee on Banking Supervision (BCBS) include:

Liquidity

On 16 December 2010, the BCBS released the final text of the Basel III liquidity framework. The framework introduces two new liquidity measures: the Liquidity Coverage Ratio (LCR) and the Net Stable Funding Ratio (NSFR).

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The LCR requires banks to hold sufficient high-quality liquid assets, as defined, to withstand 30 days under an acute stress scenario. Since there are insufficient Government bonds available in the Australian marketplace to allow institutions to meet the LCR, the Reserve Bank of Australia (RBA) has announced, jointly with the Australian Prudential Regulation Authority (APRA), that it will make available to Australian institutions a Committed Liquidity Facility (CLF) that can be accessed to meet the LCR requirement.

The timetable for implementing the liquidity standard schedules the LCR to be introduced from 1 January 2015 and the NSFR from 1 January 2018. Both liquidity measures are subject to an observation and review period prior to implementation and as such are potentially subject to modification.

In response to its observation and review process, the BCBS issued a revised framework for the LCR and liquidity risk monitoring in January 2013, including proposed recalibration of certain elements and phase-in arrangements over 4 years for the LCR from January 2015.

In November 2011, APRA released for consultation its initial discussion paper outlining its proposed implementation of the Basel III liquidity reforms in Australia. APRA is expected to release an updated proposal for implementation of the liquidity reforms, including a response to the revised BCBS LCR framework, in coming weeks. Following consultation on APRA’s updated proposals, a final standard for the LCR is expected to be released later in 2013. Until the final Australian standards are released, the full extent of the impact on the Westpac Group is uncertain.

Capital

On 16 December 2010, the BCBS released the final text of the Basel III capital framework. The framework was revised in June 2011 and incorporates higher global minimum capital requirements and the introduction of two new capital buffers. The framework includes:

■                 an increase in the minimum common equity requirement from 2.0% to 4.5%;

■                 an increase in the minimum Tier 1 capital requirement from 4.0% to 6.0%;

■                 a capital conservation buffer at 2.5%, to be met with common equity; and

■                 a countercyclical buffer of between 0% to 2.5% to be met with common equity or other fully loss absorbing capital (subject to further BCBS guidance). The buffer is intended to be applied during times of excess credit growth.

The framework includes a compliance timetable, with phase-in arrangements starting from 1 January 2013 and some elements not becoming fully effective until 1 January 2019.

On 28 September 2012, APRA released the four final capital adequacy standards that will govern the implementation of the Basel III capital framework in Australia. On 13 November 2012 APRA released updated prudential standards which incorporated the Basel III requirements for counterparty credit risk. This release represented the latest measures to implement the Basel III capital reforms in Australia. APRA has required Australian Authorised Deposit-taking Institutions (ADIs) to meet the new minimum capital requirements from 1 January 2013 and has proposed that the capital conservation buffer apply in full from its introduction date of 1 January 2016.

Westpac is currently complying with the Basel III capital standards as implemented in Australia and current capital levels are above the minimum that will apply from 1 January 2016.

Other Basel Accord Reforms

The Basel III capital framework also introduced a leverage ratio requirement. The BCBS proposes that introducing a simple, non-risk based leverage ratio requirement would act as a credible supplementary measure to the risk-based capital requirements. The BCBS is developing the specifications and associated disclosure requirements for the leverage ratio. The proposed timetable for the leverage ratio provides for testing and recalibration to occur until 2017, with public disclosure to commence from January 2015 and migration of the final standard to a Pillar 1 requirement from January 2018.

In March 2013 the BCBS issued a consultation paper on measuring and controlling large exposures. The existing large exposures framework was established in 1991 and the proposed updated framework is intended to achieve greater consistency among and between jurisdictions in the way banks and supervisors measure, aggregate and control exposures to single counterparties. The final framework is proposed to be in place by January 2019.

The BCBS is also currently conducting analysis on risk-weighted assets, which forms the denominator of the capital ratios. The BCBS has indicated that this work is intended to examine the consistency in the determination of risk-weighted assets across jurisdictions and will determine the direction of future work in this area which will ultimately allow the BCBS to consider potential policy options.

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Each of these measures are in different stages of development and, following release of the respective regulations by the BCBS, APRA will consult on and develop the regulations to apply in Australia. Until APRA develops the final rules for implementing these measures in Australia, the impact on Westpac cannot be determined.

Systemically Important Financial Institutions (SIFIs)

In November 2011, the BCBS published ‘Global systemically important banks: Assessment methodology and the additional loss absorbency requirement’. This document announced the final methodology for determining Global Systemically Important Banks (G-SIBs), and the Financial Stability Board (FSB) named 29 G-SIBs that would be subject to higher capital requirements and greater oversight. The list of G-SIBs is subject to annual review and in November 2012 the FSB issued an updated list of 28 G-SIBs as well as specifying the higher capital requirements proposed for each. These increased capital requirements will be phased in from January 2016. Westpac has not been named as a G-SIB.

The G20 also directed the FSB to consider how to extend the framework to a broader set of SIFIs, including Domestic Systemically Important Banks (D-SIBs), and to make recommendations to the G20. On 12 October 2012, the BCBS issued the paper ‘A framework for dealing with domestic systemically important banks’. The paper sets out a principles based framework for regulating D-SIBs. However, until APRA develops the rules for implementing the framework in Australia, any impact on Westpac cannot be determined.

Recovery and resolution planning

In November 2011, the FSB finalised a comprehensive package of policy measures to improve the capacity of authorities to resolve failing SIFIs, without systemic disruption and without exposing taxpayers to risk of loss. As part of the package, a Recovery and Resolution Plan is required for any firm deemed by its home authority to have systemic importance to the domestic economy. In addition, SIFIs will be subject to resolvability assessments to ensure they may be resolved without severe systemic disruption and taxpayer loss while at the same time protecting systemically important functions. APRA has undertaken a pilot Recovery Planning project applying to Australia’s largest banks, with final plans delivered to APRA in mid-2012. APRA has indicated that it intends to extend its recovery planning program once the results of the pilot program have been analysed. The final form of any resulting requirements, the implications, and the timing for Westpac are at this stage unknown.

Australia

The Australian Federal Government has embarked on a program of regulatory reform which will affect Westpac. This includes:

OTC derivatives reform

The over-the-counter (OTC) derivatives market is undergoing significant regulatory reform globally. The reforms aim to improve transparency, mitigate systemic risk and protect against market abuse in the OTC derivatives market by encouraging clearing through central counterparties, reporting to trade repositories, exchange trading where appropriate, and imposing higher capital requirements on non-centrally cleared contracts.

Locally, the Council of Financial Regulators (APRA, ASIC, RBA and the Australian Treasury) issued a report on OTC Derivatives Market Reform Considerations in March 2012, which was followed by the release of a joint report on the Australian OTC Derivatives Market by APRA, ASIC and the RBA in October 2012. In December 2012 the Federal Treasury released a proposals paper which included a recommendation that Australia introduce a mandatory OTC derivative trade reporting requirement.

In April 2013 ASIC released a consultation paper incorporating the proposals for implementing the mandatory trade reporting requirement in Australia. It is proposed that the requirement will be progressively introduced from 31 December 2013.

In addition, the Federal Parliament of Australia passed the Corporations Legislation Amendment (Derivatives Transactions) Bill 2012, which creates a framework to allow the Minister for Financial Services and Superannuation to determine that mandatory obligations should apply to certain classes of OTC derivatives, requiring those classes to be reported, centrally cleared and traded on suitable trading platforms.

Westpac is also closely monitoring the international OTC derivatives reforms including regulatory changes being implemented by the US Commodity Futures Trading Commission (CFTC) under the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act). Westpac registered as a swap dealer with the CFTC on 31 December 2012.

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Westpac continues to actively engage with regulators, trade associations, banks and clearing houses in regard to the regulatory developments and requirements. Westpac is developing clearing, reporting and trade processing solutions to ensure that it is compliant with applicable global regulations within the required timeframes. As both the international and local reforms are yet to be finalised, the full extent of the impact on the Westpac Group’s operations remains unclear.

Superannuation changes

From 1 July 2013, superannuation funds are able to offer MySuper products if licensed by APRA. From 1 January 2014, generally employers can only make super guarantee contributions to a default super fund which offers a MySuper product. MySuper is part of the Government’s response to the Super System (Cooper) Review and is a low cost, simple superannuation product. A MySuper product will be the default investment option where investment choice is not elected by the member. Other legislative changes include enhanced trustee and director obligations as well as ‘SuperStream’, a measure to improve the efficiency of processing superannuation transactions through the use of technology. An established project team continues to assess and implement changes to our existing superannuation products to ensure compliance with the new requirements.

Financial advice changes

On 27 June 2012 the Government’s Future of Financial Advice (FOFA) reforms became law. Regulations were registered on 12 July, 2 October and 26 November 2012, and further regulations and legislation are still expected. The FOFA reforms are aimed at improving consumer trust and confidence in, and the quality of, financial advice. The FOFA reforms include a ban on certain conflicted payments and soft dollar benefits, a ban on volume-based shelf space fees, a ban on the charging of asset-based fees on borrowed funds, a statutory best interests duty so that financial advisers must act in the best interests of their clients, and an ‘adviser charging regime’ where the investor will be required to opt-in every two years to receive ongoing advice and where advisers will be required to give annual disclosure of ongoing fees and services to investors. The majority of the proposed reforms will commence for the Westpac Group on 1 July 2013. Certain aspects of the reforms, including an anti-avoidance provision and increased ASIC powers, commenced on 1 July 2012.

Privacy law reform

The Privacy Amendment (Enhancing Privacy Protection) Act 2012 (Cth) received royal assent on 12 December 2012 and will commence on 12 March 2014. It amends the Privacy Act 1988 (Cth) to replace the National Privacy Principles with new Australian Privacy Principles and introduce a new, more comprehensive, credit reporting system. In addition, significant new powers are provided to the Privacy Commissioner to enforce the revised law. These privacy reforms will require review and amendment of a wide range of Westpac Group documents, systems and procedures in relation to the management of personal information.

Westpac continues to review these developments, engage with Government, regulators and industry bodies as appropriate, and amend its systems, processes and operations to align with regulatory changes as they occur.

United States

There are a number of significant regulatory reforms currently occurring in the United States (US). These include:

Dodd-Frank Act

Legislation designed to reform the system for supervision and regulation of financial firms in the US was signed into law on 21 July 2010. The Dodd-Frank Act contains a wide range of provisions that will affect financial institutions operating in the US, including foreign banks like Westpac. Included among its provisions are reforms designed to reduce systemic risk presented by very large financial institutions, promote enhanced supervision, regulation, and prudential standards for financial institutions, establish comprehensive supervision of financial markets, impose new limits on permissible financial institution activities and investments, expand regulation of the derivatives markets, protect consumers and investors from financial abuse, and provide the US Government with the tools needed to manage a financial crisis. Many of the provisions of the Dodd-Frank Act require extensive rulemaking by US regulatory agencies before the provisions become effective. The issuance of final rules under the Dodd-Frank Act remains far from complete, with the process continuing. Aside from the observations regarding OTC derivatives reform above, until there is greater clarity regarding the final forms of the rules and their extra-territorial application, it is not possible to assess the full impact of the law and the regulations on our operations. However in the event that some of the rules are implemented in or close to the current draft, significant investment in compliance and reporting programs and changes to business activities are likely to be required.

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Foreign Account Tax Compliance Act (FATCA)

Legislation incorporating provisions referred to as FATCA was passed in the US on 18 March 2010. Regulations were published by the US Treasury on 28 January 2013 that provide detail on how the FATCA provisions should be implemented. The legislation and subsequent regulations require Foreign Financial Institutions (FFIs) such as Westpac to enter into an FFI agreement (if they are not subject to the provisions of an Intergovernmental Agreement (IGA), which is discussed below) under which they agree to identify and provide the US Internal Revenue Service (IRS) with information on accounts held by US persons and certain US owned foreign entities, or otherwise face 30% withholding tax on certain payments made to the FFI. In addition, FFIs that have entered into an FFI agreement will be required to withhold on certain payments made to FFIs that have not entered into an FFI agreement (and are not otherwise subject to an IGA) and account holders who do not respond to requests to confirm their US person status and/or do not agree to the FFI reporting certain account related information to the IRS. Substantial investment will be required to ensure that Westpac will be able to adhere to the FATCA requirements from a compliance and reporting perspective across all jurisdictions in which Westpac operates.

The IRS has also published a Model IGA in connection with the implementation of FATCA. The Australian and New Zealand Governments are each currently in the process of negotiating the terms and conditions of an IGA with the US. Once concluded, these IGAs will likely enable Westpac to report the required information relating to its Australian and New Zealand businesses to the Australian Taxation Office (ATO) and the New Zealand Inland Revenue Department (IRD) respectively, which would provide such information to the IRS under existing Exchange of Information protocols. Further, Westpac would be relieved of the requirements to enter into an FFI agreement in relation to its Australian and New Zealand businesses with the IRS and to withhold from payments to, or close the accounts of, certain account holders, but will still be required to identify certain US accounts. While it is anticipated that these IGAs would reduce the compliance costs and operational burdens of FATCA (as compared to the costs and burdens resulting from an FFI agreement), Westpac currently expects (subject to any restrictions under local law), that it will enter into an FFI agreement with respect to its branches and affiliated FFIs not located in Australia, New Zealand or another country that has entered into an IGA.

New Zealand

Regulatory reforms and significant developments in New Zealand include:

Open Bank Resolution (OBR)

The Reserve Bank of New Zealand (RBNZ) intends to implement its OBR policy on 30 June 2013. OBR contemplates a bank being open for business on the next business day following a bank failure event and the bank being put into statutory management. All locally incorporated registered banks with retail deposits over NZ$1 billion must be pre-positioned for OBR. The policy therefore applies to Westpac New Zealand Limited (WNZL). In the event of failure, a bank must be able to achieve certain outcomes which include being able to freeze accounts and process pending payments, determine customers’ account balances on a per account basis, set aside a proportion of account balances that have been frozen, and resume customers’ access to their transaction and other accounts on the next business day following the bank’s closure. Notwithstanding the pre-positioning requirement, there is no obligation on the part of the New Zealand government to use OBR in the event of a bank failure. A new condition of registration to formally impose the OBR requirements will need to be in place by the implementation date.

Basel III

The RBNZ has adopted the core Basel III capital measures relating to new capital ratios and most of the recommendations relating to the definition of capital. From 1 January 2013, the requirements for Total Tier 1 capital increased to 6.0% and must include common equity of 4.5%. The conservation buffer will be implemented in full from 1 January 2014 at which time Total Tier 1 capital will increase to 8.5% and will need to include 7% common equity. The countercyclical capital buffer will also be able to be deployed from 1 January 2014. The RBNZ is not specifying any upper limit on the countercyclical buffer. The RBNZ has not adopted the leverage ratio.

Financial Markets Conduct Bill (FMCB)

The FMCB is expected to be passed in the first half of calendar year 2013. The FMCB represents an overhaul of the existing securities law regime in New Zealand and will impact various aspects of the wider Westpac New Zealand business. It introduces changes to product disclosure and governance, and introduces new licensing and registration requirements. The new regime will do away with the existing prospectus/investment statement dual disclosure model and introduce a single product disclosure statement, supported by an online register of other material documentation. Much of the detail from the FMCB has been left to be prescribed in regulations.

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Credit law reform/responsible lending

The Credit Contracts and Financial Services Law Reform Bill was introduced into the House in April 2013. The bill reforms the entire suite of legislation that governs consumer credit contracts. The Credit Contracts and Consumer Finance Act 2003 (CCCFA) is being amended to provide for a regulatory responsible lending code. In addition, existing consumer protections are being strengthened by changing current CCCFA provisions on disclosure, fees, hardship and ‘oppressive contracts’.

Reserve Bank of New Zealand (Covered Bonds) Amendment Bill

A bill that provides a legislative framework for the issuance of covered bonds by New Zealand registered banks is expected to be passed in the first half of 2013. New Zealand registered banks are currently permitted by the RBNZ to issue covered bonds and it is a condition of registration that a covered bond issuance cannot exceed 10% of total assets. However, the legislation will provide certainty for investors that the cover pool assets will be disgorged from statutory management and liquidation regimes. The bill will require the registration of covered bond programs and provides for a transition period for the registration of existing programs.

RBNZ – macro-prudential policy

In March 2013 the RBNZ released a consultation paper on its proposed macro-prudential policy and framework. The policy aims to promote greater financial system stability by building additional resilience in the financial system during periods of rapid credit growth and rising leverage or abundant liquidity, and dampening excessive growth in credit and asset prices. The policy will apply only to registered banks initially and involves the following four instruments: sectoral capital requirements, restrictions on high loan to value ratio lending, adjustments to the core funding ratio and the countercyclical capital buffer. The latter already forms part of the Basel III reforms so is not part of the consultation. A memorandum of understanding between the Minister of Finance and the RBNZ is scheduled to be signed by the middle of the year. Further consultation on some of the detail is expected to occur later in the year.

RBNZ – Review of bank capital adequacy requirements for housing loans

The RBNZ is undertaking a staged review of bank capital adequacy requirements for residential mortgage loans (housing loans).  A consultation paper on the first stage of the review was released in March 2013 and requested submissions on a proposal to increase the correlation factor for high loan-to-value ratio loans for banks such as WNZL that use internal models to calculate their capital requirements. The RBNZ subsequently consulted on a change to banks’ conditions of registration to implement the new requirements.  The RBNZ is proposing that the changes take effect from 30 September 2013.   The changes will result in an increase to the capital adequacy requirements for high loan-to-value ratio loans for the affected banks.  The next stage of the RBNZ’s review will include consideration of the overall calibration of banks’ models, potentially including the calibration of their probability of default and loss given default estimates.

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2.7        Sustainability Performance

Sustainability Metrics	As at	As at	As at	% Mov’t	% Mov’t
	31 March 2013	30 Sept 2012	31 March 2012	Mar 13 - Sept 12	Mar 13 - Mar 12
Employee Voluntary Attrition¹	9.7%	9.9%	10.6%	20bps	90bps
New Starter Retention[2]	85.7%	84.8%	85.3%	90bps	40bps
High Performer Retention[3]	96.0%	95.9%	95.5%	10bps	50bps
Lost Time Injury Frequency Ratio (LTIFR)[4]	1.8	1.9	2.3	5	22
Women in Leadership[5]	41%	40%	38%	100bps	300bps
Employee Engagement[6]	n/a	84%	n/a	n/a	n/a

Sustainability Metrics				% Mov’t	% Mov’t
	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
kWh of electricity/m2 for commercial and retail sites[7,9]	190	204	n/a	7	n/a
Power Usage Effectives (PUE)[8,9]	1.77	1.88	n/a	6	n/a

The Westpac Group’s approach to sustainability is outlined in the new sustainability strategy, launched in February 2013. The strategy is designed to anticipate and shape the most pressing emerging societal issues where the bank has the skills and experience to make a meaningful, positive impact.

The following three initial focus areas were identified for action:

■                 anticipating the big shifts of demographic and cultural change;

■                 creating economic solutions to environmental challenges; and

■                 helping customers achieve sustainable financial futures in a changing landscape.

These areas are supported by ten objectives and an update is provided.

The Group’s identification of and response to the most material current issues continues to be subject to independent external assurance against the AA1000 AccountAbility Principles Standard (2008).

[1]

Employee Voluntary Attrition refers to the total voluntary separation of permanent employees / 12 month average total permanent headcount (full time, part time and maximum term employees). Excludes Westpac Pacific.

[2]	Total New Starter retention / 12 month rolling New Starter headcount for the period (includes full time and part time permanent employees). Excludes Westpac Pacific.
[3]	Total High Performer Retention / 12 month rolling High Performer headcount for the period (includes full time, part time permanent and maximum term employees). Excludes Westpac Pacific.
[4]

Lost Time Injury Frequency Rate (LTIFR) measures the number of Lost Time Injuries (LTIs), defined as injuries or illnesses resulting in an employee being unable to work for a full scheduled day (or shift) other than the day (or shift) on which the injury occurred where work was a significant contributing factor, per one million hours worked in the rolling twelve months reported. Excludes Westpac Pacific.

[5]

Women in Leadership refers to the proportion of women (permanent and maximum term) in people leadership roles or senior roles of influence as a proportion of all leaders across the Group. Includes CEO, Executive Team, General Managers, Senior Managers as direct reports to General Managers and the next two levels of management. Aligned to the Equal Opportunity for Women in the Workplace Agency (EOWA) standard. Excludes Westpac Pacific.

[6]

Employee engagement score is determined through a voluntary employee survey conducted internally using Towers Watson’s licensed survey methodology and is a score of employee engagement levels at the time the survey is administered.

[7]

kWh of electricity/m2 for commercial and retail sites includes commercial offices, contact centres, disaster recovery sites, branches, business banking and subsidiaries (RAMS, BTIM, Qvalent, Hastings). Excludes Bragencies, Instores, standalone ATMs, standalone data centres, fleet and sites which the Westpac Group does not have operational control over. Excludes Westpac Pacific and Westpac New Zealand Ltd.

[8]

Power Usage Effectives (PUE) is an industry accepted ratio for the measurement of the effective usage of electrical power in a standalone Data Centre Facility and is represented by the quotient Total Facility Power Load divided by IT Equipment Power Load. Excludes Westpac Pacific and Westpac New Zealand Ltd.

[9]

Half Year March 2013 covers the period 1 July 2012 to 31 December 2012, Half Year September 2012 covers the period 1 January 2012 to 30 June 2012, and Half Year March 2012 covers the period 1 July 2011 to 31 December 2011.

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Sustainability Performance Highlights

In addition to launching the new sustainability strategy performance highlights during the period included:

■                 The Westpac Group achieved its women in leadership target of 40% in 2012, two years ahead of the 2014 target date;

■                 In October 2012, the Group sponsored the 100 Women of Influence awards program in conjunction with the Australian Financial Review; and in March 2013, the Group also sponsored International Women’s Day in conjunction with UN Women;

■                 In December 2012, the Westpac Group launched a new charitable initiative enabling shareholders to donate a percentage of their dividends to the ‘Family of Giving’, which comprises the four charitable funds: Westpac Foundation, St. George Foundation, Bank of Melbourne Neighbourhood Fund and BankSA & Staff Charitable Fund. Money raised will benefit hundreds of charities and grass roots organisations supported by these funds; and

■                 The Group together with its employees and supported charitable funds contributed more than $7.7 million to the community, made up of:

-           $4.5 million in employee donations and microfinance loans to approximately 650 Australian charities matched dollar for dollar;

-           $100,000 in donations to support natural disaster relief efforts following the Queensland floods and Tasmanian bushfires. The Group also provided disaster relief packages for flood victims in Queensland and New South Wales, and bushfire victims in north west New South Wales;

-           A further $250,000 committed under local Community Grant Schemes to support flood impacted communities in Queensland and northern NSW; and

-           Over $3.2 million in grants provided by the Family of Giving to 50 not-for-profit organisations as part of their focus on helping local communities prosper and grow.

External Recognition of Sustainability Activities

■                 Westpac was ranked 10th in the Corporate Knights 2012 Global 100 Most Sustainable Corporations in the world. Westpac is the only Australian company in the top 10 and the only bank ranked in the top 35;

■                 Received a rank of 2 by the Dow Jones Sustainability Index assessed against 193 banks globally; awarded SAM Silver Class in 2013 with a score of 92% and recognised as a global leader for banks since 2002;

■                 Named as one of the World’s Most Ethical Companies from 2008 – 2013 by the Ethisphere Institute, one of only three banks globally and two Australian companies;

■                 In 2012 Westpac received membership and the highest rating (Band A) for the Carbon Disclosure Project’s Indices for the ASX200, NZX50 and the Global 500. Westpac has been included in the global Carbon Disclosure Climate Leadership Index since 2003;

■                 The Westpac Group has retained the Equal Opportunity for Women in the Workplace Agency’s (EOWA’s) Employer of Choice for Women citation recognising the ongoing commitment of the Group in creating an inclusive and supportive environment for women and men across all their working life stages;

■                 In 2010, 2011 and 2012 WIB was voted as Best Trading Company in Australasia in the global Environmental Finance Awards; and

■                 Westpac was included in the FTSE4Good Index Series in 2012. The Group has been a member of this series for over ten years.

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Performance against Sustainability Objectives

Anticipate the big shifts of demographic and cultural change	Ensure our workforce is representative of the community

During First Half 2013, the Group continued to build on its Women In Leadership focus and as at 31 March 2013 41% of leadership roles were filled by women.

In November 2012, a diversity and flexibility survey was conducted across the organisation, which indicated that 82% of employees anticipate the need to work flexibly over the next three years. Insights from the survey are assisting the review of policies, role and job design and the introduction of tools to support flexibility. Addressing workplace flexibility will greatly assist in increasing the participation of women, carers and mature age employees in the workforce.

Extend working lives and quality of life

In September 2012, the Group embarked on a new Wellbeing program aimed at helping employees enhance their quality of life. To date, more than 8,600 employees have completed their online Wellbeing Assessment and generated a personal Wellbeing report which includes guidance on ways to improve their wellbeing. An intranet site has also been developed with online planning tools supported by seminars to help employees create personal Wellbeing plans. Analysis of the Wellbeing Assessment results will be used to develop Wellbeing plans across business units and develop employee initiatives.

Anticipate the future needs of ageing and culturally diverse customers

In November 2012, BT conducted a nationwide survey of 4,966 Australians, charting the state of the nation’s financial health. The survey found that almost a third of Australian households are living from pay cheque to pay cheque and 17% would struggle to find $500-$1,000 to deal with an emergency. The results from the BT Australian Financial Health Index, released in February 2013, reinforced the view that many people were looking for help and guidance to prepare for their financial future. The results provide a deeper insight into how Australians view their financial health and allow BT to better tailor its products and services to meet their financial needs.

Economic solutions to environmental challenges	Provide products and services to help customers adapt to environmental challenges

During First Half 2013, the Group focused on energy efficiency opportunities and capacity building for small business and not-for-profit organisations building on the launch of the Energy Efficiency Lease (EEL) for institutional customers in February 2012. The EEL is an innovative product that applies the standard features of a lease to energy efficient assets, including energy efficient building management equipment, renewable assets, computer hardware, medical devices, cooling, heating and air conditioning systems and LED and lighting assets.

Increase lending and investment in CleanTech and environmental services

In February 2013 the Group announced that it would make available up to $6 billion for lending and investment in CleanTech and environmental services by 2017. This commitment effectively doubles the Group’s current exposure to the sector and includes renewable energy, greening the property sector, water efficiency and waste management activities. This target will be achieved through a combination of specific product offerings and increased lending volumes to this sector.

Reduce our environmental footprint

The 2012 Westpac Group’s Annual Review and Sustainability Report included new environmental measures and accompanying FY13 and FY17 targets. Early progress has been overseen by the newly formed Environmental Management Committee.

The changing financial landscape	Ensure all our customers have access to the right advice to ensure a secure retirement

One of the key focus areas for First Half 2013 was expanding BT’s advice offering with the launch of Single Topic Personal Advice for life insurance. This is an advice package that provides customers with personalised recommendations on life insurance and superannuation tailored to their situation to assist them in receiving appropriate protection.

Help our customers meet their financial goals in retirement

In November 2012, BT Financial Group launched Wrap Capital Protection, a product that allows Australians the opportunity to generate growth for retirement through their investment portfolio whilst preserving a minimum outcome at the end of an agreed term. The development of BT’s Wrap Capital Protection product followed research into the needs of retirees and has particular relevance for investors in the period immediately pre- or post- retirement. In October 2012, BT Investment Management launched the BT Equity Income Series focusing on certainty of income in uncertain times and aiming to deliver competitively high income, paid regularly and with low capital volatility.

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Increase access to financial services in the Pacific

In Full Year 2012, Westpac Pacific launched In-Store Banking, a facility that offers selected merchants the ability to provide banking services to customers using EFTPOS terminals. During First Half 2013, 68 In-Store Banking merchants were added to the existing network of 30 merchants across Westpac’s Pacific operations. Westpac Pacific has also introduced technology enabling real time Handycard issuing and account opening to support the target to increase access to financial services to 300,000 previously unbanked customers by 2017.

Help people gain access to social and affordable housing

In November 2012, Westpac Institutional Bank hosted its second Annual Social and Affordable Housing Forum. The forum brought together over 100 delegates from government, industry regulators, not-for-profit organisations, urban planners, builders, financiers and advisors to develop innovative responses to the challenges faced by the social housing sector. Following the forum, in February 2013, the Group committed to make available up to $2 billion in lending to the social and affordable housing sector by 2017.

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

3.0                              DIVISIONAL RESULTS

Divisional results are presented on a management reporting basis. Internal charges and transfer pricing adjustments are included in the performance of each business reflecting the management rather than the legal structure (these results cannot be compared to results for individual legal entities). Where management reporting structures or accounting classifications have changed, comparatives have been revised and may differ from results previously reported. Results below are presented on a Cash Earnings basis.

Our internal transfer pricing framework attributes value between divisions. Its primary attributes are:

■               Treasury funding product balances are fully transfer priced at inter-bank rates according to the tenor of the underlying transactions; and

■               Overhead costs are allocated to revenue generating businesses and capital is allocated to business groups using designated risk factors.

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

3.1                              Australian Financial Services

Australian Financial Services (AFS) is responsible for the Westpac Group’s Australian retail banking, business banking and wealth operations.  It incorporates the operations of Westpac Retail & Business Banking (Westpac RBB), St.George Banking Group (St.George) and BT Financial Group Australia (BTFG). AFS also includes the product and risk responsibilities for Australian Banking.

				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Net interest income	4,565	4,424	4,270	3	7
Non-interest income	1,786	1,762	1,637	1	9
Net operating income	6,351	6,186	5,907	3	8
Operating expenses	(2,862)	(2,796)	(2,757)	(2)	(4)
Core earnings	3,489	3,390	3,150	3	11
Impairment charges	(366)	(399)	(464)	8	21
Operating profit before tax	3,123	2,991	2,686	4	16
Tax and non-controlling interests	(947)	(869)	(810)	(9)	(17)
Cash Earnings	2,176	2,122	1,876	3	16

Economic profit	1,867	1,782	1,529	5	22
Expense to income ratio	45.1%	45.2%	46.7%	14bps	161bps
Net interest margin	2.30%	2.24%	2.19%	6bps	11bps

				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Westpac Retail & Business Banking	1,116	1,113	1,001	-	11
St.George Banking Group	715	657	574	9	25
BT Financial Group (Australia)	345	352	301	(2)	15
Total Cash Earnings	2,176	2,122	1,876	3	16

				% Mov’t	% Mov’t
$bn	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Deposits
Term deposits	106.6	113.7	111.3	(6)	(4)
Other	140.3	125.6	114.4	12	23
Total deposits	246.9	239.3	225.7	3	9
Net loans
Mortgages	321.5	315.9	309.6	2	4
Business	75.7	77.9	76.6	(3)	(1)
Other	18.6	18.2	18.2	2	2
Total net loans	415.8	412.0	404.4	1	3
Deposit to loan ratio	59.4%	58.1%	55.8%	130bps	357bps
Total assets	441.7	436.8	429.2	1	3
Total committed exposure	502.5	495.5	483.9	1	4
Consumer lending (mortgages) third party origination	43%	43%	38%	-	large

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

3.1.1                   Westpac Retail & Business Banking

Westpac Retail & Business Banking (Westpac RBB) is responsible for sales and service for our consumer, small-to-medium enterprise customers and commercial and agribusiness customers (typically with turnover of up to $100 million) in Australia under the Westpac brand.  Activities are conducted through Westpac RBB’s network of branches and business banking centres and specialised consumer and business relationship managers, with the support of cash flow, financial markets and wealth specialists, customer service centres, automatic teller machines (ATMs) and internet and mobile channels.  The majority of revenue from wealth products sold to Westpac RBB customers is included in BTFG’s financial results.

				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Net interest income	2,783	2,687	2,617	4	6
Non-interest income	618	603	581	2	6
Net operating income	3,401	3,290	3,198	3	6
Operating expenses	(1,565)	(1,530)	(1,549)	(2)	(1)
Core earnings	1,836	1,760	1,649	4	11
Impairment charges	(244)	(211)	(218)	(16)	(12)
Operating profit before tax	1,592	1,549	1,431	3	11
Tax and non-controlling interests	(476)	(436)	(430)	(9)	(11)
Cash Earnings	1,116	1,113	1,001	-	11

Economic profit	983	972	867	1	13
Expense to income ratio	46.0%	46.5%	48.4%	48bps	242bps
Net interest margin	2.31%	2.25%	2.21%	6bps	10bps

				% Mov’t	% Mov’t
$bn	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Deposits
Term deposits	54.2	59.1	58.9	(8)	(8)
Other	88.0	79.4	72.9	11	21
Total deposits	142.2	138.5	131.8	3	8
Net loans
Mortgages	197.4	195.3	192.6	1	2
Business	45.6	46.1	44.8	(1)	2
Other	9.1	8.9	9.0	2	1
Total net loans	252.1	250.3	246.4	1	2
Deposit to loan ratio	56.4%	55.3%	53.5%	108bps	292bps
Total assets	257.5	255.3	251.6	1	2
Total committed exposure	313.4	310.1	302.3	1	4

				% Mov’t	% Mov’t
	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Credit Quality
Mortgage delinquencies > 90 days	0.55%	0.48%	0.52%	(7bps)	(3bps)
Other consumer loans delinquencies > 90 days	1.15%	0.99%	1.27%	(16bps)	12bps
Business impaired assets to total committed exposure	1.14%	1.07%	1.04%	(7bps)	(10bps)
Total stressed assets to total committed exposure	1.39%	1.36%	1.38%	(3bps)	(1bps)

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

Financial Performance

First Half 2013 - Second Half 2012

■                 Westpac RBB’s strong franchise contributed to a 4% uplift in core earnings with an increase in customers, a deepening of relationships, good margin management and an improvement in the deposit to loan ratio; and

■                 Cash Earnings were little changed with the rise in core earnings offset by a $33 million rise in impairment charges and a higher effective tax rate.

Westpac RBB delivered Cash Earnings of $1,116 million, up $3 million.  Core earnings were up 4% to $1,836 million.

Over recent years, Westpac RBB has delivered significant earnings growth from prior investments in Westpac Local.  In First Half 2013 the division built further on these gains with a solid improvement in margins, disciplined growth and a further deepening of customer relationships. These trends are reflected in an improvement in a number of key metrics over the half including:

■                 A 1% rise in customer numbers (up 46,000);

■                 Average products per customer up 1% to 2.82.  Customers with 4+ products have risen 86 basis points to 31.1%, with particular success in the cross-sell of BT Super for Life (customers up 7%) and transaction accounts;

■                 The number of active mobile banking customers increased 17% and digital sales were up 54%;

■                 Maintained a high customer retention rate of 97.6% overall with particularly strong performances in key segments of SME, Commercial and Affluent;

■                 Revenue per FTE was up 6%;

■                 Winner of the 2013 Canstar Blue Most Satisfied Customers Award (major banks); and

■                 Customer deposit to loan ratio improved 108 basis points to 56.4%.

Net interest income increased 4% with average interest-earning assets rising 1% and margins improving.

■                 Net interest margin rose 6 basis points to 2.31% as the division remained disciplined in the pricing of new business:

-      Lending spreads increased 14 basis points, from the repricing of loans in First Half 2013; and

-      Deposit spreads were 6 basis points lower due to more competitive pricing, particularly in at call savings accounts where most of the deposit growth occurred. Term deposit spreads were lower.

■                 Lending was up 1% or $1.8 billion to $252.1 billion:

-      Mortgages grew $2.1 billion or 1%. While new lending growth was little changed over the half, customer conservatism combined with lower interest rates has seen a further rise in principal repayments and mortgage offset account balances;

-      Business lending decreased $0.5 billion (or 1%) driven by both higher run off and low demand for new lending.  System business credit declined in the half; and

-      Other consumer lending rose $0.2 billion (or 2%). The division has improved its processes for targeting and assessing personal lending in the branch network and this has contributed to the growth.

■               Deposit growth more than fully funded loan growth, increasing $3.7 billion (or 3%), with particularly strong growth in household deposits which grew at 1.2 times system:

-      Much of the growth was in at call Reward Saver accounts given the potential for high rates of interest and a customer preference to hold cash in at call rather than term deposits which declined over the half;

-      The division’s focus on deepening customer relationships has also contributed to a rise in consumer transaction balances (up 4%).  Mortgage offset accounts continued to experience solid growth up 9%; and

-      Business savings and transaction accounts continued to expand, growing $1 billion.

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

Non-interest income was up $15 million (or 2%) reflecting:

■                 An increase in business line fees mostly from the repricing of commercial bill facilities;

■                 A rise in card related fees, including higher interchange, and an increase in new accounts.  Cards income also benefited from the seasonal rise in merchant fees and income associated with loyalty point redemptions;

■                 Strong wealth cross-sell was also a feature of the half, although much of the income is recorded in BTFG; and

■                 Transaction fees were relatively flat as customers continue to migrate to lower fee accounts.

Operating expenses increased $35 million (or 2%) with productivity benefits offset by increased investment:

■                 Annual salary increases, effective from 1 January 2013, and a rise in credit card redemption costs due to seasonally higher points redemption around Christmas;

■                 Increase in marketing costs associated with the new brand launch;

■                 A rise in costs associated with compliance and investment; and

■                 Distribution expenses were down with strong control of discretionary spending and improved productivity leading to a 2% reduction in FTE.

Asset quality has remained sound across the portfolio although impairment charges rose $33 million with higher consumer impairment charges partially offset by a decline in business impairment charges:

■                 Consumer impairment charges were $76 million higher with the increase due to a rise in delinquencies consistent with seasonal trends.  There was a rapid improvement in asset quality which led to a reduction in provisioning during Second Half 2012; and

■                 Business impairments decreased $43 million, reflecting loss experience in the portfolio.  This in turn has led to a reduction in the level of provisions required.

The effective tax rate was 30% in First Half 2013 up 180 basis points.  This increase principally reflects a review of the timing of certain leasehold deductions in Second Half 2012 which led to a tax benefit in that half.

First Half 2013 – First Half 2012

■                 The Westpac Local strategy continued to deliver with both Cash Earnings and core earnings rising 11% and further building on gains of recent years; and

■                 The result was supported by solid margins, strong non-interest income, and well managed expenses.  Impairment charges were higher in consumer partially offset by lower business impairment charges.

Westpac RBB delivered Cash Earnings of $1,116 million, up $115 million, or 11%.  Core earnings were up 11% at $1,836 million.

Net interest income increased 6% with a 2% rise in average interest-earning assets and an improvement in margins:

■                 Margins rose 10 basis points to 2.31%:

-         Lending spreads increased 33 basis points, mostly from the repricing of mortgages and business loans to better reflect higher funding costs; and

-         Deposit spreads were 17 basis points lower due to strong competition offset by favourable mix impacts with most growth occurring in reward saver and transaction accounts while lower spread term deposit balances declined.

■                 Lending increased $5.7 billion (or 2%):

-         Mortgages accounted for the majority of growth, rising $4.8 billion (up 2%).  New lending activity has remained solid although higher principal repayments have contributed to lower balance growth.  The division has also remained disciplined on price to maintain returns;

-         Other consumer lending was up 1% with strong growth in personal lending offsetting a decline in cards; and

-         Business lending increased 2% in line with system growth.  Most of the rise was in term lending with other short-term lending and working capital balances (including overdrafts and commercial bills) lower.  Run-off was also higher over the year due to a rise in repayments.

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

■                 Deposits increased $10.4 billion (or 8%):

-         At call deposits were up $15.1 billion (or 21%) driven primarily by growth in consumer (reward saver deposits and mortgage offset accounts) and a small increase in business deposits; and

-         Term deposits were down 8% as customers chose to hold their funds in at call accounts.

Non-interest income was up 6% reflecting:

■                 An increase in business lending fees, which have continued to be repriced to more appropriately reflect the cost of providing business facilities; and

■                 A rise in cards income due to an increase in the use of premium rewards cards.

Operating expenses increased 1%:

■                 Salaries and wages were down with productivity improvements offset by annual salary increases;

■                 Other expenses were slightly lower with an increase in advertising offset by tight discipline over other discretionary spending; and

■                 These savings were offset by a rise in investment related spending, particularly amortisation of technology investments.

Asset quality has remained sound over the year with consumer delinquencies little changed in mortgages and lower in other personal lending.  Business asset quality has been relatively stable with new stressed assets largely offset by businesses that have been restructured or returned to full health.  While asset quality has been sound, impairment charges increased $26 million (12%) from:

■                 Consumer impairment charges accounted for the rise as First Half 2012 benefited from an improvement in asset quality and associated write-backs of collective provisions.  Mortgage delinquencies were also modestly higher in First Half 2013; and

■                Business impairment charges were lower from the previously mentioned better loss experience in the business portfolio.

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

3.1.2     St.George Banking Group

St.George Banking Group (St.George) is responsible for sales and service for consumer, business and corporate customers in Australia under the St.George, BankSA, Bank of Melbourne and RAMS brands.  RAMS is a financial services group specialising in mortgages and online deposits.  Consumer activities are conducted through a network of branches, third party distributors, call centres, ATMs, EFTPOS terminals and internet banking services. Business and corporate customers (businesses with facilities typically up to $150 million) are provided with a wide range of banking and financial products and services including specialist advice for cash flow finance, trade finance, automotive and equipment finance, property finance, transaction banking and treasury services. Sales and service activities for business and corporate customers are conducted by relationship managers via business banking centres, internet and customer service centre channels.  The majority of revenue from wealth products sold to St.George customers is included in BTFG’s financial results.

				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Net interest income	1,577	1,522	1,444	4	9
Non-interest income	268	285	280	(6)	(4)
Net operating income	1,845	1,807	1,724	2	7
Operating expenses	(699)	(678)	(663)	(3)	(5)
Core earnings	1,146	1,129	1,061	2	8
Impairment charges	(122)	(193)	(240)	37	49
Operating profit before tax	1,024	936	821	9	25
Tax and non-controlling interests	(309)	(279)	(247)	(11)	(25)
Cash Earnings	715	657	574	9	25

Economic profit	593	518	428	14	39
Expense to income ratio	37.9%	37.5%	38.5%	(37bps)	57bps
Net interest margin	2.20%	2.16%	2.08%	4bps	12bps

				% Mov’t	% Mov’t
$bn	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Deposits
Term deposits	39.7	40.4	38.4	(2)	3
Other	44.5	40.5	36.0	10	24
Total deposits	84.2	80.9	74.4	4	13
Net loans
Mortgages	113.4	110.2	106.8	3	6
Business	28.9	30.5	30.5	(5)	(5)
Other	7.2	6.9	6.5	4	11
Total net loans	149.5	147.6	143.8	1	4
Deposit to loan ratio	56.3%	54.8%	51.7%	151bps	large
Total assets	156.9	154.6	150.9	1	4
Total committed exposure	171.2	167.6	163.8	2	5

				% Mov’t	% Mov’t
	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Credit Quality
Mortgage delinquencies > 90 days	0.64%	0.58%	0.60%	(6bps)	(4bps)
Other consumer loans delinquencies > 90 days	1.54%	1.34%	1.45%	(20bps)	(9bps)
Business impaired assets to total committed exposure	3.17%	2.98%	3.05%	(19bps)	(12bps)
Total stressed assets to total committed exposure	2.77%	3.18%	3.29%	41bps	52bps

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

Financial Performance

First Half 2013 - Second Half 2012

■                 A 9% increase in Cash Earnings built on strong gains achieved in Second Half 2012 from the reinvigoration of the division’s strategy;

■                 Every brand positively contributed to the performance with a 2% uplift in core earnings and a further improvement in business asset quality which contributed to a significant fall in impairment charges; and

■                 Good momentum in the business with a solid improvement across key metrics including a rise in customer numbers, an increase in the proportion of customers with 4+ products, higher revenue per FTE and a further rise in the deposit to loan ratio.

St.George delivered Cash Earnings of $715 million in First Half 2013, up $58 million, or 9%.  Core earnings were up 2% at $1,146 million.  The result further builds on the strong increase in earnings achieved in Second Half 2012.

St.George has undergone a significant repositioning over recent years which has included a reduction in commercial property lending and a reinvigoration of its strategy to build on its position as a local/regional alternative to the major banks.  The success of this change has been reflected in improved momentum across its brands including a pick-up in balance sheet growth and solid improvement across a number of key metrics in recent halves.  In First Half 2013:

■                 Customer numbers have continued to increase, up 1.8%;

■                 Customers with 4+ products has risen 77 basis points to 29.4%;

■                 The number of mobile banking customers increased 16.3% and active online customers increased 5.2%; and

■                 Revenue per FTE was up 3%;

■                 Continuing to lead the major banks in NPS1 scores across both consumer and business; and

■                 The balance sheet was further strengthened with a rise in the customer deposit to loan ratio increasing 151 basis points to 56.3%, and business asset quality improving.

Net interest income increased $55 million (or 4%) with average interest-earning assets 2% higher and margins rising 4 basis points:

■                 The 4 basis point rise in margins to 2.20% resulting from:

-         A 13 basis point rise due to lending spreads, mostly from the repricing of mortgages and improved business lending spreads; and

-         A 7 basis point reduction due to deposits reflecting increased competition in savings accounts.

■                 Lending increased $1.9 billion (or 1%):

-         Mortgages accounted for most of the loan growth, rising $3.2 billion (up 3%).  All brands contributed to this growth with lending in the St.George brand, up $1.5 billion, Bank of Melbourne, up $1.1 billion, BankSA, up $0.2 billion and good growth in RAMS with its portfolio rising $0.4 billion.  Mortgage spreads improved over the half reflecting strong management of margins and volume;

-         Other consumer lending increased $0.3 billion (or 4%) reflecting an increased focus in deepening customer relationships; and

-         Business lending was down $1.6 billion or 5% over First Half 2013 principally reflecting a further reduction in gearing from property related companies and a reduction in stressed assets.  System credit growth also declined in the half.

■                 Deposit growth has continued to be a focus, increasing $3.3 billion or 4%:

-         Growth was driven by savings deposits, particularly Maxi Saver where balances were up $2.7 billion and the new RAMS online account, launched in May 2012, attracted over $0.6 billion in new funds; and

-         Term deposits were 2% lower following the easing of interest rates and an increased customer preference to hold balances in at call accounts.

1           Refer Glossary for NPS metric provider details.

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

Non-interest income was down 6%:

-         Lower financial markets income, lower card interchange and mortgage related fees; and

-         Partly offsetting these declines has been a further rise in business lending fees, which have continued to be repriced along with an increase in fees associated with a rise in Auto Finance activities.

Operating expenses increased $21 million (or 3%):

-         The majority of the rise has been associated with increased investment associated with the expansion of Bank of Melbourne and costs related to the launch of the new ‘Business Connect’ model for serving small and medium customers;

-         Technology related costs also increased, including project amortisation;

-         Employee expenses were relatively flat with productivity initiatives offsetting increased front-line staff in growth areas including Bank of Melbourne; and

-         Partially offsetting these increases has been a reduction in restructuring costs.

Impairment charges fell $71 million (down 37%) reflecting a further improvement in asset quality, particularly in the business portfolio:

-         Business impairment charges declined significantly due to a reduction in business stressed assets, particularly property, through a combination of upgrades, debt reduction and refinancing; and

-         Consumer impairment charges were higher over the half mostly due to a seasonal rise in consumer delinquencies.

First Half 2013 – First Half 2012

■                 St.George Cash Earnings were up a strong 25% or $141 million with an $85 million increase in core earnings and a $118 million decline in impairment charges.

St.George delivered strong Cash Earnings of $715 million, up 25%.  Core earnings were up $85 million (up 8%) at $1,146 million driven by strong volume growth, improved margins and well managed expenses.

Net interest income was up $133 million (or 9%) supported by a 3% rise in average interest-earning assets and a 12 basis point improvement in margins:

■                 The rise in margins was due to:

-         Lending spreads increased 28 basis points, mostly from the repricing of mortgages and business loans; and

-         Deposit spreads were 19 basis points lower as strong competition continues to see spread on new deposits lower than the portfolio average.

■                 Lending up $5.7 billion (or 4%):

-         Mortgages accounted for the majority of loan growth, rising $6.6 billion (up 6%).  Growth was strong across brands with St.George brand, up $2.9 billion, Bank of Melbourne, up $2.3 billion, BankSA, up $0.4 billion  and RAMS rising $1.0 billion; and

-         Business lending decreased 5% over the period mostly from lower commercial property lending including a reduction in stressed assets from refinancing.

■                 The focus on deposits has seen a strong increase over the year up $9.8 billion or 13% (1.4 times system).  Deposit growth more than fully funded loan growth over the year:

-         The majority of the increase was in at call accounts with RAMS deposits contributing $1.7 billion of growth,  whilst term deposits were up $1.3 billion (or 3%).

Non-interest income was down 4%:

■                 Lower financial markets partially offset by higher cards income and a rise in business lending fees.

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

Operating expenses increased $36 million (or 5%):

■                 Increased investment was the main contributor to the rise with business as usual costs lower from productivity savings and good control of discretionary spending; and

■                 Investment in Bank of Melbourne has added around $18 million to expenses over the year including new branches, increased employees, higher advertising and a rise in depreciation.

Impairment charges were down $118 million (down 49%) with lower consumer and business impairment charges:

■                 Business impairment charges decreased $96 million mostly due the continued improvement in asset quality and lower levels of business stress; and

■                 Consumer impairment charges were also lower, down $22 million mostly from a reduction in personal loan and credit card write-offs.

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

3.1.3     BT Financial Group (Australia)

BT Financial Group (Australia) (BTFG) is Westpac’s Australian wealth division.

BTFG’s funds management operations include the manufacturing and distribution of investment, superannuation and retirement products, investment platforms such as Wrap and Master Trusts, private banking, financial planning as well as margin lending and broking. BTFG’s insurance solutions cover the manufacturing and distribution of life, general and lenders mortgage insurance.  BTFG’s brands include Advance Asset Management, Ascalon, Asgard, BT, BT Investment Management Ltd (63.0% owned by the Westpac Group and consolidated in BTFG’s Funds Management business), Licensee Select, BT Select, Securitor, and the Advice, Private Banking and Insurance operations of Bank of Melbourne, BankSA, St.George, and Westpac.

				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Net interest income	205	215	209	(5)	(2)
Non-interest income	900	874	776	3	16
Net operating income	1,105	1,089	985	1	12
Operating expenses	(598)	(588)	(545)	(2)	(10)
Core earnings	507	501	440	1	15
Impairment charges	-	5	(6)	(100)	100
Operating profit before tax	507	506	434	-	17
Tax and non-controlling interests	(162)	(154)	(133)	(5)	(22)
Cash Earnings	345	352	301	(2)	15

Economic profit	291	292	234	-	24
Expense to income ratio	54.1%	54.0%	55.3%	(13bps)	121bps

Income on invested capital[1]	54	53	72	2	(25)

				% Mov’t	% Mov’t
$bn	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Deposits	20.5	19.9	19.5	3	5
Net loans	14.2	14.1	14.2	1	-
Deposit to loan ratio	144.4%	141.1%	137.3%	324bps	large
Funds under management (FUM)	65.7	56.5	55.6	16	18
Average Funds under management[2]	62.2	54.4	52.2	14	19
Funds under administration (FUA)	95.5	87.9	85.6	9	12
Average Funds under administration[2]	91.5	85.5	82.5	7	11

Cash Earnings				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Funds management business	194	181	176	7	10
Insurance	115	137	83	(16)	39
Total funds management and insurance	309	318	259	(3)	19
Capital and other	36	34	42	6	(14)
Total Cash Earnings	345	352	301	(2)	15

1      Income on Invested Capital represents revenue generated from investing BTFG’s capital balances (required for regulatory purposes).

2      Average Funds are based on six month averages for Half Year March 2013, Half Year September 2012 and Half Year March 2012.

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

Financial Performance

BTFG delivered a solid result in First Half 2013.  Given the normal seasonality in the wealth business associated with insurance claims and fund activity, Cash Earnings for BTFG is best compared against the prior corresponding period.  On this basis, Cash Earnings of $345 million in First Half 2013 was $44 million higher (up 15%) compared to First Half 2012.  Supporting this performance has been continuing good inflows onto platforms, a strong performance from asset management along with further improvements in insurance and superannuation cross sell.  Partially offsetting these gains has been a reduced contribution from capital and lower results in margin lending and lenders mortgage insurance.  Compared to Second Half 2012, Cash Earnings in First Half 2013 was down $7 million (or 2%) mostly due to seasonal impact of higher catastrophe claims.

First Half 2013 - Second Half 2012

■                 Cash Earnings declined $7 million, or 2%;

■                 The Funds Management Cash Earnings result was up $13 million or 7% with higher FUA income from good inflows and improved markets, a stronger asset management contribution including higher performance fees from JOHCM and a further increase in Ascalon and equities income;

■                 Insurance flows continue to be strong with net earned premiums up 11% in General Insurance and up 7% in Life Insurance.  Offsetting this performance has been higher general insurance claims, consistent with the seasonal pattern of more severe weather events in the first half of the year.  The contribution from Lenders Mortgage Insurance (LMI) was lower due to a reduction in risk in the portfolio and slower mortgage growth.  As a result, Insurance Cash Earnings in First Half 2013 of $115 million was down $22 million or 16%;

■                 The Cash Earnings contribution from Capital and other was $36 million which was up $2 million due principally to a modest rise in investment earnings; and

■                 One-off accounting reclassifications altered the composition of the result reducing both revenue and expenses by a total of $16 million.  The changes reflect an adjustment to how certain items are recognised and have no impact on Cash Earnings.  Prior periods for BTFG have not been adjusted although the prior results of Funds Management and Insurance businesses have been restated to improve comparability with the corresponding entries processed through the Capital and other line items.

First Half 2013 – First Half 2012

■                 Cash Earnings increased $44 million or 15% with improved contributions from the Funds Management and Insurance businesses partially offset by a $6 million reduction in earnings in Capital and other;

■                 Funds Management Cash Earnings were up $18 million (or 10%) supported by fee growth from an increase in average FUA of 11% and average FUM of 19%.  Advice income was up strongly from increases in both the planner network and improved planner productivity.  The contribution from private wealth was also significantly higher, mostly from improved interest margins;

■                 The Insurance result was up a very strong $32 million (or 39%) supported by a rise in net earned premiums of 19% in Life Insurance and 21% in General Insurance.  These increases were partially offset by a lower contribution from LMI; and

■                 Contribution from Capital and other was $6 million lower, due to lower investment earnings, driven by lower interest rates.

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

3.1.3.1    Funds Management Business

				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Net interest income	168	176	163	(5)	3
Non-interest income	832	763	746	9	12
Gross operating income	1,000	939	909	6	10
Commission expense	(150)	(148)	(150)	(1)	-
Net operating income	850	791	759	7	12
Operating expenses	(562)	(531)	(496)	(6)	(13)
Core earnings	288	260	263	11	10
Impairment charges	-	5	(6)	(100)	100
Operating profit before tax	288	265	257	9	12
Tax and non-controlling interests	(94)	(84)	(81)	(12)	(16)
Cash Earnings	194	181	176	7	10
Expense to income ratio	66.1%	67.1%	65.3%	101bps	(77bps)

Cash Earnings				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Other Funds Management business	176	170	166	4	6
BTIM	18	11	10	64	80
Total Cash Earnings	194	181	176	7	10

Financial Performance

First Half 2013 - Second Half 2012

■                  Good inflows have continued across all elements of the business combined with improved market performance contributing to a 7% rise in Cash Earnings to $194 million; and

■                 Increased revenue from higher funds under management (FUM) and funds under administration (FUA) balances, performance fees and increased contributions from Ascalon and equities were the main contributors to the performance.  These gains were partially offset by higher expenses from increased investment in distribution and platforms.

The Funds Management business delivered Cash Earnings of $194 million, up $13 million, or 7%.

The strong position held by the Group’s platforms, combined with increased investment in platforms and advice has contributed to the sound earnings for the half.

Stronger asset markets in both Australia and overseas also contributed to the performance helping to increase FUA and FUM balances and associated revenue.  BTFG maintained its strong market position over the year including:

■                  Ranked number 1 on all Platforms (including Corporate Super) with FUA share of 20.4%1;

■                  Ranked number 1 on Retail Super (excluding Cash) with 19.2% FUA1;

■                  Ranked number 3 on Corporate Super with a 13.7% share of FUA1;

■                  BT Super for Life retail balances are up a further 26% over the half to $2.9 billion.  Each month around 7,000 new accounts were opened and the number of active accounts has risen 12% over the half. Asgard Infinity balances have now reached $3.6 billion since launching in October 2011; and

■                  Average broking volumes increased 11.2% over the half.

1   Source: Plan for Life Quarterly Data System (December 2012).

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

Net interest income was $8 million lower (or 5%):

■                  A further reduction in margin lending balances (down 10%), mostly early in the half, as customers continue to maintain a low risk profile and reduce their exposure to geared equities; and

■                  Partially offset by improved margins in private wealth, predominantly due to the repricing of mortgages.

Non-interest income (net of commission expense) increased $67 million, or 11%:

■                  FUM related revenue increased $15 million (up 8%) with average FUM increasing 14% (partly due to markets) and margins slightly lower;

■                  Strong asset management performance has led to a significant rise in performance fees received in JOHCM.  The business outperformed its benchmarks in a number of key portfolios;

■                  FUA related revenue was up $16 million (up 6%), with positive inflows onto the BT Wrap and Asgard platforms and improved markets including the ASX 200 up 11%.  FUA margins were little changed over the half with some margin compression on platforms offset by improved margins on corporate super;

■                  Equities non-interest income increased from higher customer activity lifting broking volumes;

■                  Revaluations of investments in Ascalon funds and dividends received contributed $7 million to the rise in non-interest income; and

■                  Commission expenses were relatively flat, up $2 million over the prior half.

Operating expenses increased $31 million (or 6%):

■                  An increase in performance fee related bonuses associated with BTIM and JOHCM;

■     Strategic investment added around $12 million to expenses including expansion of the distribution network, particularly financial planners and their support staff and private bankers.  Project costs were also higher mostly associated with the investment in platform technology; and

■                  Business as usual costs were up $6 million from annual salary increases and CPI increases.

Impairment charges were a net zero for the half and $5 million higher than Second Half 2012.  The prior period benefited from provisioning write-backs in margin lending which generated an impairment charge benefit of $5 million.  In First Half 2013, a rise in provisions in private wealth was offset by the further write-back of some margin lending provisions.

First Half 2013 – First Half 2012

■                  Cash Earnings of $194 million was up $18 million, or 10%.

Net interest income was up $5 million or 3%:

■                  The increase was driven by improved volumes and stronger margins in private wealth, mostly related to mortgages; and

■                  This increase was partially offset by lower margin lending balances.

Non-interest income increased $86 million, or 12%:

■                  FUM related revenue increased $24 million up 12% with a 19% rise in average FUM from inflows and improved markets.  The rise was partially offset by a reduction in FUM margins;

■                  Performance fees in BTIM and JOHCM were $29 million higher than First Half 2012;

■                  FUA revenue increased $19 million, up 8%:

-                    Average FUA increased 11% over the period with around one quarter of the increase due to inflows and three quarters related to market movements; and

-                    Average margins were down slightly due to strong competition across dealer groups partially offset by improved margins in corporate super.

■                  Advice income was strong, up $16 million or 13% from new business revenue generated by an expanded planner network with greater focus on  targeted segments and increasing customer facing time.

Operating expenses increased $66 million (or 13%) with increases similar to those identified over the prior half:

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

-                    Investment related costs were up $20 million;

-                    An increase in bonuses associated with higher performance fees in BTIM and JOHCM;

-                    Costs associated with regulatory change were up $9 million; and

■                  Other business as usual costs were up $21 million due to higher personnel and other volume related costs.

Impairment charges were zero for the half, a $6 million improvement on First Half 2012 impairment charge.

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

Movement of FUM/FUA

								% Mov’t	% Mov’t
$bn	Sept 2012	Sales	Redns	Net Flows	Other Mov’t¹	March 2013	March 2012	Mar 13 - Sept 12	Mar 13 - Mar 12
Retail[2]	15.3	1.0	(1.2)	(0.2)	0.7	15.8	15.3	3	3
Institutional	18.5	3.6	(3.9)	(0.3)	1.5	19.7	18.6	6	6
Wholesale	22.7	4.9	(3.0)	1.9	5.6	30.2	21.7	33	39
Total FUM	56.5	9.5	(8.1)	1.4	7.8	65.7	55.6	16	18
Wrap	71.4	8.7	(7.2)	1.5	4.1	77.0	69.7	8	10
Corporate Super	13.2	1.4	(0.8)	0.6	0.9	14.7	12.7	11	16
Other[3]	3.3	-	-	-	0.5	3.8	3.2	15	19
Total FUA	87.9	10.1	(8.0)	2.1	5.5	95.5	85.6	9	12

Market share in key Australian wealth products are displayed below.

Current Australian Market Share[4]
Product	Market Share (%)	Rank
Platforms (includes Wrap and Corporate Super)	20%	1
Retail (excludes Cash)	19%	1
Corporate Super	14%	3
Funds Management - BTIM	5%	6
Wholesale - BTIM/AAM	2%	15

Investment performance and ranking of flagship funds are displayed below.

Investment Performance Advance Flagship	Performance and Quartile Ranking[5]
March 2013	1 Year % p.a.	Quartile	3 Year % p.a.	Quartile	5 Year % p.a.	Quartile
Advance Balanced Multi-Blend Fund	11.2	4th	6.4	2nd	4.0	1st
Advance Growth Multi-Blend Fund	11.8	3rd	5.9	2nd	2.7	2nd
Advance High Growth Multi-Blend Fund	11.8	4th	5.3	3rd	1.6	3rd

Investment Performance BTIM Flagship	Performance and Quartile Ranking[6]
March 2013	1 Year % p.a.	Quartile	3 Year % p.a.	Quartile	5 Year % p.a.	Quartile
BT Institutional Smaller Companies Sector Trust	20.5	2nd	12.9	2nd	11.0	2nd
BT Wholesale Australian Long Short Fund	1.1	2nd	0.9	2nd	4.9	n/a
BT Institutional Property Sector Trust	0.3	3rd	1.0	2nd	2.9	1st

Investment Performance J O Hambro Capital Management (JOHCM)	Performance and Quartile Ranking[7]
March 2013	1 Year % p.a.	Quartile	3 Year % p.a.	Quartile	5 Year % p.a.	Quartile
JOHCM UK Equity Income Fund	10.6	1st	6.4	1st	8.0	1st
JOHCM UK Opportunities Fund	0.4	3rd	3.7	1st	3.0	1st
JOHCM Global Select Fund	3.8	1st	5.3	1st	n/a	n/a

1     Other movement includes market movement and other client transactions including fund transfers, account fees and distributions. Includes $3.1 billion from Westpac Staff Superannuation Fund into wholesale.

2     Retail includes Annuities, Retail Investment, Retirement Products and Retail Superannuation.

3     Other includes Capital and Reserves.

4     Market share FUM/FUA based on published market share statistics from Plan for Life and Morningstar as at 31 December 2012 and represents the addition of St.George Wealth and BT Wealth business market share at this time.

5     Source: Quartile ratings (Mercer March 2013), Performance (relative to benchmark, Advance).

6     Source: Quartile ratings (Mercer March 2013), Performance (relative to benchmark, BTIM).

7     Source: Quartile ratings (Lipper March 2013), Performance (relative to benchmark, JOHCM).

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

3.1.3.2    Insurance Business

The Insurance business result includes the Westpac and St.George Life Insurance, General Insurance and Lenders Mortgage Insurance (LMI) businesses.

				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Net interest income	3	1	2	200	50
Non-interest income	272	309	213	(12)	28
Gross operating income	275	310	215	(11)	28
Commission expense	(81)	(84)	(66)	4	(23)
Net operating income	194	226	149	(14)	30
Operating expenses	(30)	(30)	(30)	-	-
Core earnings	164	196	119	(16)	38
Tax and non-controlling interests	(49)	(59)	(36)	17	(36)
Cash Earnings	115	137	83	(16)	39
Expense to income ratio	15.5%	13.3%	20.1%	(219bps)	large

Cash Earnings				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Life Insurance	73	72	66	1	11
General Insurance	25	41	(5)	(39)	large
Lenders Mortgage Insurance	17	24	22	(29)	(23)
Total Cash Earnings	115	137	83	(16)	39

Financial Performance

First Half 2013 - Second Half 2012

■                  Cash Earnings of $115 million were down $22 million or 16%.  The lower result principally reflects higher seasonal general insurance claims in the first half of the year combined with lower risk in the LMI business; and

■                  Underlying flows continue to be solid with General Insurance gross written premiums and Life Insurance inforce premiums both up 6%.

A key feature of the performance has been the continued improvement in cross-sell of insurance across Westpac RBB, St.George and in the Private Wealth business in BT.  This, combined with the expansion of distribution into the independent and aligned planner network, has led to solid growth of new Life Insurance business and a rise in market share up 77 basis points to 9.7%. General Insurance sales continue to do well with good cross-sell across the brands.

Net operating income declined $32 million to $194 million (or 14%):

■                  Life Insurance revenue was broadly in line with Second Half 2012 reflecting a rise in net earned premiums of 7% mainly from improved sales in the salaried and aligned planner networks.  Revenue growth was offset by higher net incurred claims and some margin compression from an increase in sales through independent financial planners (which typically have lower net margins);

■                  General Insurance revenue was down $20 million with a $26 million rise in catastrophe claims associated with the severe floods experienced across Queensland and Northern NSW over the half.  The rise in claims is consistent with seasonal trends.  Net earned premium income was up 11%, mostly from price increases.  Home and contents new business sales have been modest, consistent with modest mortgage lending growth; and

■                  LMI revenue was down $10 million due to a slow-down in mortgage lending over recent years and a reduction of risk in the portfolio implemented in 2009.  Claims were also lower as the number of loans in respect of which the Group retains some risk has declined.

Operating expenses were flat.

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

First Half 2013 – First Half 2012

■      Cash Earnings increased $32 million, or 39% due to higher revenue from the expanded distribution network and improved sales across the Group’s banking brands.

Net operating income increased $45 million (or 30%):

■      Life Insurance revenue increased $9 million (or 8%) with net earned premiums rising 19%.  Sales have been stronger following the expansion of distribution to the IFA and aligned financial planner networks, partially offset by margin compression and an increase in claims consistent with the larger portfolio. Loss rates were little changed;

■      General Insurance revenue increased $45 million with net earned premiums rising $29 million up 21% from annual pricing reviews and good cross sell across the banking brands;

■                  General Insurance catastrophe claims were $9 million lower compared to the high claims in First Half 2012; and

■                  LMI revenue was down $9 million with mortgage growth remaining modest.

Expenses were flat.

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

Premiums for Risk Businesses

Life Insurance in-force premiums				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Life Insurance in-force premiums at start of period	601	540	506	11	19
Sales	81	98	75	(17)	8
Lapses	(42)	(42)	(34)	-	(24)
Net Inflows	39	56	41	(30)	(5)
Other Movements	(5)	5	(7)	(200)	29
Life Insurance in-force premiums at end of period	635	601	540	6	18

Loss ratios[1] for Insurance Business				% Mov’t	% Mov’t
(%)	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Life Insurance	28	26	30	(200bps)	200bps
General Insurance	61	54	99	large	large
Lenders Mortgage Insurance	30	35	30	large	-

Gross written premiums				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
General Insurance gross written premium	198	186	170	6	16
Lenders Mortgage Insurance gross written premium	25	23	32	9	(22)

Current Australian Market Share
Product[2]	Market Share (%)	Rank
Life Insurance - inflows	8.0%	6
Life Insurance - new business	9.7%	6

1     Loss ratio is claims over earned premium plus reinsurance rebate plus exchange commission.

2    Source:  Life Insurance – Plan for Life December 2012.

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

3.1.3.3    Wealth Management Income Reconciliation

				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
BTFG non-interest income	900	874	776	3	16
Net commission, premium, fee and banking income	(67)	(68)	(81)	1	17
BTFG wealth management and insurance income	833	806	695	3	20

NZ wealth management & insurance	52	53	46	(2)	13
WIB wealth management	59	151	59	(61)	-
Other	(10)	(2)	1	large	large
Total wealth management & insurance income (Cash Earnings basis, Section 5, Note 4)	934	1,008	801	(7)	17

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

3.2        Westpac Institutional Bank

Westpac Institutional Bank (WIB) delivers a broad range of financial services to commercial, corporate, institutional and Government customers with connections to Australia and New Zealand. WIB operates through dedicated industry relationship and specialist product teams, with expert knowledge in transactional banking, financial and debt capital markets, specialised capital, and alternative investment solutions. Customers are supported through branches and subsidiaries located in Australia, New Zealand, US, UK and Asia.

				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Net interest income	821	825	881	-	(7)
Non-interest income	826	781	703	6	17
Net operating income	1,647	1,606	1,584	3	4
Operating expenses	(527)	(507)	(480)	(4)	(10)
Core earnings	1,120	1,099	1,104	2	1
Impairment charges	43	(62)	(65)	169	166
Operating profit before tax	1,163	1,037	1,039	12	12
Tax and non-controlling interests	(350)	(298)	(305)	(17)	(15)
Cash Earnings	813	739	734	10	11

Economic profit	604	504	518	20	17
Expense to income ratio	32.0%	31.6%	30.3%	(43bps)	(170bps)
Net interest margin	2.30%	2.39%	2.59%	(9bps)	(29bps)

				% Mov’t	% Mov’t
$bn	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Deposits	66.3	64.5	52.4	3	27
Net loans	56.0	53.9	54.5	4	3
Deposit to loan ratio	118.4%	119.7%	96.2%	(128bps)	large
Total assets	95.5	97.8	89.6	(2)	7
Total committed exposure	193.4	193.1	191.9	-	1
Impaired assets to total committed exposure	0.59%	0.64%	0.71%	5bps	12bps
Total stressed assets to total committed exposure	1.63%	2.13%	2.26%	50bps	63bps
Funds under management	7.4	8.2	6.9	(10)	7

Revenue Contribution by Business Segments

$m	Half Year March 13	Half Year Sept 12	Half Year March 12
Debt Markets	985	842	849
Foreign Exchange and Commodities, Carbon and Energy (FX&CCE)	227	249	277
Global Transactional Services	373	391	387
Hastings	56	153	61
Other	6	(29)	10
Total	1,647	1,606	1,584

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

Financial Performance

First Half 2013 - Second Half 2012

■                  WIB recorded a strong 10% uplift in Cash Earnings to $813 million supported by a 2% increase in core earnings and improving asset quality which led to an impairment charge write-back in the half; and

■                  Core earnings growth was principally supported by good growth in Debt Markets income.

WIB delivered Cash Earnings of $813 million, up $74 million, or 10%.  The $74 million rise was due to a $41 million lift in revenue and a $105 million improvement in impairment charges.  These gains were partially offset by higher expenses mostly related to increased investment.

In First Half 2013, revenue of $1,647 million was 3% higher on the prior period, driven by strong customer flows in Debt Market sales. Revenue has also further increased in Asia following the significant investment in that region.  WIB has continued to benefit from its leading position in the institutional banking sector, recognised by:

■                  Number 1 Relationship Strength1;

■                  Number 1 for Overall Satisfaction2; and

■                  Number 1 Lead Bank3.

Net interest income was little changed over First Half 2013 (down $4 million) with growth in lending offset by lower margins.

Lending increased $2.1 billion, up 4%, supported by a $1.4 billion lift in Asian related lending (including trade finance).  Good growth was also achieved in securitisation, asset finance and lending to natural resources.

Deposits increased $1.8 billion (or 3%) over the half, further building on the very strong growth achieved in 2012.  Most deposit growth was in transactional accounts with term deposit balances declining.

Increased competition, particularly in institutional lending as highly liquid global banks look for investments in good quality markets such as Australia, has led to lower lending spreads.  This combined with lower deposits spreads, particularly in the Global Transactional Services portfolio, contributed to a 9 basis points decline in margins.

Non-interest income increased $45 million (or 6%), reflecting:

■                  A strong increase in Markets income, supported by good customer flows, particularly in interest rate hedging products in Debt Markets;

■                  CVA was a benefit of $20 million compared with a charge of $17 million in Second Half 2012;

■                  Partially offsetting these increases was a lower contribution from energy trading; and

■                  Revenue associated with Hastings was also lower over the half as Second Half 2012 included significant performance fees.

Operating expenses increased $20 million (or 4%), primarily due to increased investment in targeted areas, including Asia, as well as performance-related payments associated with the strong revenue generated from Hastings.  Excluding these performance-related payments and investments, WIB’s underlying expenses were flat over the half.

WIB’s portfolio continued to improve in First Half 2013 leading to impairments being a $43 million benefit in First Half 2013.  The impairment benefit was due to higher write-backs combined with a reduction in impaired assets.  In addition, there was a collectively assessed provision benefit from repayments, upgrades and an improved assessment of portfolio risk.

Overall, stress in the corporate and institutional portfolio reduced materially, with a significant reduction in watchlist and substandard exposures.

Tax expenses were up $52 million in First Half 2013 with the effective tax rate at 30%.

1     Peter Lee Associates Large Corporate & Institutional Relationship Banking survey, Australia 2004, 2007,2009, 2010 (Equal No. 1), 2012.

2     Peter Lee Associates Large Corporate & Institutional Relationship Banking survey, Australia 2005, 2007,2008 (Equal No. 1), 2009-2012, rank versus top 4 competitors.

3     Peter Lee Associates Large Corporate & Institutional Relationship Banking survey, Australia 2004 (Equal No. 1) 2005, 2007 (Equal No. 1), 2009, 2010 (Equal No. 1), 2012.

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

First Half 2013 – First Half 2012

■                  WIB delivered strong Cash Earnings growth of 11% to $813 million.  The result was supported by sound net operating income growth (up 4%) and improved asset quality leading to an impairment charge write-back in the First Half 2013.

Net interest income declined by $60 million compared to First Half 2012 with average interest-earning assets increasing 5% more than offset by a 29 basis point decline in margins.  Much of the decline in net interest income was due to the accelerated recognition of establishment fees in First Half 2012 that was not repeated. Excluding this impact, net interest income declined $20 million:

■                  Lending grew $1.5 billion, primarily from targeted areas including trade finance;

■                Deposits increased $13.9 billion, or 27%, as WIB maintained its strong focus on growing deposits.  Growth was particularly strong in transactional balances; and

■                Margins decreased 29 basis points to 2.30%.  Excluding the accelerated recognition of establishment fees, margins were 17 basis points lower.  Increased institutional competition has put pressure on both lending and deposit spreads over the year.

Non-interest income increased $123 million (or 17%), reflecting:

■                Strong growth in Markets income of $47 million, up 14% on First Half 2012, due to improved customer flows, particularly in interest rate products as customers sought to more actively manage their risk as interest rates declined; and

■                  CVA adjustment in First Half 2013 was a benefit of $20 million compared to a charge of $41 million in First Half 2012.

Operating expenses increased $47 million (or 10%), reflecting:

■                  An increase in WIB’s investment in Asia contributed to higher FTE and increased technology costs;

■                  Performance-related payments associated with the strong gains from the Hastings business; and

■                  Underlying expense growth was relatively flat.

Asset quality improved to 31 March 2013 and, as a result, impairments contributed a $43 million benefit to earnings, compared to a $65 million charge in First Half 2012:

■                  New individually assessed provisions were significantly lower compared First Half 2012; and

■                  Collectively assessed provision benefits were higher in First Half 2013.

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

3.3        Westpac New Zealand

Westpac New Zealand is responsible for sales and service of banking, wealth and insurance products for consumers, business and institutional customers in New Zealand.  Westpac conducts its New Zealand banking business through two banks in New Zealand: Westpac New Zealand Limited, which is incorporated in New Zealand and Westpac Banking Corporation (NZ Division), a branch of Westpac, which is incorporated in Australia.  The division operates via an extensive network of branches and ATMs across both the North and South Islands.  Business and institutional customers are also served through relationship and specialist product teams. Banking products are provided under the Westpac and WIB brands while insurance and wealth products are provided under Westpac Life and BT brands, respectively.  New Zealand also has its own infrastructure, including technology, operations and treasury. All figures are in New Zealand dollars (NZ$).

				% Mov’t	% Mov’t
NZ$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Net interest income	790	798	779	(1)	1
Non-interest income	223	220	215	1	4
Net operating income	1,013	1,018	994	-	2
Operating expenses	(431)	(424)	(417)	(2)	(3)
Core earnings	582	594	577	(2)	1
Impairment charges	(67)	(93)	(98)	28	32
Operating profit before tax	515	501	479	3	8
Tax and non-controlling interests	(145)	(140)	(133)	(4)	(9)
Cash Earnings	370	361	346	2	7

Economic profit	152	153	156	(1)	(3)
Expense to income ratio	42.5%	41.7%	42.0%	(90bps)	(60bps)
Net interest margin	2.38% [1]	2.73%	2.71%	(35bps)	(33bps)

				% Mov’t	% Mov’t
NZ$bn	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Deposits
Term deposits	24.3	23.1	20.9	5	16
Other	20.7	18.9	18.5	10	12
Total deposits[2]	45.0	42.0	39.4	7	14
Net loans
Mortgages	36.4	35.9	35.4	1	3
Business	21.7	21.8	21.0	-	3
Other	1.8	1.7	1.8	6	-
Total net loans	59.9	59.4	58.2	1	3
Deposit to loan ratio	75.1%	70.7%	67.7%	large	large
Total assets	68.4 [1]	61.0	59.8	12	14
Total committed exposure	86.3	83.7	83.3	3	4
Funds under management	4.1	3.6	3.2	14	28
Funds under administration	1.3	1.2	1.2	8	8

				% Mov’t	% Mov’t
	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Credit Quality
Mortgage delinquencies > 90 days	0.39%	0.40%	0.55%	1bps	16bps
Other consumer loans delinquencies > 90 days	0.96%	0.83%	0.99%	(13bps)	3bps
Impaired assets to total committed exposure	0.99%	1.13%	1.12%	14bps	13bps
Total stressed assets to total committed exposure	2.96%	3.24%	3.48%	28bps	52bps

1     Half Year March 2013 net interest margin and total assets impacted by the transfer of NZ$7 billion of liquid assets to Westpac New Zealand from Group Businesses (Treasury).

2     Total deposits in this table refers to total customer deposits.

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

Financial Performance (NZ$)

 First Half 2013 - Second Half 2012

     Westpac New Zealand delivered a sound performance with a 2% increase in Cash Earnings underpinned by significantly lower impairment charges; and

     Strengthened the franchise with a further rise in MyBank customers, a higher customer deposit to loan ratio and improved asset quality.

Westpac New Zealand delivered Cash Earnings of $370 million in First Half 2013, up $9 million (or 2%).  Core earnings were down 2% at $582 million.

Westpac New Zealand has invested heavily in the business over recent years including increased banker training, improved technology and redesigning the branch network.  These changes have assisted in building deeper customer relationships and improving the quality of the portfolio.  These enhancements continue to be reflected across key metrics although in First Half 2013, a significant increase in competition, together with subdued system credit growth, restricted both interest margins and loan growth and contributed to lower core earnings.

The improvement in the franchise over the half is reflected across key metrics:

     Deposit to loan ratio improved 4.4 percentage points to 75.1%;

     Customer numbers rose 1% and the proportion of MyBank customers has risen 24 basis points to 26.3%;

     Customers with wealth products increased from 23.4% to 25.2%;

     The number of active online customers increased 3% and unique mobile banking customers increased 108%; and

     Electronic deposits via Smart ATMs increased 85% to 590,000 transactions.

Net interest income decreased $8 million (or 1%) with average interest-earning assets rising 14% and margins declining 35 basis points.

The composition of net interest margin was impacted over the half by the inclusion of liquid assets in Westpac New Zealand’s results.  The inclusion of these assets has resulted in a 26 basis point reduction in margin as these assets substantially increased interest-earning assets but made little contribution to net interest income.  Excluding these assets, margins declined 9 basis points while average interest-earning assets rose 1%:

     Margins excluding liquid assets were 9 basis points lower due to:

-   Lower mortgage spreads as the multi-period re-pricing of low spread fixed rate mortgages has finished and competition for new lending has increased.  A targeted reduction in the higher LVR lending (which has higher spreads) also contributed to the fall in mortgage spreads; and

-   Tighter deposit spreads from strong competition and lower returns on rate insensitive deposits.

     Lending increased 1%:

-   Mortgages were up 1% in a very competitive environment.  The division grew its share of mortgages with loan to value ratios (LVRs) less than 80%.  However, in First Half 2013 system mortgage growth was skewed to facilities with LVRs over 80% and, as a result, the division’s overall mortgage growth has been below system; and

-   Business lending was flat, consistent with low system growth.  Loan growth was stronger in target segments where the division is under represented, particularly agriculture.

     Deposits increased $3.0 billion (up 7%), with growth in retail deposits of 5% compared to system growth of 4%. The rise in deposits has fully funded loan growth leading to a 4.4 percentage point rise in the customer deposit to loan ratio to 75.1%:

-   Success in deepening relationships has seen other deposits increase $1.8 billion (or 10%) with most growth in personal online savings and business savings accounts; and

-   Term deposits increased $1.2 billion (or 5%).

Non-interest income increased $3 million (or 1%) with:

     Higher facility fees and an increase in wealth income supported by a 14% rise in FUM;

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

     Additional insurance recoveries associated with the Christchurch earthquake were also recognised in the half; and

     Partially offset by lower insurance income as Second Half 2012 included a one-off insurance policy liability valuation gain.

Operating expenses increased $7 million (or 2%):

     Operating expenses were well managed with increases driven by salary increases, continued investment in technology and higher marketing spend, including the brand re-launch;

     Restructuring costs were higher in the half with the full benefit to be realised in future periods; and

     Increases were partially offset by ongoing productivity initiatives.

The improvement in asset quality has contributed to a $26 million decline (or 28%) in impairment charges.  A further decline in business stressed assets and a lower incidence of new impaired assets was the principle reason for the improvement.  Mortgage 90+ day delinquencies improved 1 basis point, against the seasonal trend.

First Half 2013 – First Half 2012

     Solid Cash Earnings growth of 7% up $24 million to $370 million supported by core earnings growth and a 32% reduction in impairment charges.

Westpac New Zealand delivered Cash Earnings of $370 million, up $24 million, (or 7%).  Core earnings were up 1% at $582 million.

Net interest income increased $11 million (or 1%) with average interest-earning assets increasing 15% and margins declining 33 basis points.

Margins and average interest-earning assets were impacted by the inclusion of liquid assets noted earlier.  Excluding these assets, margins were 7 basis points lower and average interest-earning assets were 2% higher:

     Drivers of the 7 basis point contraction in underlying margins were:

-   Strong deposit competition and lower returns on rate insensitive deposits; and

-   After improving for much of the last two years, lending spreads were relatively flat against First Half 2012 as the multi-period re-pricing of low spread fixed rate mortgages is now complete.

     Total lending increased $1.7 billion (or 3%):

-   Mortgages increased $1.0 billion (or 3%), predominantly in the targeted segment of loans with an LVR less than 80%; and

-   Business lending increased $0.7 billion (or 3%) driven by term lending and an increase in institutional balances. Agricultural lending was up a solid 8%, comfortably ahead of system growth.

     Deposits increased $5.6 billion up a strong 14% and well ahead of loan growth, with growth in retail deposits of 12% compared to system growth of 9%:

-   Term deposits increased $3.4 billion (or 16%) and other deposits increased $2.2 billion (or 12%) driven by growth in consumer online savings and business transaction accounts reflecting a deepening of customer relationships.

Non-interest income increased $8 million (or 4%) driven by:

     Improved cross-sell has contributed to a 28% increase in funds under management and a rise in wealth income.  This combined with insurance premium growth as well as a fall in insurance claims, accounted for the majority of the increase in non-interest income.

Operating expenses increased $14 million (or 3%) driven by:

     Annual salary increases along with higher average FTE;

     Higher equipment and occupancy expense associated with contractual rent increases;

     Higher marketing costs, including the brand re-launch;

     Higher restructuring costs associated with productivity improvements where the full benefit will be realised in future periods; and

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

     Increases were partially offset by productivity initiatives.

Impairment charges decreased $31 million (or 32%) as asset quality continued to improve:

     Further decline in business stressed assets and a lower incidence of new impaired assets; and

     Declines in mortgage and other consumer delinquencies which improved 16 basis points and 3 basis points respectively.

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

3.4                              Westpac Pacific

Westpac Pacific provides banking services for retail and business customers in seven Pacific Island Nations. Branches, ATMs, telephone banking and internet banking channels are used to deliver business activities in Fiji, Papua New Guinea (PNG), Vanuatu, Cook Islands, Tonga, Solomon Islands and Samoa. Westpac Pacific’s financial products include personal savings, business transactional accounts, personal and business lending products, business services and a range of international products.

				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Net interest income	75	76	72	(1)	4
Non-interest income	70	74	77	(5)	(9)
Net operating income	145	150	149	(3)	(3)
Operating expenses	(48)	(45)	(48)	(7)	-
Core earnings	97	105	101	(8)	(4)
Impairment charges	(2)	(21)	(10)	90	80
Operating profit before tax	95	84	91	13	4
Tax and non-controlling interests	(31)	(32)	(36)	3	14
Cash Earnings	64	52	55	23	16

Economic profit	45	35	40	29	13
Expense to income ratio	33.1%	30.0%	32.2%	(310bps)	(89bps)

				% Mov’t	% Mov’t
$bn	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Deposits	2.6	2.5	2.4	4	8
Net loans	1.6	1.6	1.5	-	7
Deposit to loan ratio	162.5%	156.3%	160.0%	large	250bps
Total assets	3.1	3.0	3.0	3	3
Total committed exposure	3.2	3.1	3.1	3	3

Financial Performance

First Half 2013 – Second Half 2012

     Strong Cash Earnings up $12 million or 23% with a sound revenue performance and a $19 million reduction in impairment charges; and

     Revenue lower from tighter margins and markets income slightly lower than the very strong level recorded in Second Half 2012.

After a significant increase in earnings in 2012 (up 41%), Westpac Pacific delivered another strong performance in First Half 2013 with Cash Earnings growth of $12 million, up 23%.  The improvement in Cash Earnings reflects a $19 million decline in impairment charges given a more stable asset quality picture in First Half 2013 and a reduction in provision top-ups compared to Second Half 2012.

Revenue across the region has been supported by good foreign exchange earnings and a further increase in customer numbers. The business continues to expand the provision of basic banking services to people who previously did not hold a bank account.  Providing basic accounts, combined with financial education, is introducing banking to a much broader proportion of the community and assisting in the development of these Pacific Island nations.  This program has seen customer numbers increase by a further 12% in the first six months of 2013.

Translation gains from movements between the $A and local currencies had little impact on Cash Earnings in First Half 2013.

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

Net interest income declined $1 million, or 1% reflecting:

     Flat lending over the prior period due principally to more subdued economic conditions;

     Good levels of liquidity across the region have seen a further 4% rise in deposits over the half; and

     Margins were lower from increased competition in both Fiji and Papua New Guinea (PNG) combined with a reduction in the yields on liquid asset holdings.

Non-interest income was $4 million lower (down 5%) driven by:

     Lower FX income as PNG capital investment flows moderated after record levels in Second Half 2012; and

     Despite growing customer numbers, overall transaction activity has eased in the half leading to lower fee income.

Operating expenses increased $3 million, or 7%:

     Employee expenses were higher driven mainly by salary increases in PNG; and

     Increase in technology costs following further investment in network infrastructure to support customer growth.

Impairment charges decreased $19 million to $2 million as more stable credit quality has seen fewer downgrades occur across the region.  Second Half 2012 also included a single large provision top-up in Vanuatu.

First Half 2013 – First Half 2012

     Cash Earnings increased 16% largely due to solid loan growth and an $8 million reduction in impairment charges.

Westpac Pacific delivered strong Cash Earnings growth of $9 million to $64 million driven by solid performances across all regions.  Translation gains for movements between the $A and local currencies had little impact on Cash Earnings between First Half 2013 and First Half 2012.

Net interest income increased 4% to $75 million:

     Lending increased 7% through sound growth in the larger markets of Fiji and PNG;

     Deposits were up 8%, with most of the growth in business term deposits; and

     Margins were slightly lower with strong competition emerging in Fiji and PNG.  Partially offsetting this pressure has been increased market liquidity that has improved deposits spreads.

Non-interest income declined $7 million, mostly due to lower markets income as exporter activity did not match the high levels achieved in First Half 2012.

Operating expenses were flat.

Impairment charges decreased $8 million to $2 million principally due to more stable asset quality which has reduced the need for additional provision top-ups.

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

3.5                              Group Businesses

This segment comprises:

     Group items, including earnings on capital not allocated to divisions, accounting entries for certain intra-group transactions that facilitate the presentation of the performance of our operating segments earnings from non-core asset sales and certain other head office items such as centrally raised provisions;

     Group Services, which encompasses technology, banking operations, compliance, legal and property services;

     Treasury, the primary focus of which is the management of the Group’s interest rate risk and funding requirements by managing the mismatch between Group assets and liabilities. Treasury’s earnings are primarily impacted by the hedging decisions taken on behalf of the Group to manage net interest income outcomes and assist net interest income growth; and

     Core Support, which comprises certain functions performed centrally, including finance, risk and human resources.

				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Net interest income	351	392	399	(10)	(12)
Non-interest income	49	62	81	(21)	(40)
Net operating income	400	454	480	(12)	(17)
Operating expenses	(19)	(44)	(49)	57	61
Core earnings	381	410	431	(7)	(12)
Impairment charges	(59)	(50)	7	(18)	large
Operating profit before tax	322	360	438	(11)	(26)
Tax and non-controlling interests	(148)	(151)	(175)	2	15
Cash Earnings	174	209	263	(17)	(34)

Treasury				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Net interest income	362	407	311	(11)	16
Non-interest income	14	8	(6)	75	large
Cash Earnings	241	258	195	(7)	24

Financial Performance

First Half 2013 – Second Half 2012

Features:

     Lower net operating income from Treasury following strong Second Half 2012 performance;

     Lower operating expenses from reduced spend on centrally managed investment programs; and

     Further increase in centrally held economic overlay impairment provisions.

Cash Earnings decreased $35 million or 17% with lower Treasury earnings partially offset by lower operating expenses.

Net operating income decreased $54 million (12%) to $400 million.  Key drivers of the decline in operating income included lower Treasury revenue after a strong performance in Second Half 2012 with the majority of the reduction related to lower returns from the management of the liquids portfolio. Research and development tax credits were also lower ($17 million).

Expenses were lower due to higher GST recoveries and reduced spend on centrally managed investment programs.

Impairment charges were $59 million in First Half 2013 reflecting an increase in centrally held economic overlay impairment provisions related to sectors undergoing structural change.

INTERIM RESULTS 2013

DIVISIONAL

RESULTS

The effective tax rate increased in First Half 2013 largely due to the release of provisions in Second Half 2012 which was not repeated in First Half 2013.

First Half 2013 – First Half 2012

Features:

     Net interest income lower reflecting lower earnings on capital and the higher cost of subordinated debt and Tier 1 hybrid funding;

     Non-interest income lower reflecting asset sales in First Half 2012 not repeated in First Half 2013; and

     Increase in centrally held economic overlay for impairment charges.

Cash Earnings were 34% lower due to a reduction in net operating income, an increase in impairment charges and a higher effective tax rate, partially offset by lower operating expenses.

Net interest income decreased $48 million primarily from lower earnings on surplus capital and additional costs from capital hedging, hybrids and subordinated debt funding, partially offset by increased Treasury income.

Non-interest income decreased $32 million on First Half 2012 as profit from the sale of Visa in First Half 2012 was not repeated.

Operating expenses decreased as employee provisions raised in First Half 2012 were not repeated, spend on centrally managed programs reduced and GST recoveries increased.

The increase to impairments reflects increases to the centrally held economic overlay impairment provisions.

The effective tax rate increased from 34.2% in First Half 2012 to 39.1% in First Half 2013, reflecting the impact of distributions relating to recent Tier 1 hybrid issuances not being tax deductible and the impact of more income earned in relatively higher tax jurisdictions.

Treasury Value at Risk (VaR)

Risk taking as measured by VaR reduced compared to Second Half 2012.

Average daily VaR for First Half 2013 was $25.5 million compared to $29.7 million for Second Half 2012 and $33.4 million for First Half 2012.

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

Notes to the statements shown in Sections 4.1, 4.2, 4.3, 4.4 and 4.5 as required by Appendix 4D are referenced in the margin of the relevant tables.

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

4.1        Consolidated Income Statement

					% Mov’t	% Mov’t
$m	Note	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Interest income	3	16,864	17,925	18,948	(6)	(11)
Interest expense	3	(10,572)	(11,608)	(12,763)	9	17
Net interest income		6,292	6,317	6,185	-	2
Non-interest income	4	2,878	2,834	2,647	2	9
Net operating income before operating expenses and impairment charges		9,170	9,151	8,832	-	4
Operating expenses	5	(3,909)	(4,013)	(3,896)	3	-
Impairment charges	11	(438)	(604)	(608)	27	28
Profit before income tax		4,823	4,534	4,328	6	11
Income tax expense	7	(1,484)	(1,499)	(1,327)	1	(12)
Net profit for the period		3,339	3,035	3,001	10	11
Net profit attributable to non-controlling interests		(35)	(32)	(34)	(9)	(3)
Net profit attributable to owners of Westpac Banking Corporation		3,304	3,003	2,967	10	11

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

4.2        Consolidated Balance Sheet

$m	Note	As at 31 March 2013	As at 30 Sept 2012	As at 31 March 2012	% Mov’t Mar 13 - Sept 12	% Mov’t Mar 13 - Mar 12
Assets
Cash and balances with central banks		6,600	12,523	11,462	(47)	(42)
Receivables due from other financial institutions		12,580	10,228	6,662	23	89
Derivative financial instruments	19	29,323	35,489	30,641	(17)	(4)
Trading securities		46,346	44,603	45,275	4	2
Other financial assets designated at fair value		2,543	2,664	2,815	(5)	(10)
Available-for-sale securities		27,775	24,472	21,085	13	32
Loans - housing and personal	10	371,880	365,221	358,453	2	4
Loans - business	10	149,250	149,224	147,671	-	1
Life insurance assets		8,508	8,240	8,147	3	4
Regulatory deposits with central banks overseas		1,529	1,893	1,477	(19)	4
Deferred tax assets		1,873	2,176	2,243	(14)	(16)
Goodwill and other intangible assets[1]		12,108	12,134	12,124	-	-
Property, plant and equipment		1,084	1,137	1,132	(5)	(4)
Other assets		6,110	4,961	4,745	23	29
Total assets		677,509	674,965	653,932	-	4

Liabilities
Payables due to other financial institutions		8,043	7,564	9,019	6	(11)
Deposits	17	403,406	394,991	377,458	2	7
Derivative financial instruments	19	34,081	38,935	31,358	(12)	9
Trading liabilities and other financial liabilities designated at fair value		8,833	9,964	6,205	(11)	42
Debt issues		144,198	147,581	157,290	(2)	(8)
Acceptances		105	266	286	(61)	(63)
Current tax liabilities		523	1,022	486	(49)	8
Deferred tax liabilities		22	33	37	(33)	(41)
Life insurance liabilities		7,407	7,208	7,196	3	3
Provisions		1,391	1,935	1,557	(28)	(11)
Other liabilities		11,426	9,710	9,809	18	16
Total liabilities excluding loan capital		619,435	619,209	600,701	-	3

Loan capital
Subordinated bonds		5,500	5,521	4,336	-	27
Subordinated perpetual notes		338	337	339	-	-
Trust Preferred Securities		562	568	573	(1)	(2)
Westpac CPS		1,176	1,175	1,175	-	-
Westpac SPS		1,034	1,033	1,031	-	-
Westpac SPS II		904	903	902	-	-
Westpac Capital Notes		1,366	-	-	large	large
Total loan capital		10,880	9,537	8,356	14	30
Total liabilities		630,315	628,746	609,057	-	3
Net assets		47,194	46,219	44,875	2	5
Shareholders’ equity
Share capital:
Ordinary share capital		26,879	26,355	25,833	2	4
Treasury shares and RSP treasury shares		(254)	(192)	(178)	(32)	(43)
Reserves		657	958	641	(31)	2
Retained profits		17,935	17,128	16,602	5	8
Total equity attributable to owners of Westpac Banking Corporation		45,217	44,249	42,898	2	5

Non-controlling interests
Trust preferred securities 2003 (TPS 2003)		1,137	1,137	1,137	-	-
Trust preferred securities 2006 (TPS 2006)		755	755	755	-	-
Other		85	78	85	9	-
Total non-controlling interests		1,977	1,970	1,977	-	-
Total shareholders’ equity and non-controlling interests		47,194	46,219	44,875	2	5

1      Goodwill and other intangible assets included $1,651 million in capitalised software costs ($1,551 million at 30 September 2012 and $1,435 million at 31 March 2012).

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

4.3        Consolidated Cash Flow Statement

					% Mov’t	% Mov’t
$m	Note	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Cash flows from operating activities
Interest received		16,738	18,111	18,855	(8)	(11)
Interest paid		(10,755)	(11,845)	(12,472)	9	14
Dividends received excluding life business		4	5	7	(20)	(43)
Other non-interest income received		3,388	515	3,188	large	6
Operating expenses paid		(3,062)	(2,724)	(2,922)	(12)	(5)
Net (purchases)/sales of trading and fair value assets		(941)	1,175	3,096	(180)	(130)
Net (sales)/purchases in trading and fair value liabilities		(1,135)	3,757	(3,602)	(130)	68
Net (payments)/receipts relating to derivative financial instruments		(1,314)	2,635	2,378	(150)	(155)
Income tax paid excluding life business		(1,509)	(902)	(995)	(67)	(52)
Life business:
Receipts from policyholders and customers		850	1,029	760	(17)	12
Interest and other items of similar nature		22	21	20	5	10
Dividends received		109	218	169	(50)	(36)
Payments to policyholders and suppliers		(889)	(1,023)	(875)	13	(2)
Income tax paid		(37)	(24)	(71)	(54)	48
Net cash provided by/(used in) operating activities	20	1,469	10,948	7,536	(87)	(81)
Cash flows from investing activities
Proceeds from sale/maturity of available-for-sale securities		3,035	1,843	1,808	65	68
Purchase of available-for-sale securities		(7,123)	(4,054)	(4,729)	(76)	(51)
Net (increase)/decrease in:
Receivables due from other financial institutions		(2,364)	(3,801)	1,383	38	large
Loans		(6,874)	(8,381)	(10,512)	18	35
Life insurance assets and liabilities		(211)	(26)	(6)	large	large
Regulatory deposits with central banks overseas		369	(425)	162	187	128
Other assets		634	641	(473)	(1)	large
Purchase of intangible assets		(286)	(322)	(281)	11	(2)
Purchase of property, plant and equipment		(78)	(144)	(108)	46	28
Proceeds from disposal of property, plant and equipment		6	7	-	(14)	large
Purchase of controlled entity, net of cash acquired		-	-	(270)	-	100
Net cash used in investing activities		(12,892)	(14,662)	(13,026)	12	1
Cash flows from financing activities
Issue of loan capital (net of issue costs)		1,366	2,449	1,675	(44)	(18)
Redemption of loan capital		-	(1,284)	(1,347)	100	100
Proceeds from exercise of employee options		50	16	9	large	large
Purchase of shares on exercise of employee options and rights		(60)	1	(1)	large	large
Net increase/(decrease) in:
Payables due to other financial institutions		463	(1,551)	(5,256)	130	109
Deposits		8,162	17,213	9,168	(53)	(11)
Debt issues and acceptances		(992)	(9,518)	(437)	90	(127)
Other liabilities and provisions		(945)	(476)	(599)	(99)	(58)
Purchase of RSP treasury shares		(68)	(7)	(1)	large	large
Net sale/(purchase) of other treasury shares		6	(7)	10	186	(40)
Payment of dividends		(2,053)	(1,995)	(2,055)	(3)	-
Payment of distributions to non-controlling interests		(28)	(33)	(39)	15	28
Net cash provided by financing activities		5,901	4,808	1,127	23	large
Net (decrease)/increase in cash and cash equivalents		(5,522)	1,094	(4,363)	large	(27)
Effect of exchange rate changes on cash and cash equivalents		(401)	(33)	(433)	large	7
Cash and cash equivalents as at the beginning of the period		12,523	11,462	16,258	9	(23)
Cash and cash equivalents as at the end of the period		6,600	12,523	11,462	(47)	(42)

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

4.4        Consolidated Statement of Comprehensive Income

				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Net profit for the period	3,339	3,035	3,001	10	11
Other comprehensive income:
Items that may be reclassified subsequently to profit or loss
Gains/(losses) on available-for-sale securities:
Recognised in equity	(40)	79	60	(151)	(167)
Transferred to income statement	(28)	(65)	(62)	57	55
Gains/(losses) on cash flow hedging instruments recognised in equity	(451)	344	175	large	large
Exchange differences on translation of foreign operations	(15)	(3)	(61)	large	75
Income tax on items taken directly to or transferred directly from equity:
Available-for-sale securities reserve	22	(5)	4	large	large
Cash flow hedging reserve	136	(102)	(58)	large	large
Foreign currency translation reserve	-	-	4	-	(100)
Items that will not be reclassified subsequently to profit or loss
Defined benefit obligation actuarial gains/(losses) recognised in equity (net of tax)	87	24	(1)	large	large
Other comprehensive income for the period (net of tax)	(289)	272	61	large	large
Total comprehensive income for the period	3,050	3,307	3,062	(8)	-
Attributable to:
Owners of Westpac Banking Corporation	3,015	3,275	3,028	(8)	-
Non-controlling interests	35	32	34	9	3
Total comprehensive income for the period	3,050	3,307	3,062	(8)	-

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

4.5        Consolidated Statement of Changes in Equity

				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Share capital
Balance as at beginning of period	26,163	25,655	25,269	2	4
Shares issued:
Dividend reinvestment plan	531	505	368	5	44
Option and share right schemes	50	17	9	194	large
Shares purchased for delivery upon exercise of options and share rights (net of tax)	(57)	-	-	large	large
Acquisition of RSP treasury shares	(68)	(7)	(1)	large	large
Disposal/(acquisition) of treasury shares	6	(7)	10	186	(40)
Balance as at period end	26,625	26,163	25,655	2	4
Available-for-sale securities reserve
Balance as at beginning of period	44	33	31	33	42
Current period movement due to changes in other comprehensive income:
Net gains/(losses) from changes in fair value	(40)	79	60	(151)	(167)
Exchange differences	-	2	-	(100)	-
Income tax effect	13	(27)	(12)	148	large
Transferred to income statements	(28)	(65)	(62)	57	55
Income tax effect	9	22	16	(59)	(44)
Balance as at period end	(2)	44	33	(105)	(106)
Share-based payment reserve
Balance as at beginning of period	790	729	648	8	22
Current period movement due to transactions with employees	78	61	81	28	(4)
Balance as at period end	868	790	729	10	19
Cash flow hedging reserve
Balance as at beginning of period	471	229	112	106	large
Current period movement due to changes in other comprehensive income:
Net gains/(losses) from changes in fair value	(451)	344	175	large	large
Income tax effect	136	(102)	(58)	large	large
Balance as at period end	156	471	229	(67)	(32)
Foreign currency translation reserve
Balance as at beginning of period	(354)	(351)	(294)	(1)	(20)
Current period movement due to changes in other comprehensive income:
Exchange differences on translation of foreign operations	(15)	(3)	(61)	large	75
Tax on foreign currency translation adjustment	-	-	4	-	(100)
Balance as at period end	(369)	(354)	(351)	(4)	(5)
Other reserves
Balance as at beginning of period	7	1	1	large	large
Transactions with owners:	(3)	6	-	(150)	large
Balance as at period end	4	7	1	(43)	large
Total reserves	657	958	641	(31)	2
Movements in retained profits were as follows
Balance as at beginning of period	17,128	16,602	16,059	3	7
Current period movement due to changes in comprehensive income:
Actuarial gains/(losses) on defined benefit obligations (net of tax)	87	24	(1)	large	large
Profit attributable to owners of Westpac Banking Corporation	3,304	3,003	2,967	10	11
Transactions with owners:
Final dividend paid	(2,584)	-	(2,423)	large	(7)
Interim dividend paid	-	(2,501)	-	100	-
Balance as at period end	17,935	17,128	16,602	5	8
Total comprehensive income attributable to non-controlling interests	35	32	34	9	3
Total comprehensive income attributable to owners of Westpac Banking Corporation	3,015	3,275	3,028	(8)	-
Total comprehensive income for the period	3,050	3,307	3,062	(8)	-

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

4.6          Notes to Interim 2013 Reported Financial Information

Note 1.  Basis of preparation of financial information

The accounting policies and methods of computation adopted in the preparation of the First Half 2013 Financial Information are the same as those in the previous financial year and corresponding interim reporting period, unless specifically noted and are in accordance with Australian Accounting Standards (A-IFRS) and International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). Where necessary, comparative figures have been adjusted to conform to changes in presentation in the current period. All amounts have been rounded to the nearest million dollars unless otherwise stated.

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

Note 2. Average balance sheet and interest rates

	Half Year			Half Year			Half Year
	March 2013			September 2012			March 2012
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Rate	Balance	Income	Rate	Balance	Income	Rate
	$m	$m	%	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Receivables due from other financial institutions	9,060	61	1.4%	8,821	76	1.7%	7,919	112	2.8%
Trading securities	47,238	893	3.8%	44,857	966	4.3%	46,527	1,125	4.8%
Available-for-sale securities	23,108	602	5.2%	20,287	605	6.0%	17,885	511	5.7%
Other financial assets designated at fair value	1,723	42	4.9%	2,005	54	5.4%	2,033	54	5.3%
Regulatory deposits	1,524	11	1.4%	1,438	14	1.9%	1,482	10	1.3%
Loans and other receivables[1]	508,886	15,255	6.0%	504,438	16,210	6.4%	497,798	17,136	6.9%
Total interest earning assets and interest income	591,539	16,864	5.7%	581,846	17,925	6.2%	573,644	18,948	6.6%
Non-interest earning assets
Cash, receivables due from other financial institutions and regulatory deposits	1,149			1,931			3,559
Life insurance assets	8,373			8,103			7,951
All other assets[2]	71,984			74,602			72,638
Total non-interest earning assets	81,506			84,636			84,148
Total assets	673,045			666,482			657,792

	Half Year			Half Year			Half Year
	March 2013			September 2012			March 2012
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
	$m	$m	%	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits	380,715	6,467	3.4%	366,503	7,140	3.9%	353,703	7,462	4.2%
Payables due to other financial institutions	7,574	86	2.3%	7,752	107	2.8%	10,738	137	2.6%
Loan capital	9,579	270	5.7%	7,909	240	6.1%	7,259	214	5.9%
Other interest bearing liabilities[3]	154,179	3,749	4.9%	161,823	4,121	5.1%	165,367	4,950	6.0%
Total interest bearing liabilities and interest expense	552,047	10,572	3.8%	543,987	11,608	4.3%	537,067	12,763	4.8%
Non-interest bearing liabilities
Deposits and payables due to other financial institutions	21,500			19,345			18,283
Life insurance policy liabilities	7,247			6,912			6,926
All other liabilities[4]	46,452			51,351			51,265
Total non-interest bearing liabilities	75,199			77,608			76,474
Total liabilities	627,246			621,595			613,541
Shareholders’ equity	43,831			42,932			42,278
Non-controlling interests	1,968			1,955			1,973
Total equity	45,799			44,887			44,251
Total liabilities and equity	673,045			666,482			657,792

[1]	Other receivables includes other assets, cash and balances held with central banks.
[2]	Includes property, plant and equipment, goodwill and intangibles, other assets, deferred tax assets and non-interest bearing loans relating to mortgage offset accounts.
[3]	Includes net impact of Treasury balance sheet management activities.
[4]	Includes provisions for current and deferred income tax and derivative financial instruments.

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

Note 2. Average balance sheet and interest rates (continued)

	Half Year			Half Year			Half Year
	March 2013			September 2012			March 2012
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	$m	$m	%	$m	$m	%	$m	$m	%
Loans and other receivables[1]
Australia	447,627	13,689	6.1%	443,074	14,619	6.6%	437,758	15,583	7.1%
New Zealand	48,603	1,430	5.9%	46,992	1,448	6.2%	45,840	1,422	6.2%
Other overseas	12,656	136	2.2%	14,372	143	2.0%	14,200	131	1.8%

Deposits
Australia	322,114	5,785	3.6%	310,222	6,486	4.2%	294,602	6,815	4.6%
New Zealand	33,806	585	3.5%	31,069	547	3.5%	29,579	519	3.5%
Other overseas	24,795	97	0.8%	25,212	107	0.8%	29,522	128	0.9%

1     Other receivables includes other assets, cash and balances held with central banks.

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

Note 3. Net interest income

				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Interest income
Cash	50	57	42	(12)	19
Receivables due from other financial institutions	61	76	112	(20)	(46)
Net ineffectiveness on qualifying hedges	39	(2)	10	large	large
Trading securities	893	966	1,125	(8)	(21)
Other financial assets designated at fair value	42	54	54	(22)	(22)
Available-for-sale securities	602	605	511	-	18
Loans	15,165	16,154	17,084	(6)	(11)
Regulatory deposits with central banks overseas	11	14	10	(21)	10
Other interest income	1	1	-	-	large
Total interest income	16,864	17,925	18,948	(6)	(11)

Interest expense
Payables due to other financial institutions	(86)	(107)	(137)	20	37
Certificates of deposit	(566)	(759)	(860)	25	34
At call and term deposits	(5,901)	(6,381)	(6,602)	8	11
Trading liabilities	(1,704)	(1,858)	(2,642)	8	36
Other financial liabilities designated at fair value	(13)	(11)	(9)	(18)	(44)
Debt issues and acceptances	(1,976)	(2,189)	(2,199)	10	10
Loan capital	(270)	(240)	(214)	(13)	(26)
Other interest expense	(56)	(63)	(100)	11	44
Total interest expense	(10,572)	(11,608)	(12,763)	9	17
Net interest income	6,292	6,317	6,185	-	2

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

Note 4. Non-interest income

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Mar 13 -	Mar 13 -
$m	March 13	Sept 12	March 12	Sept 12	Mar 12
Fees and commissions
Facility fees	608	596	583	2	4
Transaction fees and commissions	583	597	588	(2)	(1)
Other non-risk fee income	139	128	138	9	1
Total fees and commissions	1,330	1,321	1,309	1	2

Wealth management and insurance income
Life insurance and funds management net operating income	834	869	744	(4)	12
General insurance and lenders mortgage insurance net operating income	84	125	53	(33)	58
Total wealth management and insurance income	918	994	797	(8)	15

Trading income[1]
Foreign exchange income	202	201	275	-	(27)
Other trading securities	315	243	131	30	140
Total trading income	517	444	406	16	27

Other income
Dividends received	4	5	7	(20)	(43)
Rental income	-	-	1	-	(100)
Net gain/(loss) on ineffective hedges	(3)	(5)	8	40	(138)
Net gain on hedging overseas operations	19	33	45	(42)	(58)
Net gain/(loss) on derivatives held for risk management purposes[2]	(15)	(6)	(30)	(150)	50
Net gain/(loss) on disposal of assets	36	-	46	large	(22)
Net gain/(loss) on financial instruments designated at fair value	23	14	13	64	77
Other	49	34	45	44	9
Total other income	113	75	135	51	(16)
Total non-interest income	2,878	2,834	2,647	2	9

[1]	Trading income primarily includes earnings from our WIB markets, Westpac Pacific businesses and our Treasury foreign exchange operations in Australia and New Zealand.
[2]	Income from derivatives held for risk management purposes primarily comprises net gains/losses on the hedge of our 2003 Trust Preferred Security.

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

Note 5. Operating expenses

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Mar 13 -	Mar 13 -
$m	March 13	Sept 12	March 12	Sept 12	Mar 12
Salaries and other staff expenses
Salaries and wages	1,614	1,551	1,562	(4)	(3)
Other staff expenses	504	497	489	(1)	(3)
Restructuring costs	18	39	120	54	85
Total salaries and other staff expenses	2,136	2,087	2,171	(2)	2

Equipment and occupancy expenses
Operating lease rentals	279	266	269	(5)	(4)
Depreciation, amortisation and impairment:
Premises	11	6	8	(83)	(38)
Leasehold improvements	48	54	52	11	8
Furniture and equipment	30	31	31	3	3
Technology	45	43	42	(5)	(7)
Software	185	200	152	8	(22)
Other	62	64	60	3	(3)
Total equipment and occupancy expenses	660	664	614	1	(7)

Other expenses
Amortisation of deferred expenditure & intangible assets	111	120	111	8	-
Non-lending losses	27	145	27	81	-
Purchased services:
Technology and information services	160	164	114	2	(40)
Legal	9	18	11	50	18
Other professional services	172	201	201	14	14
Credit card loyalty programs	70	61	72	(15)	3
Postage and stationery	108	117	112	8	4
Outsourcing costs	298	308	312	3	4
Insurance	10	7	9	(43)	(11)
Advertising	94	83	64	(13)	(47)
Training	9	12	8	25	(13)
Travel	30	33	33	9	9
Other expenses	15	(7)	37	large	59
Total other expenses	1,113	1,262	1,111	12	-
Total operating expenses	3,909	4,013	3,896	3	-

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

Note 6. Deferred expenses and capitalised software

	As at	As at	As at	% Mov’t	% Mov’t
$m	31 March 2013	30 Sept 2012	31 March 2012	Mar 13 - Sept 12	Mar 13 - Mar 12
Capitalised software	1,651	1,551	1,435	6	15
Deferred acquisition costs	139	143	142	(3)	(2)
Other	20	17	17	18	18

Note 7. Income tax

				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
The income tax expense for the period is reconciled to the profit before income tax as follows
Profit before income tax	4,823	4,534	4,328	6	11
Prima facie income tax based on the Australian company tax rate of 30%	1,447	1,361	1,298	(6)	(11)
The effect of amounts which are not deductible/(assessable) in calculating taxable income
Change in tax rate[1]	-	-	1	-	100
Rebateable and exempt dividends	-	-	(1)	-	(100)
Life insurance:
Tax adjustment on policy holders earnings[2]	13	2	6	large	(117)
Adjustment for life business tax rates	(5)	(3)	(3)	67	67
Hybrid capital distributions	9	10	-	10	large
Other non-assessable items	(12)	(19)	(10)	(37)	20
Other non-deductible items	25	27	26	7	(4)
Adjustment for overseas tax rates	(5)	9	(6)	156	(17)
Income tax under/(over) provided in prior years	3	(5)	(5)	(160)	(160)
TOFA tax consolidation adjustment[3]	-	165	-	100	-
Other items	9	(48)	21	(119)	57
Total income tax expense in the income statement	1,484	1,499	1,327	1	(12)
Average effective income tax rate	30.8%	33.1%	30.7%	230bps	(10bps)
Effective tax rate (excluding life company accounting)	30.5%	33.0%	30.5%	250bps	-

[1]

During 2012 the company tax rates in the UK and Fiji reduced from 26% to 24%, and 28% to 20% respectively. The impact of these changes has been taken into account in the measurement of deferred tax at the end of the reporting period.

[2]

In accordance with the requirements of AASB 1038, tax expense for First Half 2013 includes a $19 million tax expense on policyholders’ investment earnings (Second Half 2012: $3 million tax expense, First Half 2012: $9 million tax expense) of which $6 million is a prima facie tax expense (Second Half 2012: $1 million tax expense, First Half 2012: $3 million tax expense) and the balance of $13 million tax expense (Second Half 2012: $2 million tax expense, First Half 2012: $6 million tax expense) is shown here.

[3]

Legislation that included retrospective amendments to the income tax law as it applies to TOFA and tax consolidated groups was introduced during the 2012 financial year. The amendments had an adverse application to certain liabilities that were consolidated as part of the St.George merger. This gave rise to an additional income tax expense of $165 million for the Second Half 2012.

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

Note 8. Dividends

	Half Year March 13	Half Year Sept 12	Half Year March 12
Dividends per ordinary share (cents per share)
Interim (fully franked)	86	-	82
Special (fully franked)	10	-	-
Final (fully franked)	-	84	-
	96	84	82

Total dividends paid ($m)
Ordinary dividends paid	2,584	2,501	2,423
	2,584	2,501	2,423

Ordinary dividend payout ratio[1]	80.4%	85.6%	83.8%

The Group operates a Dividend Reinvestment Plan (DRP), which is available to holders of fully paid ordinary shares who are resident in, or whose address on the register of shareholders is in Australia or New Zealand. Shares allocated under the DRP will rank equally with other ordinary shares on issue. As noted in Section 2.5, the Directors have made certain determinations in relation to the calculation of the Market Price that will apply to the DRP for the 2013 interim and special dividends only.

Shareholders who wish to commence participation in the DRP, or to vary their current participation election, must do so by 5.00pm (Sydney time) on 17 May 2013, which is the record date for the 2013 interim and special dividends. Shareholders can provide these instructions by:

▪

For shareholders with holdings that have a market value of less than AUD50,000, logging into the Westpac share registrar’s website at www.linkmarketservices.com.au and electing into the DRP or amending their existing instructions online; or

▪	Completing and returning a DRP Application or Variation form to Westpac’s share registry. Registry contact details are listed in Section 6.3.

1  Excludes special dividend.

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

Note 9. Earnings per ordinary share

				% Mov’t	% Mov’t
	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Earnings per ordinary share (cents)
Basic	107.0	98.1	97.8	9	9
Fully diluted	104.7	95.5	94.5	10	11

Weighted average number of fully paid ordinary shares (millions)
Basic	3,083	3,054	3,031	1	2
Fully diluted	3,221	3,224	3,206	-	-

	Half Year March 13	Half Year Sept 12	Half Year March 12
Reconciliation of ordinary shares on issue before the effect of own shares held (millions)
Opening balance	3,080	3,054	3,030
Number of shares issued under the Dividend Reinvestment Plan (DRP)	22	25	18
Number of shares issued under the Employee Share Plan (ESP)	1	-	1
Number of shares issued under Restricted Share Plan (RSP), option and share right schemes	1	1	5
Closing balance	3,104	3,080	3,054

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

Note 9. Earnings per ordinary share (continued)

	Half Year		Half Year		Half Year
	March 2013		Sept 2012		March 2012
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Reconciliation of earnings used in the calculation of earnings per ordinary share ($m)
Net profit attributable to owners of Westpac Banking Corporation	3,304	3,304	3,003	3,003	2,967	2,967
RSP treasury shares distributions[1]	(5)	-	(7)	-	(4)	-
2004 TPS distributions	-	9	-	9	-	9
2007 convertible notes distributions	-	-	-	2	-	15
Westpac SPS distributions	-	14	-	16	-	18
Westpac SPS II distributions	-	15	-	17	-	19
Westpac CPS dividends	-	27	-	32	-	1
Westpac Capital Notes dividends	-	4	-	-	-	-
Net profit attributable to owners of Westpac Banking Corporation adjusted for the effect of dilution	3,299	3,373	2,996	3,079	2,963	3,029
Weighted average number of ordinary shares (millions)
Weighted average number of ordinary shares	3,096	3,096	3,067	3,067	3,044	3,044
Effect of own shares held	(13)	(13)	(13)	(13)	(13)	(13)
Potential dilutive adjustment:
Exercise of options and share rights and vesting of restricted shares	-	13	-	13	-	7
Conversion of 2004 TPS	-	16	-	22	-	24
Conversion of 2007 convertible notes	-	-	-	4	-	49
Conversion of Westpac SPS	-	34	-	43	-	50
Conversion of Westpac SPS II	-	30	-	38	-	43
Conversion of Westpac CPS	-	39	-	50	-	2
Conversion of Westpac Capital Notes	-	6	-	-	-	-
Total weighted average number of ordinary shares	3,083	3,221	3,054	3,224	3,031	3,206
Earnings per ordinary share (cents)	107.0	104.7	98.1	95.5	97.8	94.5

[1]

While the equity granted to employees remains unvested, Restricted Share Plan (RSP) treasury shares are deducted from ordinary shares on issue in arriving at the weighted average number of ordinary shares outstanding. Despite the shares being unvested, employees are entitled to dividends and voting rights on the shares. Consequently, a portion of the profit for the period is allocated to RSP treasury shares to arrive at earnings attributed to ordinary shareholders.

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

Note 10. Loans

	As at	As at	As at	% Mov’t	% Mov’t
$m	31 March 2013	30 Sept 2012	31 March 2012	Mar 13 - Sept 12	Mar 13 - Mar 12
Loans are classified based on the location of the booking office:
Australia
Overdrafts	3,086	3,171	3,302	(3)	(7)
Credit card outstandings	9,788	9,675	9,807	1	-
Overnight and at call money market loans	73	136	45	(46)	62
Acceptance of finance	37,071	38,175	38,488	(3)	(4)
Term loans:
Housing	290,811	283,703	276,204	3	5
Housing - line of credit	31,127	32,639	33,923	(5)	(8)
Total housing	321,938	316,342	310,127	2	4
Non-housing	85,482	84,244	82,350	1	4
Finance leases	5,462	5,997	6,202	(9)	(12)
Margin lending	2,168	2,279	2,667	(5)	(19)
Other	2,872	2,995	3,571	(4)	(20)
Total Australia	467,940	463,014	456,559	1	2

New Zealand
Overdrafts	946	1,147	1,003	(18)	(6)
Credit card outstandings	1,073	1,045	1,040	3	3
Overnight and at call money market loans	1,203	1,215	1,113	(1)	8
Term loans:
Housing	29,327	28,685	27,998	2	5
Non-housing	16,034	15,784	15,234	2	5
Other	360	369	385	(2)	(6)
Total New Zealand	48,943	48,245	46,773	1	5

Other Overseas
Overdrafts	134	160	174	(16)	(23)
Term loans:
Housing	911	961	981	(5)	(7)
Non-Housing	4,290	3,956	3,897	8	10
Finance leases	88	85	72	4	22
Other	2,679	1,858	1,688	44	59
Total Other Overseas	8,102	7,020	6,812	15	19

Total loans	524,985	518,279	510,144	1	3
Provision on loans	(3,855)	(3,834)	(4,020)	1	(4)
Total net loans[1]	521,130	514,445	506,124	1	3

1

Total net loans include securitised loans of $11,785 million at 31 March 2013, ($10,763 million at 30 September 2012 and $11,193 million at 31 March 2012). The level of securitised loans excludes loans where Westpac is the holder of the related debt securities.

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

Note 11. Provisions for impairment charges

$m	Half Year March 13	Half Year Sept 12	Half Year March 12
Collectively assessed provisions
Balance at beginning of the period	2,771	2,909	2,953
Provisions raised/(released)	147	146	196
Write-offs	(326)	(397)	(359)
Interest adjustment	100	111	118
Exchange rate and other adjustments	2	2	1
Closing balance	2,694	2,771	2,909

Individually assessed provisions
Balance at beginning of the period	1,470	1,482	1,461
Provisions raised	557	727	715
Write-backs	(225)	(208)	(260)
Write-offs	(261)	(525)	(427)
Interest adjustment	(38)	(27)	(11)
Exchange rate and other adjustments	2	21	4
Closing balance	1,505	1,470	1,482
Total provisions for impairment charges on loans and credit commitments	4,199	4,241	4,391
Less: provisions for credit commitments	(344)	(407)	(371)
Total provisions for impairment charges on loans	3,855	3,834	4,020

$m	Half Year March 13	Half Year Sept 12	Half Year March 12
Reconciliation of impairment charges
Individually assessed provisions raised	557	727	715
Write-backs	(225)	(208)	(260)
Recoveries	(41)	(61)	(43)
Collectively assessed provisions raised/(released)	147	146	196
Impairment charges	438	604	608

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

Note 12. Impaired loans

	Australia			New Zealand			Other Overseas			Total
	As at	As at	As at	As at	As at	As at	As at	As at	As at	As at	As at	As at
$m	31 March 2013	30 Sept 2012	31 March 2012	31 March 2013	30 Sept 2012	31 March 2012	31 March 2013	30 Sept 2012	31 March 2012	31 March 2013	30 Sept 2012	31 March 2012
Non-Performing Loans:
Gross amount	3,112	3,212	3,293	672	743	721	82	79	113	3,866	4,034	4,127
Impairment provision	(1,233)	(1,199)	(1,213)	(227)	(224)	(226)	(46)	(40)	(64)	(1,506)	(1,463)	(1,503)
Net	1,879	2,013	2,080	445	519	495	36	39	49	2,360	2,571	2,624

Restructured loans:
Gross amount	63	43	23	-	-	-	111	110	102	174	153	125
Impairment provision	(33)	(19)	(10)	-	-	-	(24)	(25)	(24)	(57)	(44)	(34)
Net	30	24	13	-	-	-	87	85	78	117	109	91

Overdrafts, personal loans and revolving credit greater than 90 days:
Gross amount	226	186	219	14	12	14	1	1	2	241	199	235
Impairment provision	(150)	(126)	(148)	(9)	(7)	(10)	(1)	(1)	(2)	(160)	(134)	(160)
Net	76	60	71	5	5	4	-	-	-	81	65	75

Total Impaired loans:
Gross amount	3,401	3,441	3,535	686	755	735	194	190	217	4,281	4,386	4,487
Impairment provision	(1,416)	(1,344)	(1,371)	(236)	(231)	(236)	(71)	(66)	(90)	(1,723)	(1,641)	(1,697)
Net	1,985	2,097	2,164	450	524	499	123	124	127	2,558	2,745	2,790

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

Note 13. Movement in gross impaired assets1

	As at	As at	As at	% Mov’t	% Mov’t
$m	31 March 2013	30 Sept 2012	31 March 2012	Mar 13 - Sept 12	Mar 13 - Mar 12
Balance as at beginning of period	4,386	4,487	4,616	2	5
New and increased	997	1,194	1,060	16	6
Write-offs	(587)	(922)	(786)	36	25
Returned to performing or repaid	(886)	(738)	(792)	20	12
Portfolio managed - new/increased/returned/repaid	368	360	395	(2)	7
Exchange rate and other adjustments	3	5	(6)	40	(150)
Balance as at period end	4,281	4,386	4,487	2	5

Note 14. Items past 90 days but well secured

	As at	As at	As at	% Mov’t	% Mov’t
$m	31 March 2013	30 Sept 2012	31 March 2012	Mar 13 - Sept 12	Mar 13 - Mar 12
Australia
Housing products	1,670	1,408	1,417	(19)	(18)
Other products	864	1,120	1,363	23	37
Total Australia	2,534	2,528	2,780	-	9

New Zealand
Housing products	73	73	99	-	26
Other products	36	48	56	25	36
Other Overseas	25	37	47	32	47
Total Overseas	134	158	202	15	34
Total	2,668	2,686	2,982	1	11

Note 15. Impaired assets and provisioning ratios

	As at	As at	As at	Mov’t	Mov’t
	31 March 2013	30 Sept 2012	31 March 2012	Mar 13 - Sept 12	Mar 13 - Mar 12
Net impaired assets to equity and collectively assessed provisions	5.1%	5.6%	5.8%	50bps	70bps
Total impaired assets to gross loans	0.82%	0.85%	0.88%	3bps	6bps
Total impaired assets to equity and total provisions	8.3%	8.7%	9.1%	40bps	80bps
Total impaired provisions to total impaired assets	40.2%	37.4%	37.8%	280bps	240bps
Total provisions to gross loans	80bps	82bps	86bps	(2bps)	(6bps)
Collectively assessed provisions to performing non-housing loans[2]	151bps	155bps	164bps	(4bps)	(13bps)
Collectively assessed provisions to RWA[3]	87bps	90bps	94bps	(3bps)	(7bps)
Collectively assessed provisions to credit RWA[3]	106bps	108bps	116bps	(2bps)	(10bps)
Total provisions to RWA[3]	136bps	137bps	141bps	(1bps)	(5bps)

Note 16. Delinquencies (90 days past due loans)

	As at	As at	As at	Mov’t	Mov’t
	31 March 2013	30 Sept 2012	31 March 2012	Mar 13 - Sept 12	Mar 13 - Mar 12
Mortgages	0.57%	0.51%	0.55%	(6bps)	(2bps)
Other personal lending	1.30%	1.11%	1.33%	(19bps)	3bps
Total personal lending	0.60%	0.54%	0.59%	(6bps)	(1bps)

1 Movement represents a six month period.

2 Non-housing loans have been determined on a loan purpose basis.

3 Prior periods restated on a pro forma Basel III basis.

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

Note 17. Deposits

	As at	As at	As at	% Mov’t	% Mov’t
$m	31 March 2013	30 Sept 2012	31 March 2012	Mar 13 - Sept 12	Mar 13 - Mar 12
Australia
Certificates of deposit
At fair value	27,902	32,786	39,084	(15)	(29)
At amortised cost	127	119	128	7	(1)
Total certificates of deposit	28,029	32,905	39,212	(15)	(29)
At call and term deposits
Non-interest bearing, repayable at call	18,357	16,659	14,854	10	24
Other interest bearing:
At call	160,885	147,038	134,306	9	20
Term	132,768	139,351	130,172	(5)	2
Total at call and term deposits	312,010	303,048	279,332	3	12
Total Australia	340,039	335,953	318,544	1	7

New Zealand
Certificates of deposit
At fair value	831	1,134	1,113	(27)	(25)
Total certificates of deposit	831	1,134	1,113	(27)	(25)
At call and term deposits
Non-interest bearing, repayable at call	2,614	2,368	2,314	10	13
Other interest bearing:
At call	13,997	12,702	12,247	10	14
Term	19,531	18,392	16,503	6	18
Total at call and term deposits	36,142	33,462	31,064	8	16
Total New Zealand	36,973	34,596	32,177	7	15

Other overseas
Certificates of deposit
At fair value	14,804	13,081	17,009	13	(13)
At amortised cost	132	149	208	(11)	(37)
Total certificates of deposit	14,936	13,230	17,217	13	(13)
At call and term deposits
Non-interest bearing, repayable at call	735	732	631	-	16
Other interest bearing:
At call	1,838	1,982	2,165	(7)	(15)
Term	8,885	8,498	6,724	5	32
Total at call and term deposits	11,458	11,212	9,520	2	20
Total other overseas	26,394	24,442	26,737	8	(1)
Total deposits	403,406	394,991	377,458	2	7
Total deposits at fair value	43,892	47,086	57,264	(7)	(23)
Total deposits at amortised cost	359,514	347,905	320,194	3	12
Total deposits	403,406	394,991	377,458	2	7

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

Note 18. Capital adequacy – Basel III

	Basel III	Basel 2.5
	As at	As at	As at
$m	31 March 2013	30 Sept 2012	31 March 2012
Tier 1 capital
Common equity
Paid up ordinary capital	26,879	26,355	25,833
Treasury shares	(182)	(114)	(110)
Equity based remuneration	804	727	673
Foreign currency translation reserve	(348)	(347)	(340)
Accumulated other comprehensive income	1	-	-
Non-controlling interests - other	51	49	46
Retained earnings	17,935	17,128	16,602
Less retained earnings in life and general insurance, funds management and securitisation entities	(929)	(922)	(937)
Dividends provided for capital adequacy purposes	-	(2,587)	(2,504)
Estimated reinvestment under dividend reinvestment plan	-	440	426
Deferred fees	122	144	130
Total common equity	44,333	40,873	39,819
Deductions from common equity
Goodwill (excluding funds management entities)	(9,024)	(9,137)	(9,235)
Deferred tax assets	(1,783)	(1,365)	(1,422)
Goodwill in life and general insurance, funds management and securitisation entities	(1,290)	(1,280)	(1,283)
Capitalised expenditure	(692)	(652)	(588)
Capitalised software	(1,546)	(1,459)	(1,346)
Investments in subsidiaries not consolidated for regulatory purposes	(1,577)	(821)	(842)
Regulatory expected loss	(852)	(769)	(809)
General reserve for credit losses adjustment	(83)	(131)	(119)
Securitisation	(7)	(21)	(25)
Equity investments	(426)	(11)	(6)
Regulatory adjustments to fair value positions	(147)	(251)	(264)
Other Tier 1 deductions	(3)	(5)	(5)
Total deductions from common equity	(17,430)	(15,902)	(15,944)
Total common equity after deductions	26,903	24,971	23,875

Residual Tier 1 capital
Westpac CPS	1,176	1,175	1,175
Westpac SPS	1,034	1,033	1,031
Westpac SPS II	904	903	902
Westpac Capital Notes	1,366	-	-
Trust preferred securities (2003 TPS)	1,137	1,137	1,137
Trust preferred securities (2004 TPS)	562	568	573
Trust preferred securities (2006 TPS)	755	755	755
Basel III transitional adjustment	(552)	-	-
Total residual Tier 1 capital	6,382	5,571	5,573
Net Tier 1 capital	33,285	30,542	29,448

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

Note 18. Capital adequacy – Basel III (continued)

	Basel III	Basel 2.5
	As at	As at	As at
$m	31 March 2013	30 Sept 2012	31 March 2012
Tier 2 capital
Upper Tier 2 capital
Subordinated undated capital notes	338	337	339
Eligible subordinated bonds, notes and debentures	5,268	5,380	4,195
Eligible general reserve for credit loss	49	57	55
Revaluation reserve - available-for-sale securities	-	18	14
Basel III transitional adjustment	(539)	-	-
Total Tier 2 capital	5,116	5,792	4,603
Deductions from Tier 2 capital
Investments in subsidiaries not consolidated for regulatory purposes	-	(821)	(842)
Regulatory expected loss	-	(769)	(809)
Securitisation	-	(21)	(25)
Equity investments	-	(11)	(6)
Total deductions from Tier 2 capital	-	(1,622)	(1,682)
Net Tier 2 capital	5,116	4,170	2,921
Total regulatory capital (Level 2 capital base)	38,401	34,712	32,369
Risk weighted assets	307,976	297,901	300,046
Common equity Tier 1 ratio	8.7%	8.4%	8.0%
Tier 1 capital ratio	2.1%	1.9%	1.8%
Tier 2 capital ratio	1.7%	1.4%	1.0%
Total regulatory capital ratio	12.5%	11.7%	10.8%

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

Note 18. Capital adequacy – Basel III (continued)

	Basel III	Basel 2.5
	As at	As at	As at
$m	31 March 2013	30 Sept 2012	31 March 2012
Credit risk - on-balance sheet
Corporate[1]	32,558	34,079	33,514
Business lending[2]	27,878	33,660	32,660
Sovereign[3]	1,301	1,009	993
Bank[4]	5,020	3,390	1,672
Residential mortgages	54,887	53,172	54,221
Australian credit cards	3,913	3,837	4,176
Other retail	8,369	7,427	7,327
Small business[5]	5,492	3,212	3,312
Specialised lending: Property and project finance[6]	35,495	35,297	36,363
Securitisation[7]	2,926	2,341	2,329
Standardised	5,341	5,407	5,238
Total on-balance sheet assets - credit risk	183,180	182,831	181,805

Credit risk - off-balance sheet
Corporate[1]	29,782	30,808	28,940
Business lending[2]	6,730	7,197	6,854
Sovereign[3]	417	528	414
Bank[4]	4,236	4,793	3,942
Residential mortgages	4,998	4,146	4,017
Australian credit cards	1,296	1,200	1,153
Other retail	827	873	843
Small business[5]	1,222	965	946
Specialised lending: Property and project finance[6]	8,107	7,857	6,400
Securitisation[7]	3,521	2,950	2,674
Standardised	943	951	841
Mark-to-market related credit risk	8,475	-	-
Total off-balance sheet assets - credit risk	70,554	62,268	57,024

Equity risk	-	1,263	1,385
Market risk	10,555	12,087	19,266
Operational risk[8]	26,761	26,757	23,640
Interest rate risk in the banking book	13,744	10,234	13,208
Other assets	3,182	2,461	3,718
Total risk weighted assets	307,976	297,901	300,046

1  Corporate – Typically includes exposure where the borrower has annual turnover greater than $50 million, and other business exposures not captured under the definitions of either Business Lending or Small Business.

2  Business Lending – Includes exposures where the borrower has annual turnover less than or equal to $50 million and exposure greater than $1 million.

3  Sovereign – Includes exposures to Governments themselves and other non-commercial enterprises that are owned or controlled by them.

4  Bank – Includes exposures to licensed banks and their owned or controlled subsidiaries, and overseas central banks.

5  Small Business – Includes exposures less than or equal to $1 million.

6  Specialised Lending: Property & project finance – Includes exposures to entities created to finance and/or operate specific assets where, apart from the income received from the assets being financed, the borrower has little or no independent capacity to repay from other activities or assets.

7  Securitisation – Exposures reflect Westpac’s involvement in activities ranging from originator to investor and include the provision of securitisation services for clients wishing to access capital markets.

8  Operational Risk – The risk of loss resulting from inadequate or failed internal processes, people and systems or from external events, including legal risk but excluding strategic or reputational risk.

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

Note 19. Derivative financial instruments

$m	Notional Amount[1]	Fair Value Asset	Fair Value Liability
Held for trading
Interest rate
Futures	117,984	-	-
Forwards	154,234	23	(23)
Swaps	972,303	14,190	(13,921)
Options	51,634	170	(123)
Foreign exchange
Forwards	446,155	3,632	(3,937)
Swaps	280,529	8,091	(4,460)
Options	28,074	320	(355)
Commodities	3,066	90	(101)
Equities	525	19	(12)
Credit	62,203	361	(385)
Total held for trading derivatives	2,116,707	26,896	(23,317)
Fair value hedges
Interest rate
Swaps	36,134	698	(2,101)
Foreign exchange
Swaps	26,565	99	(4,977)
Total fair value hedging derivatives	62,699	797	(7,078)
Cash flow hedges
Interest rate
Swaps	96,925	1,604	(952)
Foreign exchange
Swaps	10,143	-	(2,710)
Total cash flow hedging derivatives	107,068	1,604	(3,662)
Total net investment hedges	4,267	26	(24)
Total derivatives as at 31 March 2013	2,290,741	29,323	(34,081)
Total derivatives as at 30 September 2012	2,297,064	35,489	(38,935)
Total derivatives as at 31 March 2012	2,030,620	30,641	(31,358)

1  Notional amount refers to the face value of the contract upon which cash flows are calculated.

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

Note 19. Derivative financial instruments (continued)

Value at Risk (VaR) is used as the primary method for measuring and monitoring market risk exposure against Board approved limits. VaR is an estimate of the worst case loss in the value of trading positions, to a 99% confidence level, assuming positions were held unchanged for one day. The types of market risk arising from trading activity include interest rate, foreign exchange, commodity, equity, credit spread and volatility risks. The table below depicts the aggregate Markets VaR for the last three half-years.

Markets - Daily Value at Risk (VaR)1

$m	High	Low	Average
Six months ended 31 March 2013	10.6	3.6	5.4
Six months ended 30 September 2012	10.2	3.1	5.3
Six months ended 31 March 2012	12.7	4.0	8.3

Average	Half Year	Half Year	Half Year
$m	31 March 2013	30 Sept 2012	31 March 2012
Interest rate risk	3.3	4.4	4.5
Foreign exchange risk	1.5	2.3	4.0
Equity risk	0.2	0.6	0.5
Commodity risk[2]	2.1	1.7	3.2
Other market risks[3]	2.8	2.1	3.2
Diversification benefit	(4.5)	(5.8)	(7.1)
Net market risk	5.4	5.3	8.3

Treasury’s Traded Risk and Non-Traded Interest Rate Risk

$m	High	Low	Average
Six months ended 31 March 2013	34.4	16.2	25.5
Six months ended 30 September 2012	40.0	14.9	29.7
Six months ended 31 March 2012	41.7	26.3	33.4

1  The daily VaR presented in Note 19 above reflects a divisional view of VaR being the VaR for Markets and the VaR for Treasury’s traded risk and non-traded interest rate risk. This presentation aligns with the presentation of Markets and Treasury, as referred to in Sections 2.2.2 and 3.5 respectively. It varies from the presentations of VaR in Westpac’s 2012 Annual Report and Australian Prudential Standard (APS) 330 Prudential Disclosure under Basel II where market risk disclosures are segregated as trading and banking book. The different treatment reflects the aggregation of Treasury’s trading activities with those of Markets in the trading VaR disclosure under the Basel II presentation whereas these activities are included in Treasury’s traded risks and non-traded interest rate risk in the table above.

2  Includes electricity risk.

3  Includes prepayment risk and credit spread risk (exposures to movements in generic credit rating bands).

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

Note 20. Note to the cash flow statement

				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Reconciliation of net cash provided by/(used in) operating activities to net profit for the period
Net profit for the period	3,339	3,035	3,001	10	22
Adjustments:
Depreciation, amortisation and impairment	426	454	396	(6)	8
Increase/(decrease) in sundry provisions and other non-cash items	964	(1,243)	1,064	178	(9)
Impairment charges	479	665	651	(28)	(26)
(Increase)/decrease in trading and fair value assets	(941)	1,175	3,096	(180)	(130)
Increase/(decrease) in trading and fair value liabilities	(1,135)	3,757	(3,602)	(130)	68
(Increase)/decrease in derivative financial instruments	(1,314)	2,635	2,378	(150)	(155)
(Increase)/decrease in accrued interest receivable	(104)	134	-	(178)	large
Increase/(decrease) in accrued interest payable	(183)	(237)	291	23	(163)
Increase/(decrease) in current and deferred tax	(62)	573	261	(111)	(124)
Net cash (used in)/provided by operating activities	1,469	10,948	7,536	(87)	(81)
Details of assets and liabilities of controlled entities and businesses acquired
Total assets (tangible and financial) excluding cash	-	-	73	-	(100)
Identifiable intangible assets	-	-	120	-	(100)
Total liabilities	-	-	(70)	-	100
Fair value of identifiable net assets acquired[1]	-	-	123	-	(100)
Goodwill	-	-	214	-	(100)
Total	-	-	337	-	(100)
Consideration paid
Debt and equity instruments issued	-	-	45	-	(100)
Cash paid	-	-	292	-	(100)
Total consideration transferred	-	-	337	-	(100)
Cash paid	-	-	292	-	(100)
Less cash acquired	-	-	(22)	-	100
Cash paid (net of cash acquired)	-	-	270	-	(100)

1  On 1 October 2011 BT Investment Management Limited (an entity controlled by Westpac) acquired 100% of the share capital of J O Hambro Capital Management Limited, a company incorporated in the United Kingdom.

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

Note 21. Other Group investments and changes in control of Group entities

The Group had a significant non-controlling shareholding in the following entities as at 31 March 2013:

	Country where	Beneficial
	Business is	Interest
	Carried on	%	Nature of Business
Above The Index Asset Management Pty Limited	Australia	37.0	Funds management
Alleron Investment Management Limited	Australia	39.7	Funds management
Angusknight Pty Limited	Australia	50.0	Employment and training
Arkx Investment Management Pty Limited	Australia	28.0	Funds management
Athos Capital Limited	Hong Kong	35.0	Funds management
Boyd Cook Cove Unit Trust	Australia	50.0	Investment fund
Canning Park Capital Pte Limited	Singapore	30.0	Funds management
Cardlink Services Limited	Australia	25.0	Card clearing system
Cards NZ Limited	New Zealand	18.8	Credit card provider
Cash Services Australia Pty Limited	Australia	25.0	Cash logistics
Continuum Capital Management Limited	Australia	45.0	Funds management
Cook Cove Investment Pty Limited	Australia	50.0	Investment company
Cook Cove Investment Trust	Australia	50.0	Investment fund
Cook Cove Pty Limited and its controlled entities	Australia	50.0	Investment company
Exact Mining Group Pty Limited	Australia	25.5	Services to mining
H3 Global Advisors Pty Limited	Australia	43.9	Funds management
Helix Partners Limited	Australia	46.0	Funds management
Paymark Limited	New Zealand	25.0	Electronic payments processing
Regal Funds Management Asia Limited	Singapore	30.0	Funds management
Regal Funds Management Pty Limited	Australia	30.0	Funds management
RV Capital Pty Limited	Singapore	30.0	Funds management
St Hilliers Enhanced Property Fund No.2	Australia	15.0	Property fund
Sydney Harbour Bridge Holdings Pty Limited	Australia	49.0	Intellectual property
Vipro Pty Limited	Australia	33.3	Voucher processing
Westpac Employee Assistance Foundation Pty Limited	Australia	50.0	Corporate trustee
Westpac Essential Services Trust I and II and their controlled and non-controlled entities	Australia	36.8	Asset management

The total carrying amount of the Group’s significant non-controlling shareholding was $206 million (30 September 2012 $208 million, 31 March 2012 $217 million).

During the six months ended 31 March 2013 the Group acquired a non-controlling interest in the following entity:

                 RV Capital Pte Limited (formed 22 March 2013).

During the six months ended 31 March 2013 the Group’s interest in the following investment ceased:

                 Westpac Staff Superannuation Plan Pty Limited (deregistered 28 November 2012).

During the six months ended 31 March 2013 the following entity changed its name:

                 Rhodes Contracting Pty Limited to Exact Mining Group Pty Limited (changed 7 March 2013).

In terms of the contribution to the results of the Group, the above investments are not material either individually or in aggregate.

During the six months ended 31 March 2013 the following controlled entities were incorporated, formed or acquired:

                 Hastings Funds Management Asia Pte. Limited (incorporated 31 October 2012);

                 Westpac NZ Securitisation No.2 Limited (incorporated 2 November 2012);

                 Westpac Cash PIE Fund (formed 14 November 2012);

                 BT Investment Management (Fund Services) Limited (incorporated 15 November 2012);

                 Crusade ABS Series 2012-1 Trust (formed 6 December 2012);

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

                 Series 2013-1 WST Trust (formed 18 February 2013); and

                 JOHCM (USA) Inc (formed 28 March 2013).

During the six months ended 31 March 2013 the following controlled entities ceased to be controlled:

                 Infrastructure Australia (No.3) Limited (deregistered 13 October 2012);

                 Infrastructure Australia (No.4) Limited (deregistered 13 October 2012);

                 St.George Insurance Australia Pty Limited (deregistered 31 October 2012);

                 Tasman LLC (deregistered 13 November 2012);

                 WFAL No 1 Loan Trust (terminated 22 November 2012);

                 Australian Infrastructure Fund International 1 Pty Ltd (disposed 23 November 2012);

                 Crusade Global Trust 1 of 2004 (terminated 4 December 2012);

                 Crusade ABS Series 2008-2 Trust (terminated 11 February 2013);

                 Crusade Euro Trust No.1E of 2004 (terminated 27 February 2013);

                 Series 2005-1G WST Trust (terminated 22 March 2013);

                 Orion Trust (terminated 25 March 2013);

                 Phoenix Trust (terminated 25 March 2013);

                 Gemini Trust (terminated 25 March 2013);

                 Westpac Capital Corporation (deregistered 25 March 2013);

                 Westpac Securities Inc (deregistered 25 March 2013); and

                 Southern Cross Inc (deregistered 25 March 2013).

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

Note 22. Funding view of the balance sheet

	As at 31 March 2013
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total
Assets
Cash	2,546	-	-	4,054	-	6,600
Receivables due from other financial institutions	2,806	-	-	2,301	7,473	12,580
Trading securities, other financial assets designated at fair value and available-for-sale securities	60,221	-	-	-	16,443	76,664
Derivative financial instruments	-	-	-	-	29,323	29,323
Loans	45,500	-	-	475,630	-	521,130
Life insurance assets	-	-	-	-	8,508	8,508
Goodwill and other intangibles	-	-	-	12,108	-	12,108
Fixed assets	-	-	-	1,084	-	1,084
Other assets	-	-	-	-	9,512	9,512
Total assets	111,073	-	-	495,177	71,259	677,509

Liabilities
Payables due to other financial institutions	-	-	3,874	-	4,169	8,043
Deposits:
At call	-	198,426	-	-	-	198,426
Term deposits	-	161,184	-	-	-	161,184
Medium term deposit notes	-	-	-	-	-	-
Certificates of deposit	-	-	43,796	-	-	43,796
Derivative financial instruments	-	-	-	-	34,081	34,081
Trading liabilities and other financial liabilities designated at fair value	-	-	-	-	8,833	8,833
Acceptances	-	-	105	-	-	105
Debt issues	-	-	144,198	-	-	144,198
Life insurance liabilities	-	-	-	-	7,407	7,407
Other liabilities	-	-	-	-	13,362	13,362
Loan capital	-	-	10,880	-	-	10,880
Total liabilities	-	359,610	202,853	-	67,852	630,315
Total equity	-	-	1,977	45,428	(211)	47,194
Total net	111,073	(359,610)	(204,830)	449,749	3,618	-

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

Note 22. Funding view of the balance sheet (continued)

	As at 30 September 2012
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total
Assets
Cash	9,057	-	-	3,466	-	12,523
Receivables due from other financial institutions	2,026	-	-	2,544	5,658	10,228
Trading securities, other financial assets designated at fair value and available-for-sale securities	55,983	-	-	-	15,756	71,739
Derivative financial instruments	-	-	-	-	35,489	35,489
Loans	43,108	-	-	471,337	-	514,445
Life insurance assets	-	-	-	-	8,240	8,240
Goodwill and other intangibles	-	-	-	12,134	-	12,134
Fixed assets	-	-	-	1,137	-	1,137
Other assets	-	-	-	-	9,030	9,030
Total assets	110,174	-	-	490,618	74,173	674,965

Liabilities
Payables due to other financial institutions	-	-	3,802	-	3,762	7,564
Deposits:
At call	-	181,481	-	-	-	181,481
Term deposits	-	166,241	-	-	-	166,241
Medium term deposit notes	-	-	-	-	-	-
Certificates of deposit	-	-	47,269	-	-	47,269
Derivative financial instruments	-	-	-	-	38,935	38,935
Trading liabilities and other financial liabilities designated at fair value	-	-	-	-	9,964	9,964
Acceptances	-	-	266	-	-	266
Debt issues	-	-	147,581	-	-	147,581
Life insurance liabilities	-	-	-	-	7,208	7,208
Other liabilities	-	-	-	-	12,700	12,700
Loan capital	-	-	9,537	-	-	9,537
Total liabilities	-	347,722	208,455	-	72,569	628,746
Total equity	-	-	1,970	44,081	168	46,219
Total net	110,174	(347,722)	(210,425)	446,537	1,436	-

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

Note 22. Funding view of the balance sheet (continued)

	As at 31 March 2012
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total
Assets
Cash	8,112	-	-	3,350	-	11,462
Receivables due from other financial institutions	908	-	-	2,136	3,618	6,662
Trading securities, other financial assets designated at fair value and available-for-sale securities	56,678	-	-	-	12,497	69,175
Derivative financial instruments	-	-	-	-	30,641	30,641
Loans	35,557	-	-	470,567	-	506,124
Life insurance assets	-	-	-	-	8,147	8,147
Goodwill and other intangibles	-	-	-	12,124	-	12,124
Fixed assets	-	-	-	1,132	-	1,132
Other assets	-	-	-	-	8,465	8,465
Total assets	101,255	-	-	489,309	63,368	653,932

Liabilities
Payables due to other financial institutions	-	-	5,052	-	3,967	9,019
Deposits:
At call	-	166,517	-	-	-	166,517
Term deposits	-	153,399	-	-	-	153,399
Medium term deposit notes	-	-	-	-	-	-
Certificates of deposit	-	-	57,542	-	-	57,542
Derivative financial instruments	-	-	-	-	31,358	31,358
Trading liabilities and other financial liabilities designated at fair value	236	-	-	-	5,969	6,205
Acceptances	-	-	286	-	-	286
Debt issues	-	-	157,290	-	-	157,290
Life insurance liabilities	-	-	-	-	7,196	7,196
Other liabilities	-	-	-	-	11,889	11,889
Loan capital	-	-	8,356	-	-	8,356
Total liabilities	236	319,916	228,526	-	60,379	609,057
Total equity	-	-	1,977	42,986	(88)	44,875
Total net	101,019	(319,916)	(230,503)	446,323	3,077	-

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

Note 23. Contingent liabilities

Litigation

Contingent liabilities exist in respect of actual and potential claims and proceedings. An assessment of the Group’s likely loss has been made on a case-by-case basis for the purpose of the financial statements and specific provisions have been made where appropriate.

                 Westpac has been served with two separate class action proceedings by customers seeking to recover exception fees paid by those customers. The first set of proceedings was commenced by customers of the Westpac brand; the second by customers of the St.George Bank and BankSA brands. Westpac has agreed with the plaintiffs to put the proceedings against Westpac, St.George and BankSA on hold until at least June 2013, pending further developments in similar litigation commenced against another Australian bank.

                 Westpac was one of 20 defendant banks named in proceedings concerning the Bell Group of companies. The proceedings were brought by the liquidators of several Bell Group companies who challenged the defendant banks’ entitlement to receive the proceeds of realisation of Bell Group assets in the early 1990s. Judgment was delivered on 28 October 2008 and final orders were handed down on 30 April 2009.

Westpac, along with the other defendant banks, was found liable to repay its share of the monies received from the Bell Group plus interest. The defendant banks appealed the decision. Judgment was handed down by the Court of Appeal of the Supreme Court of Western Australia on 17 August 2012. By a majority decision, the defendant banks were unsuccessful in the appeal and the amount of interest payable was increased. Westpac considers that appropriate provisioning has been made for this matter. The defendant banks have been granted special leave to appeal to the High Court of Australia, however, the outcome and timing of the appeal are uncertain. Westpac is also entitled to lodge a claim as an unsecured creditor in the liquidation of the Bell Group.

Note 24. Events subsequent to balance date

No matter or circumstance has arisen since half year ended 31 March 2013 which is not otherwise dealt with in the interim financial report, that has significantly affected or may significantly affect the operations of the Group, the results of its operations or the state of affairs of the Group in subsequent periods.

INTERIM RESULTS 2013

INTERIM 2013 REPORTED

FINANCIAL INFORMATION

4.7        Statement in Relation to the Review of the Financial Statements

PricewaterhouseCoopers has reviewed the financial statements contained within the Westpac 2013 Interim Financial Report and has issued an unqualified review report. A copy of their report is available with the Interim Financial Report. This Interim Results Announcement has not been subject to audit or review by PricewaterhouseCoopers. The preceding financial information contained in Section 4 “First Half 2013 Reported Financial Information” includes financial information extracted from the reviewed financial statements together with financial information that has not been reviewed.

Dated at Sydney this third day of May 2013 for and on behalf of the Board.

Tim Hartin

Company Secretary

INTERIM RESULTS 2013

INTERIM 2013 CASH EARNINGS

FINANCIAL INFORMATION

5.0                              INTERIM 2013 CASH EARNINGS FINANCIAL INFORMATION

INTERIM RESULTS 2013

INTERIM 2013 CASH EARNINGS

FINANCIAL INFORMATION

Note 1. Interest spread and margin analysis (Cash Earnings basis)

	Half Year March 13	Half Year Sept 12	Half Year March 12
Group
Average external interest earning assets ($m)	591,539	581,846	573,644
Net interest income ($m)	6,445	6,340	6,223
Net interest spread	1.94%	1.90%	1.87%
Benefit of net non-interest bearing assets, liabilities and equity	0.25%	0.28%	0.30%
Net interest margin	2.19%	2.18%	2.17%

Analysis by division

Average external interest earning assets ($m)
Australian Financial Services	398,892	394,469	390,027
Westpac Retail & Business Banking	241,487	239,325	236,817
St.George Banking Group	143,592	141,198	139,116
BT Financial Group	13,813	13,946	14,094
Westpac Institutional Bank	71,564	68,912	67,992
Westpac New Zealand (A$)	52,972 [2]	45,610	44,386
Westpac Pacific	2,808	2,616	2,636
Group Businesses	65,303 [2]	70,239	68,603
Group total	591,539	581,846	573,644
Westpac New Zealand (NZ$)	66,440 [2]	58,449	57,537

Net interest income ($m) (including capital benefit)[1]
Australian Financial Services	4,565	4,424	4,270
Westpac Retail & Business Banking	2,783	2,687	2,617
St.George Banking Group	1,577	1,522	1,444
BT Financial Group	205	215	209
Westpac Institutional Bank	821	825	881
Westpac New Zealand (A$)	633	623	601
Westpac Pacific	75	76	72
Group Businesses	351	392	399
Group total	6,445	6,340	6,223
Westpac New Zealand (NZ$)	790	798	779

Interest margin
Australian Financial Services	2.30%	2.24%	2.19%
Westpac Retail & Business Banking	2.31%	2.25%	2.21%
St.George Banking Group	2.20%	2.16%	2.08%
BT Financial Group	2.98%	3.08%	2.97%
Westpac Institutional Bank	2.30%	2.39%	2.59%
Westpac New Zealand (A$)	2.40%[2]	2.73%	2.71%
Westpac Pacific	5.36%	5.81%	5.46%
Group Businesses	1.08%[2]	1.12%	1.16%
Westpac New Zealand (NZ$)	2.38%[2]	2.73%	2.71%

1        Capital benefit represents the notional revenue earned on capital allocated to divisions under Westpac’s economic capital framework.

2        First Half 2013 average interest-earning assets and net interest margin for Westpac New Zealand and Group Businesses has been impacted by the transfer of $6.6 billion (NZ$7 billion) of liquid assets from Group Businesses (Treasury) to Westpac New Zealand.

INTERIM RESULTS 2013

INTERIM 2013 CASH EARNINGS

FINANCIAL INFORMATION

Note 2. Average balance sheet and interest rates (Cash Earnings basis)

	Half Year			Half Year			Half Year
	March 2013			September 2012			March 2012
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Income	Rate	Balance	Income	Rate	Balance	Income	Rate
	$m	$m	%	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Receivables due from other financial institutions	9,060	61	1.4%	8,821	76	1.7%	7,919	112	2.8%
Trading securities	47,238	893	3.8%	44,857	966	4.3%	46,527	1,125	4.8%
Available-for-sale securities	23,108	602	5.2%	20,287	605	6.0%	17,885	511	5.7%
Other financial assets designated at fair value	1,723	42	4.9%	2,005	54	5.4%	2,033	54	5.3%
Regulatory deposits	1,524	11	1.4%	1,438	14	1.9%	1,482	10	1.3%
Loans and other receivables[1]	508,886	15,219	6.0%	504,438	16,212	6.4%	497,798	17,126	6.9%
Total interest earning assets and interest income	591,539	16,828	5.7%	581,846	17,927	6.2%	573,644	18,938	6.6%
Non-interest earning assets
Cash, receivables due from other financial institutions and regulatory deposits	1,149			1,931			3,559
Life insurance assets	8,373			8,103			7,951
All other assets[2]	71,984			74,602			72,638
Total non-interest earning assets	81,506			84,636			84,148
Total assets	673,045			666,482			657,792

	Half Year			Half Year			Half Year
	March 2013			September 2012			March 2012
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
	$m	$m	%	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits	380,715	6,467	3.4%	366,503	7,140	3.9%	353,703	7,462	4.2%
Payables due to other financial institutions	7,574	86	2.3%	7,752	107	2.8%	10,738	137	2.6%
Loan capital	9,579	257	5.4%	7,909	227	5.7%	7,259	201	5.5%
Other interest bearing liabilities[3]	154,179	3,573	4.6%	161,823	4,113	5.1%	165,367	4,915	5.9%
Total interest bearing liabilities and interest expense	552,047	10,383	3.8%	543,987	11,587	4.3%	537,067	12,715	4.7%
Non-interest bearing liabilities
Deposits and payables due to other financial institutions	21,500			19,345			18,283
Life insurance policy liabilities	7,247			6,912			6,926
All other liabilities[4]	46,452			51,351			51,265
Total non-interest bearing liabilities	75,199			77,608			76,474
Total liabilities	627,246			621,595			613,541
Shareholders’ equity	43,831			42,932			42,278
Non-controlling interests	1,968			1,955			1,973
Total equity	45,799			44,887			44,251
Total liabilities and equity	673,045			666,482			657,792

1        Other receivables includes other assets, cash and balances held with central banks.

2        Includes property, plant and equipment, goodwill and intangibles, other assets, deferred tax and non-interest bearing loans relating to mortgage offset accounts.

3        Includes net impact of Treasury balance sheet management activities.

4        Includes provisions for current and deferred income tax and derivative financial instruments.

INTERIM RESULTS 2013

INTERIM 2013 CASH EARNINGS

FINANCIAL INFORMATION

Note 2. Average balance sheet and interest rates (Cash Earnings basis) (continued)

	Half Year			Half Year			Half Year
	March 2013			September 2012			March 2012
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	$m	$m	%	$m	$m	%	$m	$m	%
Loans and other receivables[1]
Australia	447,627	13,650	6.1%	443,074	14,621	6.6%	437,758	15,554	7.1%
New Zealand	48,603	1,433	5.9%	46,992	1,448	6.2%	45,840	1,441	6.3%
Other overseas	12,656	136	2.2%	14,372	143	2.0%	14,200	131	1.8%

Deposits
Australia	322,114	5,785	3.6%	310,222	6,486	4.2%	294,602	6,815	4.6%
New Zealand	33,806	585	3.5%	31,069	547	3.5%	29,579	519	3.5%
Other overseas	24,795	97	0.8%	25,212	107	0.8%	29,522	128	0.9%

1     Other receivables includes other assets, cash and balances held with central banks.

interim RESULTS 2013

interim 2013 cash earnings

financial information

Note 3. Net interest income (Cash Earnings basis)

				% Mov’t	% Mov’t
$m	Half Year Mar 13	Half Year Sept 12	Half Year Mar 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Interest income
Cash	50	57	42	(12)	19
Loans	15,165	16,153	17,085	(6)	(11)
Receivables due from other financial institutions	61	76	112	(20)	(46)
Available-for-sale securities	602	605	511	-	18
Regulatory deposits with central banks overseas	11	14	10	(21)	10
Trading securities	893	966	1,125	(8)	(21)
Net ineffectiveness on qualifying hedges	3	-	-	large	large
Other financial assets designated at fair value	42	54	54	(22)	(22)
Other interest income	1	2	(1)	(50)	200
Total interest income	16,828	17,927	18,938	(6)	(11)

Interest expense
At call and term deposits	(5,901)	(6,381)	(6,602)	8	11
Certificates of deposit	(566)	(759)	(860)	25	34
Payables due to other financial institutions	(86)	(107)	(137)	20	37
Debt issues and acceptances	(1,947)	(2,160)	(2,170)	10	10
Loan capital	(257)	(227)	(201)	(13)	(28)
Trading liabilities	(1,557)	(1,879)	(2,636)	17	41
Other financial liabilities designated at fair value	(13)	(11)	(9)	(18)	(44)
Other interest expense	(56)	(63)	(100)	11	44
Total interest expense	(10,383)	(11,587)	(12,715)	10	18
Net interest income	6,445	6,340	6,223	2	4

interim RESULTS 2013

interim 2013 cash earnings

financial information

Note 4. Non-interest income (Cash Earnings basis)

				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Fees and commissions
Facility fees	608	596	583	2	4
Transaction fees and commissions	583	597	588	(2)	(1)
Other non-risk fee income	139	128	138	9	1
Total fees and commissions	1,330	1,321	1,309	1	2

Wealth management and insurance income[1]
Life insurance and funds management net operating income	869	886	749	(2)	16
General insurance and lenders mortgage insurance net operating income	65	122	52	(47)	25
Total wealth management and insurance income	934	1,008	801	(7)	17

Trading income[2]
Foreign exchange income	202	201	277	-	(27)
Other trading securities	318	240	129	33	147
Total trading income	520	441	406	18	28

Other income
Dividends received	4	5	7	(20)	(43)
Rental income	-	-	1	-	(100)
Net gain/(loss) on ineffective hedges	(3)	-	-	large	large
Hedging overseas operations	17	27	37	(37)	(54)
Net gain/(loss) on derivatives held for risk management purposes[3]	(2)	(2)	(1)	-	(100)
Net gain/(loss) on disposal of assets	36	-	46	large	(22)
Net gain/(loss) on financial instruments designated at fair value	23	14	13	64	77
Other	51	36	44	42	16
Total other income	126	80	147	58	(14)
Total non-interest income (Cash Earnings basis)	2,910	2,850	2,663	2	9

1      Wealth management and insurance income includes policyholder tax recoveries. A reconciliation between wealth management and insurance income in Note 4 and non-interest income for BTFG is provided in Section 3.1.3.3.

2      Trading income primarily includes earnings from our WIB Markets, Westpac Pacific businesses and our Treasury foreign exchange operations in Australia and New Zealand.

3      Income from derivatives held for risk management purposes primarily comprises net gains/losses on the hedge of our 2003 Trust Preferred Security.

interim RESULTS 2013

interim 2013 cash earnings

financial information

Note 5. Operating expense analysis (Cash Earnings basis)

				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Salaries and other staff expenses
Salaries and wages	1,614	1,535	1,510	(5)	(7)
Other staff expenses	504	495	489	(2)	(3)
Restructuring costs	18	20	57	10	68
Total salaries and other staff expenses	2,136	2,050	2,056	(4)	(4)

Equipment and occupancy expenses
Operating lease rentals	279	266	269	(5)	(4)
Depreciation, amortisation and impairment:
Premises	11	6	8	(83)	(38)
Leasehold improvements	48	54	52	11	8
Furniture and equipment	30	31	31	3	3
Technology	45	43	42	(5)	(7)
Software	185	200	152	8	(22)
Other	62	64	60	3	(3)
Total equipment and occupancy expenses	660	664	614	1	(7)

Other expenses
Amortisation of deferred expenditure and intangible assets	2	8	3	75	33
Non-lending losses	27	34	27	21	-
Purchased services:
Technology and information services	160	157	114	(2)	(40)
Legal	9	17	9	47	-
Other professional services	172	189	195	9	12
Credit card loyalty programs	70	61	72	(15)	3
Postage and stationery	108	116	112	7	4
Outsourcing costs	298	301	308	1	3
Insurance	10	7	9	(43)	(11)
Advertising	94	83	64	(13)	(47)
Training	9	11	8	18	(13)
Travel	30	31	28	3	(7)
Other expenses	15	(5)	36	large	58
Total other expenses	1,004	1,010	985	1	(2)
Total operating expenses	3,800	3,724	3,655	(2)	(4)

interim RESULTS 2013

interim 2013 cash earnings

financial information

Note 6. Earnings per share (Cash Earnings basis)

				% Mov’t	% Mov’t
	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Net profit	3,561	3,437	3,230	4	10
Net profit attributable to non-controlling interests	(36)	(34)	(35)	(6)	(3)
Cash Earnings	3,525	3,403	3,195	4	10
Weighted average number of fully paid ordinary shares (millions)	3,096	3,067	3,044	1	2
Cash Earnings per ordinary share (cents)	113.9	111.0	105.0	3	8

	Half Year March 13	Half Year Sept 12	Half Year March 12
Reconciliation of ordinary shares on issue before the effect of own shares held (millions)
Opening balance	3,080	3,054	3,030
Number of shares issued under the Dividend Reinvestment Plan (DRP)	22	25	18
Number of shares issued under the Employee Share Plan (ESP)	1	-	1
Number of shares issued under option and share right schemes	1	1	5
Closing balance	3,104	3,080	3,054

INTERIM RESULTS 2013

OTHER

INFORMATION

6.0        OTHER INFORMATION

6.1        Exchange Rates

Six months to/as at	31 March 2013		30 September 2012		31 March 2012
Currency	Average	Spot	Average	Spot	Average	Spot
US$	1.0388	1.0430	1.0246	1.0468	1.0334	1.0413
GBP	0.6578	0.6859	0.6482	0.6434	0.6578	0.6512
NZ$	1.2533	1.2460	1.2815	1.2542	1.2967	1.2691

INTERIM RESULTS 2013

OTHER

INFORMATION

6.2        Disclosure Regarding Forward-Looking Statements

This Report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this Report and include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. We use words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’ or other similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those which we expect, depending on the outcome of various factors, including, but not limited to:

■                  the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

■                  the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

■                  market volatility, including uncertain conditions in funding, equity and asset markets;

■                  adverse asset, credit or capital market conditions;

■                  changes to our credit ratings;

■                  levels of inflation, interest rates, exchange rates and market and monetary fluctuations;

■                  market liquidity and investor confidence;

■                  changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which Westpac or its customers or counterparties conduct their operations and our ability to maintain or to increase market share and control expenses;

■                  the effects of competition in the geographic and business areas in which Westpac conducts its operations;

■                  reliability and security of Westpac’s technology and risks associated with changes to technology systems;

■                  the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;

■                  the effectiveness of our risk management policies, including our internal processes, systems and employees;

■                  the occurrence of environmental change or external events in countries in which Westpac or its customers or counterparties conduct their operations;

■                  internal and external events which may adversely impact our reputation;

■                  changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate;

■                  the success of strategic decisions involving business expansion and integration of new businesses; and

■                  various other factors beyond Westpac’s control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by us, refer to the section on ‘Risk factors’ in the Directors’ report in Westpac’s 2013 Interim Financial Report. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation, and does not intend, to update any forward-looking statements contained in this Report, whether as a result of new information, future events or otherwise, after the date of this Report.

INTERIM RESULTS 2013

OTHER

INFORMATION

6.3        Financial Calendar and Share Registry Details

Westpac shares are listed on the securities exchanges in Australia (ASX) and New Zealand and as American Depositary Receipts in New York. Westpac Capital Notes, Westpac Convertible Preference Shares (Westpac CPS), Westpac Stapled Preferred Securities (Westpac SPS and Westpac SPS II) are listed on the ASX.

Important dates for shareholders to note over the following months are:

Ex-dividend date for interim and special dividends	13 May 2013
Record date for interim and special dividends (Sydney)[1]	17 May 2013
Record date for interim and special dividends (New York)[2]	16 May 2013
Interim and special dividends payable	2 July 2013
Financial year end	30 September 2013
Final results and ordinary share dividend announcement	4 November 2013
Ex-dividend date for final dividend	8 November 2013
Record date for final dividend (Sydney)[1,3]	14 November 2013
Record date for final dividend (New York)[2,3]	13 November 2013
Annual General Meeting[4]	13 December 2013
Final dividend payable[3]	19 December 2013

Important dates for Westpac Capital Notes investors to note over the following months are:

Record date for June quarter distribution	31 May 2013
Payment date for June quarter distribution	11 June 2013
Record date for September quarter distribution	30 August 2013
Payment date for September quarter distribution	9 September 2013

Important dates for Westpac CPS investors to note over the following months are:

Record date for September semi-annual dividend	20 September 2013
Payment date for September semi-annual dividend	30 September 2013

Important dates for Westpac SPS investors to note over the following months are:

Record date for June quarter distribution	21 June 2013
Payment date for June quarter distribution	1 July 2013
Record date for September quarter distribution	18 September 2013
Payment date for September quarter distribution	26 September 2013
Initial mandatory conversion date	26 September 2013

Important dates for Westpac SPS II investors to note over the following months are:

Record date for June quarter distribution	21 June 2013
Payment date for June quarter distribution	1 July 2013
Record date for September quarter distribution	20 September 2013
Payment date for September quarter distribution	30 September 2013

1      Final participation date for Dividend Reinvestment Plan (DRP).

2     Dividends will be converted to local currency at the ruling rate on the day of record.

3     Dates will be confirmed at the time of announcing the 2013 final results.

4     Details regarding the date of this meeting and the business to be dealt with, will be contained in the separate Notice of Meeting sent to Shareholders in November 2013.

INTERIM RESULTS 2013

OTHER

INFORMATION

Share Registries

Australia	New Zealand
Ordinary shares on the main register, Westpac Capital Notes, Westpac CPS, Westpac SPS and Westpac SPS II	Ordinary shares on the New Zealand branch register
Link Market Services Limited	Link Market Services Limited
Level 12, 680 George Street	Level 16, Brookfields House, 19 Victoria Street West
Sydney NSW 2000 Australia	Auckland 1142 New Zealand
Postal Address: Locked Bag A6015, Sydney South NSW 1235	Postal Address: P.O. Box 91976, Auckland 1030, New Zealand
Website: www.linkmarketservices.com.au	Website: www.linkmarketservices.com
Telephone: 1800 804 255 (toll free in Australia) International: +61 2 8280 7070	Telephone: 0800 002 727 (toll free in New Zealand) International: +64 9 375 5998

New York	For further information contact:
Depositary in USA for American Depositary Receipts (ADS)[1] Until 10 May 2013: JP Morgan Chase Bank, NA	Media: Paul Marriage, Head of Media Relations, +61 2 8219 8512
PO Box 64504
St Paul MN 55164-0504	Analysts and Investors:
USA	Andrew Bowden, Head of Investor Relations,
Website: www.adr.com Email: jpmorgan.adr@wellsfargo.com Telephone: +1 800 990 1135 (toll free in US and Canada) International: + 1 651 453 2128	+61 2 8253 4008

After 10 May 2013:
The Bank of New York Mellon
PO Box 358516
Pittsburgh PA 15252-8516
USA
Website: www.bnymellon.com/shareowner
Email: shrrelations@bnymellon.com
Telephone: +1 888 269 2377 (toll free in US)
International: +1 201 680 6825

1     Each ADS is comprised of five fully paid ordinary shares.

INTERIM RESULTS 2013

SEGMENT

RESULT

7.0        SEGMENT RESULT

7.1        Half Year Segment Reported Results

Six months to 31 March 2013 $m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand[1]	Westpac Pacific	Group Businesses[2]	Group
Net interest income	2,783	1,577	205	4,565	821	633	75	198	6,292
Non-interest income	618	268	900	1,786	826	179	70	17	2,878
Net operating income	3,401	1,845	1,105	6,351	1,647	812	145	215	9,170
Operating expenses	(1,565)	(791)	(615)	(2,971)	(527)	(344)	(48)	(19)	(3,909)
Impairment charges	(244)	(122)	-	(366)	43	(54)	(2)	(59)	(438)
Profit from ordinary activities before income tax expense	1,592	932	490	3,014	1,163	414	95	137	4,823
Tax expense	(476)	(281)	(149)	(906)	(350)	(115)	(26)	(87)	(1,484)
Net profit	1,116	651	341	2,108	813	299	69	50	3,339
Net profit attributable to non-controlling interests	-	-	(7)	(7)	-	(1)	(5)	(22)	(35)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	1,116	651	334	2,101	813	298	64	28	3,304

WBC Cash Earnings adjustments:
TPS revaluations	-	-	-	-	-	-	-	8	8
Treasury shares	-	-	-	-	-	-	-	29	29
Ineffective hedges	-	-	-	-	-	-	-	(23)	(23)
Fair value (gain) / loss on economic hedges	-	-	-	-	-	-	-	57	57
Buyback of government guaranteed debt	-	-	-	-	-	-	-	43	43
Fair value amortisation of financial instruments[3]	-	-	-	-	-	-	-	32	32
Amortisation of intangible assets[4]	-	64	11	75	-	-	-	-	75
Supplier program	-	-	-	-	-	-	-	-	-
Litigation provision	-	-	-	-	-	-	-	-	-
TOFA tax consolidation adjustment	-	-	-	-	-	-	-	-	-
Cash Earnings	1,116	715	345	2,176	813	298	64	174	3,525

1	New Zealand earnings are presented in Australian dollars (A$), converted at the actual average A$/NZ$ exchange rate for First Half 2013 (1.2533).
2	Group Businesses includes the following amounts associated with the requirements of AASB Life Insurance business (AASB 1038):
(i) Non-interest income $19 million credit
(ii) Tax expense $19 million debit
3	Amortisation of fair value adjustments recognised on merger with St.George.
4

Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships, as well as intangible assets (management contracts) related to the JOHCM acquisition.

INTERIM RESULTS 2013

SEGMENT

RESULT

7.1        Half Year Segment Reported Results (continued)

Six months to 30 September 2012 $m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand[1]	Westpac Pacific	Group Businesses[2]	Group
Net interest income	2,687	1,522	215	4,424	825	623	76	369	6,317
Non-interest income	603	285	874	1,762	781	171	74	46	2,834
Net operating income	3,290	1,807	1,089	6,186	1,606	794	150	415	9,151
Operating expenses	(1,530)	(770)	(608)	(2,908)	(507)	(332)	(45)	(221)	(4,013)
Impairment charges	(211)	(193)	5	(399)	(62)	(72)	(21)	(50)	(604)
Profit from ordinary activities before income tax expense	1,549	844	486	2,879	1,037	390	84	144	4,534
Tax expense	(436)	(252)	(144)	(832)	(298)	(107)	(27)	(235)	(1,499)
Net profit	1,113	592	342	2,047	739	283	57	(91)	3,035
Net profit attributable to non-controlling interests	-	-	(2)	(2)	-	(2)	(5)	(23)	(32)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	1,113	592	340	2,045	739	281	52	(114)	3,003

WBC Cash Earnings adjustments:
TPS revaluations	-	-	-	-	-	-	-	3	3
Treasury shares	-	-	-	-	-	-	-	15	15
Ineffective hedges	-	-	-	-	-	-	-	1	1
Fair value (gain) / loss on economic hedges	-	-	-	-	-	-	-	(13)	(13)
Buyback of government guaranteed debt	-	-	-	-	-	-	-	-	-
Fair value amortisation of financial instruments[3]	-	-	-	-	-	-	-	28	28
Amortisation of intangible assets[4]	-	65	12	77	-	-	-	-	77
Supplier program	-	-	-	-	-	-	-	46	46
Litigation provision	-	-	-	-	-	-	-	78	78
TOFA tax consolidation adjustment	-	-	-	-	-	-	-	165	165
Cash Earnings	1,113	657	352	2,122	739	281	52	209	3,403

1	New Zealand earnings are presented in Australian dollars (A$), converted at the actual average A$/NZ$ exchange rate for Second Half 2012 (1.2815).
2	Group Businesses includes the following amounts associated with the requirements of AASB Life Insurance business (AASB 1038):
(i) Non-interest income $3 million credit
(ii) Tax expense $3 million debit
3	Amortisation of fair value adjustments recognised on merger with St.George.
4

Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships as well as intangible assets (management contracts) related to the JOHCM acquisition.

INTERIM RESULTS 2013

SEGMENT

RESULT

7.1        Half Year Segment Reported Results (continued)

Six months to 31 March 2012 $m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand[1]	Westpac Pacific	Group Businesses[2]	Group
Net interest income	2,617	1,444	209	4,270	881	601	72	361	6,185
Non-interest income	581	280	776	1,637	703	165	77	65	2,647
Net operating income	3,198	1,724	985	5,907	1,584	766	149	426	8,832
Operating expenses	(1,549)	(755)	(561)	(2,865)	(480)	(321)	(48)	(182)	(3,896)
Impairment charges	(218)	(240)	(6)	(464)	(65)	(76)	(10)	7	(608)
Profit from ordinary activities before income tax expense	1,431	729	418	2,578	1,039	369	91	251	4,328
Tax expense	(430)	(219)	(124)	(773)	(305)	(101)	(31)	(117)	(1,327)
Net profit	1,001	510	294	1,805	734	268	60	134	3,001
Net profit attributable to non-controlling interests	-	-	(3)	(3)	-	(1)	(5)	(25)	(34)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	1,001	510	291	1,802	734	267	55	109	2,967

WBC Cash Earnings adjustments:
TPS revaluations	-	-	-	-	-	-	-	24	24
Treasury shares	-	-	-	-	-	-	-	12	12
Ineffective hedges	-	-	-	-	-	-	-	(8)	(8)
Fair value (gain) / loss on economic hedges	-	-	-	-	-	-	-	20	20
Buyback of government guaranteed debt	-	-	-	-	-	-	-	(5)	(5)
Fair value amortisation of financial instruments[3]	-	-	-	-	-	-	-	18	18
Amortisation of intangible assets[4]	-	64	10	74	-	-	-	-	77
Supplier program	-	-	-	-	-	-	-	93	93
Litigation provision	-	-	-	-	-	-	-	-	-
TOFA tax consolidation adjustment	-	-	-	-	-	-	-	-	-
Cash Earnings	1,001	574	301	1,876	734	267	55	263	3,195

1	New Zealand earnings are presented in Australian dollars (A$), converted at the actual average A$/NZ$ exchange rate for First Half 2011 (1.2967).
2	Group Businesses includes the following amounts associated with the requirements of AASB Life Insurance business (AASB 1038):
(i) Non-interest income $9 million credit
(ii) Tax expense $9 million debit
3	Amortisation of fair value adjustments recognised on merger with St.George.
4

Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships as well as intangible assets (management contracts) related to the JOHCM acquisition.

INTERIM RESULTS 2013

SEGMENT

RESULT

7.2        Westpac New Zealand Division Performance (A$ Equivalent to Section 3.3)

Westpac New Zealand operations provide banking, wealth and insurance products and services to New Zealand consumer, business and institutional customers.  The New Zealand wealth business includes New Zealand Life Company and BT New Zealand.  Results for the First Half 2013, Second Half 2012, and First Half 2012 have been converted into Australian dollars (A$) at the actual average exchange rates each month, the average rates for the reporting periods are:  1.2533, 1.2815 and 1.2967 respectively.

				% Mov’t	% Mov’t
$m	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Net interest income	633	623	601	2	5
Non-interest income	179	171	165	5	8
Net operating income	812	794	766	2	6
Operating expenses	(344)	(332)	(321)	(4)	(7)
Core earnings	468	462	445	1	5
Impairment charges	(54)	(72)	(76)	25	29
Operating profit before tax	414	390	369	6	12
Tax and non-controlling interests	(116)	(109)	(102)	(6)	(14)
Cash Earnings	298	281	267	6	12

Economic profit	124	119	121	4	2
Expense to income ratio	42.4%	41.8%	41.9%	(55bps )	(45bps)

				% Mov’t	% Mov’t
$bn	Half Year March 13	Half Year Sept 12	Half Year March 12	Mar 13 - Sept 12	Mar 13 - Mar 12
Deposits	37.0	33.5	31.1	10	19
Net loans	48.1	47.4	45.8	1	5
Deposit to loan ratio	76.9%	70.7%	67.9%	large	large
Total assets	54.9	48.6	47.1	13	17
Total committed exposure	69.3	66.7	65.6	4	6
Funds under management	3.3	2.9	2.5	14	32
Funds under administration	1.0	1.0	1.0	-	-

Impact of Movements in the A$/ NZ$ Exchange Rate

	Half Year March 13 vs Half Year Sept 12			Half Year March 13 vs Half Year March 12
	Cash Earnings growth	FX impact $m	Growth ex-FX	Cash Earnings growth	FX impact $m	Growth ex-FX
Net interest income	2%	(14)	1%	4%	(21)	3%
Non-interest income	2%	(7)	2%	9%	(9)	9%
Net operating income	2%	(21)	2%	5%	(30)	5%
Operating expenses	(2)%	8	(2)%	(4)%	12	(4)%
Core earnings	2%	(13)	1%	6%	(18)	6%
Impairment charges	27%	1	28%	28%	2	28%
Operating profit before income tax	5%	(12)	5%	11%	(16)	10%
Income tax expense	(9)%	3	(9)%	(12)%	5	(11)%
Net profit	4%	(9)	3%	10%	(11)	10%
Net profit attributable to non-controlling interests	(6)%	-	(6)%	(3)%	-	(3)%
Cash Earnings	4%	(9)	3%	10%	(11)	10%

INTERIM RESULTS 2013

GROUP

RECONCILIATIONS

8.0        GROUP RECONCILIATIONS

8.1        Group Half Year Earnings Reconciliation

Notes (refer to page 140 and 141)		1	2	3	4	5	5	6	7	8		9	10	11
		Cash Earnings adjustments

Six months to 31 March 2013 $m	WBC Reported Results	Policyholder Tax Recoveries	TPS Revaluations	Treasury Shares	Ineffective Hedges	GG Fee FX Hedge	Hedging of MTM	Buyback of government guaranteed debt	Fair value amortisation of financial instruments	Amortisation of intangible assets	[1]	Supplier program	Litigation provision	TOFA tax consolidation adjustment	Cash Earnings
Net interest income	6,292	-	-	-	(36)	(7)	88	62	46	-		-	-	-	6,445
Fees and commissions	1,330	-	-	-	-	-	-	-	-	-		-	-	-	1,330
Wealth management & insurance income	918	(19)	-	35	-	-	-	-	-	-		-	-	-	934
Trading income	517	-	-	-	3	-	-	-	-	-		-	-	-	520
Other income	113	-	13	-	-	-	-	-	-	-		-	-	-	126
Non-interest income	2,878	(19)	13	35	3	-	-	-	-	-		-	-	-	2,910
Net operating income	9,170	(19)	13	35	(33)	(7)	88	62	46	-		-	-	-	9,355
Salaries and other staff expenses	(2,136)	-	-	-	-	-	-	-	-	-		-	-	-	(2,136)
Equipment and occupancy expenses	(660)	-	-	-	-	-	-	-	-	-		-	-	-	(660)
Other expenses	(1,113)	-	-	-	-	-	-	-	-	109		-	-	-	(1,004)
Operating expenses	(3,909)	-	-	-	-	-	-	-	-	109		-	-	-	(3,800)
Core earnings	5,261	(19)	13	35	(33)	(7)	88	62	46	109		-	-	-	5,555
Impairment charges	(438)	-	-	-	-	-	-	-	-	-		-	-	-	(438)
Operating profit before tax	4,823	(19)	13	35	(33)	(7)	88	62	46	109		-	-	-	5,117
Income tax expense	(1,484)	19	(5)	(6)	10	2	(26)	(19)	(14)	(33)		-	-	-	(1,556)
Net profit	3,339	-	8	29	(23)	(5)	62	43	32	76		-	-	-	3,561
Net profit attributable to non-controlling interests	(35)	-	-	-	-	-	-	-	-	(1)		-	-	-	(36)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	3,304	-	8	29	(23)	(5)	62	43	32	75		-	-	-	3,525
WBC Cash Earnings adjustments:
TPS revaluations	8	-	(8)	-	-	-	-	-	-	-		-	-	-	-
Treasury shares	29	-	-	(29)	-	-	-	-	-	-		-	-	-	-
Ineffective hedges	(23)	-	-	-	23	-	-	-	-	-		-	-	-	-
Fair value (gain) / loss on economic hedges	57	-	-	-	-	5	(62)	-	-	-		-	-	-	-
Buyback of government guaranteed debt	43	-	-	-	-	-	-	(43)	-	-		-	-	-	-
Fair value amortisation of financial instruments	32	-	-	-	-	-	-	-	(32)	-		-	-	-	-
Amortisation of intangible assets[1]	75	-	-	-	-	-	-	-	-	(75)		-	-	-	-
Supplier program	-	-	-	-	-	-	-	-	-	-		-	-	-	-
Litigation provision	-	-	-	-	-	-	-	-	-	-		-	-	-	-
TOFA tax consolidation adjustment	-	-	-	-	-	-	-	-	-	-		-	-	-	-
Cash Earnings	3,525	-	-	-	-	-	-	-	-	-		-	-	-	3,525

[1]

Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships as well as intangible assets (management contracts) related to the JOHCM acquisition.

INTERIM RESULTS 2013

GROUP

RECONCILIATIONS

8.1        Group Half Year Earnings Reconciliation (continued)

Notes (refer to page 140 and 141)		1	2	3	4	5	5	6	7	8		9	10	11
		Cash Earnings adjustments

Six months to 30 September 2012 $m	WBC Reported Results	Policyholder Tax Recoveries	TPS Revaluations	Treasury Shares	Ineffective Hedges	GG Fee FX Hedge	Hedging of MTM	Buyback of government guaranteed debt	Fair value amortisation of financial instruments	Amortisation of intangible assets	[1]	Supplier program	Litigation provision	TOFA tax consolidation adjustment	Cash Earnings
Net interest income	6,317	-	-	-	2	(5)	(14)	-	40	-		-	-	-	6,340
Fees and commissions	1,321	-	-	-	-	-	-	-	-	-		-	-	-	1,321
Wealth management & insurance income	994	(3)	-	17	-	-	-	-	-	-		-	-	-	1,008
Trading income	444	-	-	-	(3)	-	-	-	-	-		-	-	-	441
Other income	75	-	3	-	2	-	-	-	-	-		-	-	-	80
Non-interest income	2,834	(3)	3	17	(1)	-	-	-	-	-		-	-	-	2,850
Net operating income	9,151	(3)	3	17	1	(5)	(14)	-	40	-		-	-	-	9,190
Salaries and other staff expenses	(2,087)	-	-	-	-	-	-	-	-	-		37	-	-	(2,050)
Equipment and occupancy expenses	(664)	-	-	-	-	-	-	-	-	-		-	-	-	(664)
Other expenses	(1,262)	-	-	-	-	-	-	-	-	112		29	111	-	(1,010)
Operating expenses	(4,013)	-	-	-	-	-	-	-	-	112		66	111	-	(3,724)
Core earnings	5,138	(3)	3	17	1	(5)	(14)	-	40	112		66	111	-	5,466
Impairment charges	(604)	-	-	-	-	-	-	-	-	-		-	-	-	(604)
Operating profit before tax	4,534	(3)	3	17	1	(5)	(14)	-	40	112		66	111	-	4,862
Income tax expense	(1,499)	3	-	(2)	-	1	5	-	(12)	(33)		(20)	(33)	165	(1,425)
Net profit	3,035	-	3	15	1	(4)	(9)	-	28	79		46	78	165	3,437
Net profit attributable to non-controlling interests	(32)	-	-	-	-	-	-	-	-	(2)		-	-	-	(34)

NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	3,003	-	3	15	1	(4)	(9)	-	28	77		46	78	165	3,403
WBC Cash Earnings adjustments:
TPS revaluations	3	-	(3)	-	-	-	-	-	-	-		-	-	-	-
Treasury shares	15	-	-	(15)	-	-	-	-	-	-		-	-	-	-
Ineffective hedges	1	-	-	-	(1)	-	-	-	-	-		-	-	-	-
Fair value (gain) / loss on economic hedges	(13)	-	-	-	-	4	9	-	-	-		-	-	-	-
Buyback of government guaranteed debt	-	-	-	-	-	-	-	-	-	-		-	-	-	-
Fair value amortisation of financial instruments	28	-	-	-	-	-	-	-	(28)	-		-	-	-	-
Amortisation of intangible assets[1]	77	-	-	-	-	-	-	-	-	(77)		-	-	-	-
Supplier program	46	-	-	-	-	-	-	-	-	-		(46)	-	-	-
Litigation provision	78	-	-	-	-	-	-	-	-	-		-	(78)	-	-
TOFA tax consolidation adjustment	165	-	-	-	-	-	-	-	-	-		-	-	(165)	-
Cash Earnings	3,403	-	-	-	-	-	-	-	-	-		-	-	-	3,403

[1]

Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships as well as intangible assets (management contracts) related to the JOHCM acquisition.

INTERIM RESULTS 2013

GROUP

RECONCILIATIONS

8.1        Group Half Year Earnings Reconciliation (continued)

Notes (refer to page 140 and 141)		1	2	3	4	5	5	6	7	8		9	10	11
		Cash Earnings adjustments

Six months to 31 March 2012 $m	WBC Reported Results	Policyholder Tax Recoveries	TPS Revaluations	Treasury Shares	Ineffective Hedges	GG Fee FX Hedge	Hedging of MTM	Buyback of government guaranteed debt	Fair value amortisation of financial instruments	Amortisation of intangible assets	[1]	Supplier program	Litigation provision	TOFA tax consolidation adjustment	Cash Earnings
Net interest income	6,185	-	-	-	(10)	4	25	(7)	26	-		-	-	-	6,223
Fees and commissions	1,309	-	-	-	-	-	-	-	-	-		-	-	-	1,309
Wealth management & insurance income	797	(9)	-	13	-	-	-	-	-	-		-	-	-	801
Trading income	406	-	-	-	-	-	-	-	-	-		-	-	-	406
Other income	135	-	14	-	(2)	-	-	-	-	-		-	-	-	147
Non-interest income	2,647	(9)	14	13	(2)	-	-	-	-	-		-	-	-	2,663
Net operating income	8,832	(9)	14	13	(12)	4	25	(7)	26	-		-	-	-	8,886
Salaries and other staff expenses	(2,171)	-	-	-	-	-	-	-	-	-		115	-	-	(2,056)
Equipment and occupancy expenses	(614)	-	-	-	-	-	-	-	-	-		-	-	-	(614)
Other expenses	(1,111)	-	-	-	-	-	-	-	-	108		18	-	-	(985)
Operating expenses	(3,896)	-	-	-	-	-	-	-	-	108		133	-	-	(3,655)
Core earnings	4,936	(9)	14	13	(12)	4	25	(7)	26	108		133	-	-	5,231
Impairment charges	(608)	-	-	-	-	-	-	-	-	-		-	-	-	(608)
Operating profit before tax	4,328	(9)	14	13	(12)	4	25	(7)	26	108		133	-	-	4,623
Income tax expense	(1,327)	9	10	(1)	4	(1)	(8)	2	(8)	(33)		(40)	-	-	(1,393)
Net profit	3,001	-	24	12	(8)	3	17	(5)	18	75		93	-	-	3,230
Net profit attributable to non-controlling interests	(34)	-	-	-	-	-	-	-	-	(1)		-	-	-	(35)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	2,967	-	24	12	(8)	3	17	(5)	18	74		93	-	-	3,195
WBC Cash Earnings adjustments:
TPS revaluations	24	-	(24)	-	-	-	-	-	-	-		-	-	-	-
Treasury shares	12	-	-	(12)	-	-	-	-	-	-		-	-	-	-
Ineffective hedges	(8)	-	-	-	8	-	-	-	-	-		-	-	-	-
Fair value (gain) / loss on economic hedges	20	-	-	-	-	(3)	(17)	-	-	-		-	-	-	-
Buyback of government guaranteed debt	(5)	-	-	-	-	-	-	5	-	-		-	-	-	-
Fair value amortisation of financial instruments	18	-	-	-	-	-	-	-	(18)	-		-	-	-	-
Amortisation of intangible assets[1]	74	-	-	-	-	-	-	-	-	(74)		-	-	-	-
Supplier program	93	-	-	-	-	-	-	-	-	-		(93)	-	-	-
Litigation provision	-	-	-	-	-	-	-	-	-	-		-	-	-	-
TOFA tax consolidation adjustment	-	-	-	-	-	-	-	-	-	-		-	-	-	-
Cash Earnings	3,195	-	-	-	-	-	-	-	-	-		-	-	-	3,195

1

Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible and credit card and financial planner relationships as well as intangible assets (management contracts) related to the JOHCM acquisition.

INTERIM RESULTS 2013

GROUP

RECONCILIATIONS

Notes

Cash Earnings Adjustments

(1)                       Policyholder tax recoveries

The Life Insurance contracts standard AASB 1038 requires the grossing up of tax expense and income for the tax on earnings applicable to holders of life policies (policyholders tax recoveries). Westpac reverses the impact of this gross-up to provide comparability across reporting periods.

(2)                       TPS revaluations

Adjustment for movements in economic hedges, including associated tax effects impacting the Foreign Currency Translation Reserve, relating to hybrid instruments classified as non-controlling interests. The adjustment is required as these hybrid instruments are not fair valued, however, the hedges are fair valued and therefore, there is a mismatch in the timing of income recognition in the Reported Results. The mismatch is added back to reported results in deriving Cash Earnings as it does not affect the Group’s profits over time.

(3)                       Treasury shares

Under A-IFRS, Westpac shares held by the Group in the managed funds and life business are deemed to be Treasury shares and the results of holding these shares are not permitted to be recognised as income in the reported results. In deriving Cash Earnings, these results are included to ensure there is no asymmetrical impact on the Group’s profits because the Treasury shares support policyholder liabilities and equity derivative transactions which are re-valued in determining income.

(4)                       Fair value gain/(loss) on other economic hedges (which do not qualify for hedge accounting under A-IFRS) comprises:

The unrealised fair value gain/(loss) on foreign exchange hedges of future New Zealand earnings impacting non-interest income is reversed in deriving Cash Earnings as they may create a material timing difference on reported earnings but do not affect the Group’s Cash Earnings during the life of the hedge;

The unrealised fair value gain/(loss) on foreign exchange hedges of fees payable for the use of the Government guarantee on foreign denominated wholesale funding is reversed in deriving Cash Earnings as they may create a material timing difference on reported earnings but do not affect the Group’s Cash Earnings during the life of the hedge; and

The unrealised fair value gains/(losses) on hedges of accrual accounted term funding transactions are reversed in deriving Cash Earnings as they may create a material timing difference on reported earnings but do not affect the Group’s Cash Earnings during the life of the hedge.

(5)                       Ineffective hedges

The gain/(loss) on ineffective hedges is reversed in deriving Cash Earnings for the period because the gain or loss arising from the fair value movement in these hedges reverses over time and does not affect the Group’s profits over time.

(6)                       Gain/(loss) on buyback of Government guaranteed debt

The Group has bought back certain Government guaranteed debt issues which reduces Government guarantee fees (70 basis points) paid. In undertaking the buybacks, a cost was incurred reflecting the difference between current interest rates and the rate at which the debt was initially issued. In the reported result, the cost incurred is recognised at the time of the buyback consistent with a 70 basis point saving being effectively spread over the remaining life of the issue. In Cash Earnings, the cost incurred is being amortised over the original term of the debt that was bought back. The Cash Earnings adjustment gives effect to the timing difference between reported earnings and Cash Earnings.

INTERIM RESULTS 2013

GROUP

RECONCILIATIONS

(7)                       Fair value amortisation of financial instruments:

The accounting for the merger with St.George resulted in the recognition of fair value adjustments on the St.George retail bank loans, deposits, wholesale funding and associated hedges, with these fair value adjustments being amortised over the life of the underlying transactions. The amortisation of these adjustments is considered to be a timing difference relating to non-cash flow items that do not affect cash distributions available to shareholders and therefore, have been treated as a Cash Earnings adjustment.

(8)                      Amortisation of intangible assets comprises:

-              The acquisition of J O Hambro Capital Management (JOHCM), by BT Investment Management (BTIM) during First Half 2012 resulted in the recognition of management contract intangible assets.  These intangible items are amortised over their useful lives, ranging between five and twenty years.  The amortisation of intangible assets (excluding capitalised software) is a Cash Earnings adjustment because it is a non-cash flow item and does not affect cash distributions available to shareholders; and

-              The merger with St.George resulted in the recognition of core deposit intangibles and customer relationships intangible assets that are amortised over their useful lives, ranging between five and nine years. The amortisation of intangible assets (excluding capitalised software) is a Cash Earnings adjustment because it is a non-cash flow item and does not affect cash distributions available to shareholders.

(9)                       Supplier Program

In Full Year 2012, the Group incurred and provisioned for non-recurring expenses as part of its program to increase the use of global specialists in certain technology and back office operations.  These expenses included costs associated with streamlining and better documenting systems and processes, technology costs to enable infrastructure and enhance interaction with suppliers, and costs associated with restructuring the workforce.  Given these significant expenses were not considered in determining dividends they were treated as Cash Earnings adjustments.

(10)                Litigation provision

In Full Year 2012, the Group recognised a provision of $111 million ($78 million after tax) with respect to the Bell litigation. This has been treated as a Cash Earnings adjustment due to its size, the historical nature of the proceedings and as it did not reflect ongoing operations.

(11)                Tax on Financial Arrangements (TOFA) tax consolidation adjustment

In Full Year 2012, new taxation legislation was introduced that included retrospective amendments to the income tax law as it applies to TOFA and tax consolidated groups. The amendments had an adverse application to certain liabilities that were consolidated as part of the merger with St.George. This gave rise to an additional income tax expense of $165 million for the 2012 financial year. Consistent with other tax adjustments relating to the merger with St.George this adjustment was treated as a Cash Earnings adjustment due to its size and because it did not reflect ongoing operations.

INTERIM RESULTS 2013

ECONOMIC

PROFIT

9.0        ECONOMIC PROFIT

Group economic profit is defined as Cash Earnings plus a franking benefit equivalent of 70% of the value of Australian tax paid less a capital charge calculated at 11% of average ordinary equity.

Divisional economic profit is defined as Cash Earnings plus the franking benefit less a capital charge.  The capital charge is calculated at 11% on allocated capital.

Economic profit is used as a key measure of financial performance because it focuses on shareholder value generated by requiring a return in excess of a risk-adjusted cost of capital.

Six months to 31 March 2013 $m	Group	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand[1]	Westpac Pacific
Cash Earnings	3,525	1,116	715	345	2,176	813	298	64
Franking benefit	949	333	216	103	652	232	-	-
Adjusted Cash Earnings	4,474	1,449	931	448	2,828	1,045	298	64
Average ordinary equity	43,831	8,499	6,161	2,870	17,530	8,040	3,223	344
Equity charge	(2,404)	(466)	(338)	(157)	(961)	(441)	(174)	(19)
Economic profit	2,070	983	593	291	1,867	604	124	45

Six months to 30 September 2012 $m	Group	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand[1]	Westpac Pacific
Cash Earnings	3,403	1,113	657	352	2,122	739	281	52
Franking benefit	828	305	195	105	605	199	-	-
Adjusted Cash Earnings	4,231	1,418	852	457	2,727	938	281	52
Average ordinary equity	42,932	8,126	6,061	3,005	17,192	7,899	2,951	310
Equity charge	(2,362)	(446)	(334)	(165)	(945)	(434)	(162)	(17)
Economic profit	1,869	972	518	292	1,782	504	119	35

Six months to 31 March 2012 $m	Group	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand[1]	Westpac Pacific
Cash Earnings	3,195	1,001	574	301	1,876	734	267	55
Franking benefit	817	301	173	89	563	203	-	-
Adjusted Cash Earnings	4,012	1,302	747	390	2,439	937	267	55
Average ordinary equity	42,278	7,896	5,803	2,839	16,538	7,615	2,659	266
Equity charge	(2,325)	(435)	(319)	(156)	(910)	(419)	(146)	(15)
Economic profit	1,687	867	428	234	1,529	518	121	40

1  In A$ equivalents.

INTERIM RESULTS 2013

GLOSSARY

10.0      GLOSSARY

Earnings	Cash Earnings

Net profit attributable to owners of WBC adjusted for the impact of the economic hedges related to TPS, earnings from Treasury shares, gains/losses on ineffective hedges, the impact of unrealised New Zealand earnings hedges gains/losses, and the impact of the amortisation of certain intangibles in relation to the merger with St.George, fair value gains/losses on economic hedges, buyback of Government guaranteed debt, costs associated with the supplier program, the amortisation of intangibles relating to the acquisition of JOHCM, TOFA tax consolidation adjustment and litigation provision.

	Core earnings	Core earnings is operating profit, before income tax and impairment charges.

Shareholder Value	Earnings per ordinary share	Net profit attributable to the owners of WBC divided by the weighted average ordinary shares (statutory basis).

	Cash Earnings per ordinary share	Cash Earnings divided by the weighted average ordinary shares (Cash Earnings basis).

	Weighted average ordinary shares (Cash Earnings)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period.

	Weighted average ordinary shares (reported)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period less Westpac shares held by the Group (‘Treasury shares’).

	Fully franked dividends per ordinary shares (cents)	Dividends paid out of retained profits which carry a credit for Australian company income tax paid by Westpac.

	Dividend payout ratio – net profit	Ordinary dividend per share divided by net profit per share attributable to the owners of WBC.

	Dividend payout ratio – Cash Earnings	Ordinary dividend divided by Cash Earnings.

	Return on equity (ROE)	Net profit attributable to the owners of WBC divided by average ordinary equity.

	Cash ROE	Cash Earnings divided by average ordinary equity.

	Cash Earnings to average tangible equity	Cash Earnings divided by average tangible ordinary equity.

	Economic profit – Group	Cash Earnings less a capital charge calculated at 11% of average ordinary equity plus a value on franking credits calculated as 70% of the Group’s Australian tax expense.

	Economic profit – Divisions	Cash Earnings less a capital charge calculated at 11% of allocated capital plus 70% of the value of Australian tax paid.

	Average ordinary equity	Average total equity less average non-controlling interests.

	Average tangible ordinary equity	Average ordinary equity less average goodwill and other intangible assets (excluding capitalised software).

	Net tangible assets per ordinary share	Net tangible assets (total equity less goodwill and other intangible assets less minority interests) divided by the number of ordinary shares on issue (statutory basis).

Productivity and efficiency	Operating expenses	Operating expenses do not include impairment charges on loans.

	Expense to income ratio	Operating expenses divided by net operating income.

Total banking expense to income ratio

Total banking operating expenses divided by total banking operating revenue. Total banking business includes Westpac RBB, St.George Banking Group, WIB, Private Bank (part of BTFG), New Zealand banking operations, Westpac Pacific and the Group Businesses.

	Full-time equivalent employees (FTE)	A calculation based on the number of hours worked by full and part-time employees as part of their normal duties. For example, the full-time equivalent of one FTE is 76 hours paid work per fortnight.

	Revenue per FTE	Total operating income divided by the average number of FTE for the period.

INTERIM RESULTS 2013

GLOSSARY

Business Performance	Net interest spread	The difference between the average yield on all interest bearing assets and the average rate paid on interest bearing liabilities.

	Net interest margin	The net interest margin is calculated by dividing net interest income by average interest earning assets.

	Average interest-earning assets	The average balance of assets held by the Group that generate interest income. Where possible, daily balances are used to calculate the average balance for the period.

	Average interest-bearing liabilities	The average balance of liabilities owed by the Group that incur an interest expense. Where possible, daily balances are used to calculate the average balance for the period.

	Divisional margin	Net interest income (excluding capital benefit) for a division as a percentage of the average interest earning assets for that division.

	Customer return on credit RWA	Total operating income less income from Treasury and non-customer trading income less total operating expenses divided by the average credit RWA for the period.

Capital Adequacy	Total regulatory capital ratio	Total regulatory capital as defined by APRA divided by risk-weighted assets.

	Tier 1 capital ratio	Total Tier 1 capital as defined by APRA divided by risk-weighted assets.

	Common equity Tier 1 capital ratio	Total common equity capital as defined by APRA divided by risk weighted assets.

Risk weighted assets (RWA)

Assets (both on and off-balance sheet) of Westpac are assigned within a certain category, amounts included in these categories are multiplied by a risk weighting, and with the resulting weighted values added together to arrive at total risk weighted assets.

Credit risk weighted assets

Credit risk weighted assets represent risk-weighted assets (on-balance sheet and off-balance sheet) that relate to credit exposures and therefore exclude market risk, operational risk, interest rate risk in the banking book and other assets. Note 18 in Section 4 provides a breakdown of risk weighted assets between credit risk weighted assets and other risk weighted assets.

Asset quality	Individually assessed provisions (IAPs)

Provisions raised for losses that have already been incurred on loans that are known to be impaired and are individually significant. The estimated losses on these impaired loans will be based on expected future cash flows discounted to their present value and, as this discount unwinds, interest will be recognised in the income statement.

Collectively assessed provisions (CAPs)

Loans not found to be individually impaired or significant will be collectively assessed in pools of similar assets with similar risk characteristics. The size of the provision is an estimate of the losses already incurred and will be estimated on the basis of historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience will be adjusted based on current observable data.

Impaired assets

Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on a conservative assessment of the customer’s outlook, cashflow, and the net realisation of value of assets to which recourse is held:

     facilities 90 days or more past due, and not well secured – exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days;

     non-accrual assets – exposures with individually assessed impairment provisions held against them, excluding restructured loans;

     restructured assets – exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer;

     other assets acquired through security enforcement (includes other real estate owned) – includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and

     any other assets where the full collection of interest and principal is in doubt.

INTERIM RESULTS 2013

GLOSSARY

Asset quality (cont’d)	90 days past due – well secured

Includes facilities where:

    contractual payments of interest and/or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; or

an order has been sought for the customer’s bankruptcy or similar legal action has been instituted which may avoid or delay repayment of its credit obligations; and

    the estimated net realisable value of assets/security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, and interest is being taken to profit on an accrual basis.

These facilities, while in default, are not treated as impaired for accounting purposes.

	Watchlist and substandard	Loan facilities where customers are experiencing operating weakness and financial difficulty but are not expected to incur loss of interest or principal.

	Stressed assets	Stressed assets are Watchlist and Substandard, 90 days past due well secured and impaired assets.

Total committed exposure (TCE)

Total committed exposure (TCE) represents the sum of the committed portion of direct lending (including funds placement overall and deposits placed), contingent and pre-settlement risk plus the committed portion of secondary market trading and under-writing risk.

Other	Accounting reclassifications

Adjustments made for accounting treatments that have the effect of grossing up the income statement (primarily between income and tax expense/profits attributable to non-controlling interests). Key reclassifications include gross ups for policyholder tax recoveries and the impact of Treasury shares. These adjustments have no impact on Cash Earnings.

	First Half 2013	Six months ended 31 March 2013.

	Second Half 2012	Six months ended 30 September 2012.

	First Half 2012	Six months ended 31 March 2012.

	Prior corresponding period	Refers to the six months ended 31 March 2012.

	Prior half / Prior period	Refers to the six months ended 30 September 2012.

	Net Promoter Score (NPS)[1]	Refers to an external measure of customer advocacy which looks at how willing our customers are to recommend Westpac to their family and friends.

St.George

In this announcement references to ‘St.George’ refer to the division and its brands namely: ‘St.George Bank’, ‘Bank of Melbourne’, and ‘BankSA’ , and RAMS unless it clearly means the St.George Bank brand.

	JOHCM	Refers to J O Hambro Capital Management, a company incorporated in the United Kingdom and acquired by BTIM in October 2011.

Wealth penetration metric

Data based on Roy Morgan Research, Respondents aged 14+. Wealth penetration is defined as the number of Australians who have Wealth Management or Insurance with each group and who also have Traditional Banking products with each group as a proportion of the number of Australians who have Traditional Banking products with each Group, calculated as the 12 month rolling average to Mar-13. Traditional Banking consists of Deposit or Transaction Accounts, Mortgages, Personal Lending or Major Cards. Wealth Management consists of Managed Investments or Superannuation. Insurance consists of Vehicle Insurance, Home Insurance (Building, Contents, Valuable Items), Life Insurance (Life Insurance, Disability Insurance, Income Protection or Replacement Insurance), Household and Property Insurance - Landlord, Business Insurance, Loan Insurance and Public Liability Insurance. WRBB includes Westpac, Bank of Melbourne (until Jul 2011), BT, Challenge Bank, RAMS (until Dec 2011) and Rothschild. SGBG includes St. George, Advance Bank, ASGARD, BankSA, Bank of Melbourne (from Aug 2011), Barclays, Dragondirect, Sealcorp and RAMS (from Jan 2012). WBC Group includes WRBB and SGBG.

1      Net Promoter Scoresm and NPSsm is a service mark of Bain and Company Inc., Satmetrix Systems Inc. and Mr Frederick Reichheld.

INTERIM RESULTS 2013

GLOSSARY

St.George Consumer NPS

Roy Morgan Research. Metric based on the six month rolling average. Consumer NPS = NPS of main financial institution, aged 14+. St.George - includes St.George Bank, Bank of Melbourne (from August 2011), BankSA, Advance Bank, Dragondirect and RAMS (from January 2012). Peer Group is the weighted average of the Big 4 Banks. Weighted Big 4 average includes: WBC, ANZ, CBA and NAB 6 month moving average. Rankings are based on absolute NPS scores compared to WBC, ANZ, CBA and NAB.

St.George Business NPS

DBM Consultants Business Financial Services Monitor: 6 month average; Net Promoter Score is calculated by subtracting the percentage of Detractors (0-6) from the percentage of Promoters (9-10), who answer the following question: “Please use a scale ranging from 0 to 10, where 0 means ‘extremely unlikely’ and 10 means ‘extremely likely’. How likely would you be to Recommend (MFI) to others for business banking?” Business NPS = NPS of main financial institution, all businesses. St.George - includes St.George Bank, Bank of Melbourne (from August 2011), BankSA, Advance Bank, Dragondirect and RAMS (from January 2012). Peer Group is the weighted average of the Big 4 Banks. Weighted Big 4 average includes: WBC, ANZ, CBA and NAB 6 month moving average. Rankings are based on absolute NPS scores compared to WBC, ANZ, CBA and NAB.